Form 10-K405, Exhibit 13
period 1996-06-30
PEEKSKILL FINANCIAL CORP
filed 1996-09-27
CIK 1001802

SELECTED CONSOLIDATED FINANCIAL DATA
===============================================================================
At or for the Fiscal Year ended June 30
(Dollars in thousands, except per share amounts)

                                                                 1996       1995       1994       1993       1992
                                                               -------    -------    -------     ------     ------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                                   $191,323   $155,716   $156,652   $149,684   $145,605
Loans, net                                                       39,557     41,060     39,961     42,895     44,769
Mortgage-backed securities                                      118,221     99,947    104,503     95,669     74,319
Other securities                                                 13,438      7,450      9,463      6,991     22,292
Cash and cash equivalents                                        17,320      4,681        157      1,566      1,617
Depositor accounts                                              128,304    130,933    133,891    129,584    128,294
Equity                                                           59,774     21,178     19,267     16,930     13,952

SELECTED OPERATING DATA:
Interest and dividend income                                   $ 11,794   $ 10,722   $ 10,858   $ 11,111   $ 11,592
Interest expense                                                  5,401      4,785      4,216      4,850      7,033
                                                               --------   --------   --------   --------   --------
    Net interest income                                           6,393      5,937      6,642      6,261      4,559
Provision for loan losses                                            45        160         60         60         60
                                                               --------   --------   --------   --------   --------
Net interest income after provision for loan losses               6,348      5,777      6,582      6,201      4,499
Loan fees and service charges                                       207        201        227        194        182
Gain on sale of real estate owned                                    24        ---        ---        217        ---
Net loss on securities held for investment                          ---        ---        ---        807        264
Other non-interest income                                            77         76         88         84        109
Non-interest expense                                              2,807      2,490      2,315      2,289      2,317
                                                               --------   --------   --------   --------   --------
    Income before income tax expense and
    cumulative effect of change in accounting principle           3,849      3,564      4,582      3,600      2,209
Income tax expense                                                1,628      1,640      2,040      1,709        949
Cumulative effect of changes in accounting principle:
    Income taxes                                                    ---        ---       (205)       ---        ---
    Postretirement health care benefits, net                        (59)       ---        ---        ---        ---
                                                               --------   --------   --------   --------   --------
Net income                                                     $  2,162    $ 1,924    $ 2,337    $ 1,891    $ 1,260
                                                               ========   ========   ========   ========   ========
SELECTED STATISTICAL DATA:
Return on average assets                                           1.23%      1.22%      1.52%      1.27%      0.88%
Return on average equity                                           4.96       9.38      12.80      12.27       9.97
Net interest margin                                                3.66       3.82       4.38       4.29       3.20
Average interest rate spread                                       2.57       3.32       3.98       3.87       2.68
Equity to total assets at end of period                           31.24      13.60      12.30      11.31       9.58
Efficiency ratio                                                  42.04      40.07      33.28      35.01      47.77
Non-interest expense to average assets                             1.59       1.58       1.50       1.54       1.55
Non-performing loans to total loans                                3.17       5.10       4.38       4.87       4.10
Allowance for loan losses to non-performing loans                 41.45      22.61      19.58      13.32      11.89
Non-performing assets to total assets                              0.65       1.35       1.10       1.38       1.81
Book value per share                                            $ 14.58
Earnings per share, from date of conversion                      $ 0.36


                                                                      Exhibit 13

Management's Discussion and Analysis of Financial Condition and Results
of Operations
=============================================================================
GENERAL

Peekskill Financial Corporation (the "Holding Company," or together with its subsidiary, the "Company") was incorporated in September 1995 and on December 29, 1995 became the holding company for First Federal Savings Bank (the "Bank") upon the completion of the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"). Concurrent with the Conversion, the Holding Company sold 4,099,750 shares of its common stock in a subscription offering at a price of $10 per share, resulting in net proceeds of $40.0 million.

The primary market area of the Company, with three full service branches, consists of northern Westchester, Putnam and Dutchess counties. The Bank is engaged principally in the business of attracting deposits from the general public and investing those funds in residential mortgage loans and mortgage-backed and other securities. The financial condition and operating results of the Company are primarily dependent upon the financial condition and operating results of the Bank. The operating results of the Company depend primarily on its net interest income, the difference between interest income on earning assets, primarily loans and securities, and interest expense on deposits and borrowings. Net income of the Company is also affected by non-interest income, such as service fees and gain on sale of real estate owned; non-interest expense, which includes salaries and employee benefits and other operating expenses; and Federal and state income taxes.

LIQUIDITY

Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Company's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals and to make new loans and investments as opportunities arise. The Bank is required to maintain an average daily balance of liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings of 5.0%, as defined by the regulations of the Office of Thrift Supervision (the "OTS"). At June 30, 1996 the Bank's liquidity ratio of 49.5% was in compliance with the OTS regulations.

The Company's cash flows are classified according to their source:
operating activities, investing activities and financing activities. Cash flows from operating activities consist primarily of interest income on loans and securities offset by interest expense on deposits. Cash flows from investing activities include the purchase of securities and loan originations, offset by principal payments, maturities and calls of securities and principal collections on loans. Changes in depositor accounts, proceeds and repayments of Federal Home Loan Bank advances and stock transactions comprise cash flows from financing activities.

For the three year period ended June 30, 1996, the Company averaged annual net cash flows from operating activities in excess of $2.2 million. Net cash used by investing activities was approximately $22.7 million for the year ended June 30, 1996 and was due to the Company investing a portion of the proceeds from the issuance of common stock in securities. The proceeds from the issuance of common stock, net of ESOP shares, $36.7 million, was the main cause of the $33.1 million in net cash provided by financing activities.

An important source of funds is the Company's core deposit base.
Management believes that a substantial portion of the Company's deposits of $128.3 million and $130.9 million at June 30, 1996 and 1995, respectively, are core deposits. The reduction in deposits reflects the current interest rate environment and the desire of some customers to invest in instruments which have higher yields than bank deposit products. Core deposits are generally considered to be a highly stable source of liquidity due to the long-term relationships with deposit customers. In addition to the funding sources discussed above the Company has the ability to borrow from the Federal Home Loan Bank ("FHLB") of New York up to $15.5 million at June 30, 1996, at which time the Company had borrowings of $500,000.

At June 30, 1996, the Company had outstanding loan commitments of $4.4 million and loans in process of $114,000. Since some of these commitments will not be utilized and all of the loans in process may not be drawn upon these commitments do not necessarily represent future cash outlays. The Company's liquidity sources described above are anticipated to be sufficient to fund outstanding loan commitments and other obligations.

==============================================================================
CAPITAL

The OTS has established regulations which require savings associations, such as the Bank, to meet minimum capital requirements. These requirements include tangible capital, 1.5% of total adjusted assets, core capital, 3.0% of total adjusted assets, and risk-based capital, 8.0% of risk-weighted assets. In determining the amount of risk-weighted assets, savings associations must classify all its assets, and certain off-balance sheet items, into one of four risk-weighted categories. The amount of risk-based assets is determined by applying a specific percentage, ranging from 0% to 100%, depending on the level of credit risk, to the amounts assigned to each category. At June 30, 1996 the Bank had tangible and core capital ratios of 24.7% and a risk-based capital ratio of 104.4%, as detailed below:

                                                  CAPITAL            EXCESS
                                AMOUNT          REQUIREMENTS         CAPITAL
                                ------          ------------         -------
                                               (IN THOUSANDS)
Tangible capital               $43,119            $2,619             $40,500
Core capital                    43,119             5,239              37,880
Risk-based capital              43,638             3,344              40,294

The Holding Company can have several capital transactions: sale of stock, repurchase of stock, dividends paid to stockholders and dividends received from the Bank. The Holding Company's ability to pay dividends to stockholders depends substantially on dividends received from the Bank. The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital requirements or the amount required to be maintained for the liquidation account. Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders. On May 29, 1996 the Holding Company declared a $0.09 cash dividend paid on June 26, 1996 to stockholders of record on June 12, 1996. The Company also paid a $0.09 dividend on September 11, 1996 to stockholders of record on August 28, 1996.

On July 15, 1996 the Company completed a 4% repurchase program to fund the Company's Recognition and Retention Plan, which was approved by stockholders at a Special Meeting on July 3, 1996. The Company purchased 163,990 shares of common stock for approximately $2.0 million. Also, on August 15, 1996 the Company completed the repurchase of 5% of its outstanding common stock. The Company purchased 204,987 shares of common stock for approximately $2.5 million. On September 4, 1996 the Company received approva l from the OTS to repurchase an additional 5% of outstanding common stock.

ASSET / LIABILITY MANAGEMENT

The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a give period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Since 1991, management's asset/liability committee has met monthly to review the Company's interest rate risk position and profitability and to make recommendations for adjustments to the Company's Board of Directors. Management also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner.

In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin.

Consistent with the asset/liability management philosophy described above, the Company has taken several steps to manage its interest rate risk. First, the Company has structured the security portfolio to shorten the lives of its interest-earning assets. The Company's recent purchases of mortgage-backed securities have had either short or medium terms to maturity or adjustable interest rates. At June 30, 1996 the Company had securities with carrying values in excess of $60.0 million with contractual maturities of five years or less and adjustable rate securities with carrying values in excess of $40.0 million. Mortgage-backed securities amortize and experience

==============================================================================
prepayments of principal; the Company has had cash flows from principal paydowns, maturities and calls of securities in excess of $20.0 million annually over the past four years. The Company's other major interest rate risk reduction initiative is its emphasis on non-certificate depositor accounts. The Board and management believe that such depositor accounts carry a lower cost than do certificate accounts and that a material portion of such accounts may be more resistant to changes in interest rates than are other types of depositor accounts. At June 30, 1996, the Company had $58.4 million of regular savings and club accounts and $12.1 million of money market and NOW accounts, totaling 54.9% of total depositor accounts.

One approach used to quantify interest rate risk is the net portfolio value analysis ("NPV"). In essence, this approach calculates the difference between the present value of liabilities and the expected cash flows from assets and off-balance sheet contracts. Under OTS regulations which may be implemented in the near future, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Had this regulation been implemented at June 30, 1996 the Company's interest rate risk would have been considered "normal".

The following table sets forth, at June 30, 1996, an analysis of the Bank's interest rate risk as measured by its changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points.

                                         ESTIMATED INCREASE
                                           CHANGE IN NPV
CHANGE IN        ESTIMATED            -----------------------
INTEREST RATE    NPV AMOUNT           AMOUNT          PERCENT
- -------------    ----------           ------          -------
                      (Dollars in thousands)
   +400            34,268            (11,925)           (26)%
   +300            37,595             (8,598)           (19)
   +200            40,773             (5,420)           (12)
   +100            43,736             (2,457)            (5)
    ---            46,193                ---            ---
   -100            47,937              1,744              4
   -200            48,977              2,784              6
   -300            50,370              4,177              9
   -400            52,044              5,851             13

Analysis of Net Interest Income
==============================================================================

The following table shows the Company's average consolidated balances, interest income and expense, and average rates for the years ended June 30:

                                                  1996                             1995                           1994
                                   -------------------------------  -------------------------------- ------------------------------
                                     AVERAGE             AVERAGE     AVERAGE               AVERAGE    AVERAGE             AVERAGE
                                   BALANCE(1)  INTEREST YIELD/RATE  BALANCE(1)  INTEREST  YIELD/RATE BALANCE(1) INTEREST YIELD/RATE
                                   ---------  --------- ----------  ----------  --------  ---------- ---------- -------- ----------
                                                                           (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans                                $ 39,171    $ 3,363   8.59%     $ 41,258    $ 3,522    8.54%    $ 41,097    $ 3,604    8.77%
Mortgage-backed securities            109,740      6,959   6.34       103,325      6,527    6.32      101,408      6,611    6.52
Other debt securities                   9,887        589   5.96         8,699        536    6.16        7,829        514    6.57
Other interest earning assets          16,290        883   5.42         2,047        137    6.69        1,407        129    9.17
                                     --------    -------             --------    -------             --------    -------
Total interest-earning assets         175,088    $11,794   6.73%      155,329    $10,722    6.90%     151,741    $10,858    7.16%
                                                ========                        ========                        ========
Non-interest earning assets             1,384                           2,278                           2,261
                                     --------                        --------                        --------
Total assets                         $176,472                        $157,607                        $154,002
                                     ========                        ========                        ========
INTEREST-BEARING LIABILITIES:
Regular savings and club accounts    $ 62,029    $ 1,903   3.07%     $ 74,806    $ 2,255    3.01%    $ 82,852    $ 2,514    3.03%
Money market and NOW accounts          12,069        303   2.51        14,814        368    2.48       15,962        399    2.50
Savings certificates                   55,506      3,184   5.74        41,735      2,048    4.91       32,605      1,258    3.86
Borrowings                                150         11   7.33         2,454        114    4.65        1,169         45    3.85
                                     --------    -------             --------    -------             --------    -------
Total interest-bearing liabilities    129,754    $ 5,401   4.16%      133,809    $ 4,785    3.58%     132,588    $ 4,216    3.18%
                                                ========                        ========                        ========
Non interest-bearing liabilities        3,094                           3,397                           3,150
                                     --------                        --------                        --------
Total liabilities                     132,848                         137,206                         135,738
Stockholders' Equity                   43,624                          20,401                          18,264
                                     --------                        --------                        --------
Total liabilities and stockholders'
 equity
                                     $176,472                        $157,607                        $154,002
                                     ========                        ========                        ========
Net interest income                              $ 6,393                         $ 5,937                         $ 6,642
                                                ========                        ========                        ========
Interest rate spread                                        2.57%                           3.32%                           3.98%
Net yield on interest-earning assets                        3.66                            3.82                            4.38
Average interest-earning assets to
average interest-bearing liabilities     1.35                            1.16                            1.14

(1)  Average balances are calculated using end-of-month balances.

The following table sets forth, for the years indicated, an analysis of changes in interest and dividend income, interest expense and net interest income resulting from changes in average balances ("volume") and changes in average rates ("rate").

                                            FISCAL 1996 VS. 1995                       FISCAL 1995 VS. 1994
                                        ---------------------------------      -------------------------------------
                                             INCREASE (DECREASE)                     INCREASE (DECREASE)
                                               DUE TO                                  DUE TO
                                        --------------------        NET        ----------------------         NET
                                        VOLUME         RATE        CHANGE       VOLUME          RATE         CHANGE
                                        ------         ----        ------      -------          ----         -------
                                                                     (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans                                 $ (179)        $ 20        $ (159)        $ 14          $ (96)       $ (82)
  Mortgage-backed securities               407           25           432          131           (215)         (84)
  Other debt securities                     73          (20)           53           49            (27)          22
  Other interest earning assets            953         (207)          746           20            (12)           8
                                        ------        -----        ------         ----          -----        -----
  Total                                  1,254         (182)        1,072          214           (350)        (136)
                                        ------        -----        ------         ----          -----        -----
INTEREST-BEARING LIABILITIES:
  Regular savings and club accounts       (432)          80          (352)        (243)           (16)        (259)
  Money market and NOW accounts            (69)           4           (65)         (29)            (2)         (31)
  Savings certificates                     596          540         1,136          401            389          790
  Borrowings                              (164)          61          (103)          58             11           69
                                        ------        -----        ------         ----          -----        -----
  Total                                    (69)         685           616          187            382          569
                                        ------        -----        ------         ----          -----        -----
Net change in net interest income       $1,323        $(867)       $  456         $ 27          $(732)       $(705)
                                        ======        =====        ======         ====          =====        =====

Comparison of Financial Condition at June 30, 1996 and 1995
==============================================================================

Total assets of the Company increased $35.6 million from $155.7 million at June 30, 1995 to $191.3 million at June 30, 1996. The increase was due primarily to the net proceeds received from the subscription offering of $36.7 million, partially offset by a $2.6 million decrease in depositor accounts.

The funds provided by the subscription offering were primarily invested in securities and interest-bearing deposits. Securities increased $24.3 million to $131.7 million at June 30, 1996 from $107.4 million at June 30, 1995 and interest-bearing deposits increased $13.0 million to $16.3 million from $3.3 million. Substantially all of the increase in securities was in the held-to-maturity category, which increased $23.8 million, while available-for-sale securities increased $483,000.

Total loans, net decreased $1.5 million to $39.6 million at June 30, 1996 from $41.1 million at June 30, 1995. However, during the latter half of fiscal 1996 management implemented an advertising program to stimulate loan demand which resulted in over $4.0 million of loan commitments at June 30, 1996, compared to $373,000 at June 30, 1995.

Stockholders' equity increased $38.6 million to $59.8 million at June 30, 1996 from $21.2 million at June 30, 1995. The increase is primarily due to the net proceeds from the stock conversion of $36.7 million and net income of $2.2 million for the year, partially offset by dividends paid of $369,000.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 1996 AND
1995

GENERAL. For the year ended June 30, 1996, the Company's net income was $2.2 million as compared to $1.9 million for 1995, an increase of $238,000, or 12.4%. The increase was caused by a $1.1 million increase in total interest and dividend income and a $115,000 decrease in the provision for loan losses, partially offset by a $616,000 increase in interest expense, a $317,000 increase in total non-interest expense and a $59,000 charge for the cumulative effect of the change in accounting principle for postretirement health care benefits.

NET INTEREST INCOME. Net interest income increased $456,000, or 7.7%, to $6.4 million for the year ended June 30, 1996 compared to $5.9 million for the same period in 1995. The components of net interest income, interest and dividend income and interest expense, increased $1.1 million, or 10.0% and $616,000, or 12.9%, respectively.

INTEREST INCOME. Total interest income increased $1.1 million, a 10.0% increase over the prior year. This increase is the result of a $19.8 million increase in average interest-earning assets, partially offset by a 17 basis point decrease in the yield on interest-earning assets. The increase in interest-earning assets was due to funds received in the stock offering, which were primarily invested in mortgage-backed securities and interest-bearing deposits. The decrease in the yield on interest-earning assets is the result of the Company investing the proceeds from the stock offering in shorter term, lower yielding investments.

INTEREST EXPENSE. Interest expense on deposits and FHLB advances totaled $5.4 million, a $616,000, or 12.9%, increase from the prior year. This increase is attributable to a 58 basis point increase in the average rate paid on deposits partially offset by a $4.1 million decrease in average interest-bearing liabilities. The increase in the average rate paid on deposits was due to the general rise in interest rates and the shift of deposits from savings accounts to higher yielding saving certificates. During fiscal 1996 the average balance of savings and club accounts, with an average rate of 3.07%, decreased $12.8 million, and savings certificates, with an average rate of 5.74%, increased $13.8 million for the same time period.

PROVISION FOR LOAN LOSSES.  The provision for loan losses decreased
$115,000 to $45,000 for the year ended June 30, 1996 from $160,000 for the year ago period. The decrease is primarily attributable to an $844,000, or a 40.3%, decrease in non-performing loans, from $2.1 million at June 30, 1995 to $1.3 million at June 30, 1996. The decrease in non-performing loans is due to several factors including collections and the stabilization in the local economy and the residential real estate market. The ratio of allowance for loan losses to non-performing assets was 41.5% at June 30, 1996 versus 22.6% a year ago. See "Asset Quality" for further information.

NON-INTEREST INCOME. For the year ended June 30, 1996, non-interest income increased $31,000 to $308,000 from $277,000 for the year ended June 30, 1995. Non-interest income is primarily comprised of loan fees, service charges and rental income on the Company's office properties. The increase is primarily due to the Company recognizing a $24,000 gain on the sale of real estate owned during fiscal year 1996.

==============================================================================
NON-INTEREST EXPENSE. Non-interest expense increased $317,000, or 12.7%, to $2.8 million for the year ended June 30, 1996 from $2.5 million for the year ended June 30, 1995. The increase is primarily attributable to an increase in compensation and benefits of $154,000, and an increase in other expenses of $124,000. The increase in compensation and benefits to $1.4 million for the year ended June 30, 1996 compared to $1.2 million for the year ago period is primarily due to $95,000 of costs associated with the employee stock ownership plan and the $100,000 payment made to the estate of the Company's former Chief Executive Officer who died during the year. The increase in other expenses to $470,000 for the year ended June 30, 1996 compared to $346,000 for the year ago period is primarily due to costs associated with operating as a public company. The increase in non-interest expense caused an increase in the Company's efficiency ratio, from 40.1% for fiscal year 1995 to 42.0% for fiscal year 1996.

Non-interest expense for fiscal 1997 will include a full year of ESOP expense, versus half a year in fiscal 1996, and expense relating to the Company's Recognition and Retention Plan.

INCOME TAX EXPENSE. Income tax expense for the years ended June 30, 1996 and 1995 was $1.6 million, reflecting effective tax rates of 42.3% and 46.0%.
 The decrease is due primarily to a decrease in the New York State tax rate during fiscal 1996.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 1995 AND
1994

GENERAL. Net income for the year ended June 30, 1995 was $1.9 million compared with $2.3 million for the year ended June 30, 1994. The decrease in net income of $413,000 during fiscal 1995 was primarily due to the decrease in net interest income of $705,000 resulting from higher market interest rates combined with an increase in the provision for loan losses of $100,000 and an increase in other expenses of $175,000 offset by a decrease in income tax expense of $400,000 and a charge for the cumulative effect of the change in the method of accounting for income taxes of $205,000 in 1994.

NET INTEREST INCOME. Net interest income decreased $705,000, or 10.6%, from $6.6 million during 1994 to $5.9 million during 1995, as the average net interest rate spread decreased by 66 basis points from 3.98% during 1994 to 3.32% during 1995.

INTEREST AND DIVIDEND INCOME. Interest and dividend income decreased $136,000 from $10.8 million to $10.7 million, during 1994 and 1995, respectively. The decrease was due to the decrease in yield on interest-earning assets. The average yield on the Bank's interest-earning assets decreased 26 basis points from 7.16% for the year ended June 30, 1994 to 6.90% for the year ended June 30, 1995 due primarily to the prepayment of higher yielding assets. The average balance of interest-earning assets increased $3.6 million from $151.7 million for the year ended June 30, 1994 to $155.3 million for the same period in 1995.

INTEREST EXPENSE. Interest expense increased $569,000 from $4.2 million for the year ended June 30, 1994 to $4.8 million for the same period in 1995.
 The increase was due primarily to an increase in the cost of average interest-bearing liabilities resulting from increases in market interest rates during the year as well as a shift in the type of interest-bearing liabilities from generally lower rate regular savings and club accounts, the balance of which declined by $19.9 million from June 30, 1994 to June 30, 1995, to generally higher rate savings certificates, the average balance of which increased by $20.3 million over the same period.

PROVISION FOR LOAN LOSSES.  The provision for loan losses increased
$100,000 during the year ended June 30, 1995 compared with the same period in 1994 reflecting the Bank's evaluation of the loan portfolio including a $398,000 increase in loans delinquent more than 90 days and a $1.1 million increase in the balance of loans receivable. The increased provision also reflects consideration of the receipt by the Bank of lower appraisals on several outstanding loans. The Bank also considered significant layoffs by major employers in the Bank's market area during the period as well as conditions in the local housing market based on discussions with local realtors. The Bank will continue to monitor and modify its allowance for loan losses as conditions dictate.

OTHER EXPENSES. Other expenses increased $175,000, from $2.3 million to $2.5 million for the years ended June 30, 1994 and 1995, respectively. The largest portion of the increase is attributable to an increase in compensation and benefits expense of $96,000 during the year ended June 30, 1995 resulting primarily from normal salary increases.

==============================================================================
INCOME TAX EXPENSE. Income tax expense decreased by $400,000 from $2.0 million to $1.6 million primarily due to a decrease in taxable income of $1.0 million in 1995 as compared to 1994.

ASSET QUALITY

The following table sets forth information regarding non-performing loans and real estate owned. There were no impaired loans or troubled debt restructurings within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 114 at any of the periods below.

                                       1996           1995           1994           1993           1992
                                     --------       --------       -------         -------       --------
                                                       (DOLLAR AMOUNTS IN THOUSANDS)
ACCRUING LOANS DELINQUENT
MORE THAN 90 DAYS:
One-to-four family                     $1,252         $2,096         $1,698         $2,054         $1,786
Other                                     ---            ---             18             18             31
                                       ------         ------         ------         ------         ------
Total non-performing loans              1,252          2,096          1,716          2,072          1,817
Real estate owned                         ---            ---            ---            ---            821
                                       ------         ------         ------         ------         ------
Total non-performing assets            $1,252         $2,096         $1,716         $2,072         $2,638
                                       ======         ======         ======         ======         ======
RATIOS:
Allowance for loan losses to:
Non-performing assets                   41.45%         22.61%         19.58%         13.32%          8.19%
Total loans, net                         1.31           1.15           0.84           0.64           0.48
Non-performing loans to
total loans, net                         3.17           5.10           4.29           4.79           4.02
Non-performing assets to total assets    0.65           1.35           1.10           1.38           1.81

Non-performing loans are those loans greater than 90 days past due, or earlier if management determines the ability of the borrower to make contractual payments is in doubt. When a borrower is greater than 90 days past due management evaluates the loan, underlying collateral and the borrower's credit history to determine whether to place the loan on non-accrual. Management and the Board of Directors perform a monthly review
of all non-performing loans.   The actions taken by the Company with respect
to delinquencies (workout, settlement or foreclosure) vary depending on the nature of the loan, length of delinquency and the borrower's past credit history. The classification of a loan as non-performing does not necessarily indicate that the principal and interest ultimately will be uncollectible. Historical experience indicates that a portion of non-performing assets will eventually be recovered.

At June 30, 1996, non-performing assets totaled $1.3 million, or 0.65% of total assets, compared to $2.1 million, or 1.35% of total assets, at June 30, 1995. The $844,000 decrease in non-performing loans is due to the Company's focus on the loan portfolio's asset quality. Stability in the local economy and certain sectors of the real estate market in fiscal 1996 contributed to positive trends in the Company's asset quality. The allowance for loan losses as a percentage of non-performing assets rose to 41.45% in 1996 compared to 22.61% in 1995 and 19.58% in 1994. As a percentage of total loans, the allowance for loan losses was 1.31% in 1996 compared to 1.15% in 1995 and 0.84% in 1994.

==============================================================================
The table below sets forth activity in the Company's allowance for loan losses for the periods indicated.


                                                                   YEAR ENDED JUNE 30,
                                            1996           1995           1994           1993           1992
                                           -----           -----         -----          -----          -----
                                                                 (DOLLARS IN THOUSANDS)
Balance at beginning of year                $474           $336           $276           $216           $156
Charge offs                                  ---            (22)           ---            ---            ---
Provision for loan losses                     45            160             60             60             60
                                           -----          -----          -----          -----          -----
Balance at end of year                      $519           $474           $336           $276           $216
                                           =====          =====          =====          =====          =====

Ratio of net charge-offs during the
period to average loans outstanding
during the period                           ---%           0.10%          ---%           ---%           ---%
Ratio of net charge-offs during the
period to average non-performing assets     ---            1.20           ---            ---            ---

IMPACT OF INFLATION

The consolidated financial statements and related consolidated financial information presented in this annual report have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

IMPACT OF PROPOSED LEGISLATION (BIF/SAIF)

The deposits of savings associations such as the Bank are presently insured by the Savings Association Insurance Fund (the "SAIF"), which along with the Bank Insurance Fund (the "BIF") are the two insurance funds administered by the Federal Deposit Insurance Corporation (the "FDIC"). Financial institutions which are members of the BIF are experiencing substantially lower deposit insurance premiums because the BIF has achieved its required level of reserves while the SAIF has not yet achieved its required reserves. A recapitalization plan for the SAIF under consideration by Congress reportedly provides for a one-time special assessment of 0.66% of deposits to be imposed on all SAIF insured institutions to enable the SAIF to achieve its required level of reserves. If the proposed assessment of 0.66% was effected based on deposits as of March 31, 1995 (as proposed), the Bank's special assessment would amount to approximately $880,000, before taxes. Accordingly, this special assessment would significantly increase non-interest expense in the quarter in which it is paid and would adversely affect the Company's results of operations. Conversely, depending upon the Bank's capital level and supervisory rating, and assuming the insurance premium levels for BIF and SAIF members are the same as they were prior to the lowering of BIF insurance premiums, future deposit insurance premiums are expected to decrease significantly, to as low as 0.00% from the 0.23% of deposits currently paid by the Bank, which would reduce non-interest expense for future periods. No assurance can be given, however, as to whether the recapitalization plan will be implemented as proposed or as to the nature or extent of any competitive disadvantage which may be experienced by SAIF member institutions.

==============================================================================
MANAGEMENT'S REPORT

Management is responsible for the preparation and integrity of the consolidated financial statements and other information presented in this annual report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reflect management's judgments and estimates with respect to certain events and transactions.

Management is responsible for maintaining a system of internal control.
The purpose of this system is to provide reasonable assurance that transactions are recorded in accordance with management's authorization, assets are safeguarded against loss or unauthorized use, and that underlying financial records support the preparation of financial statements. The system includes the communication of written policies and procedures, selection of qualified personnel, and appropriate segregation of responsibilities.

The Board of Directors meets periodically with Company management and the independent auditors, KPMG Peat Marwick LLP, to review matters related to the quality of financial reporting, internal control, and the nature, extent and result of the audit efforts.

The independent auditors conduct an annual audit of the Company's consolidated financial statements to enable them to express an opinion as to the fair presentation of the statements. In connection with the audit, the independent auditors consider the internal control structure, to the extent they consider necessary to determine the nature, timing and extent of their auditing procedures.



Eldorus Maynard                                      William J. LaCalamito
Chairman and Chief Executive Officer                 President




INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Peekskill Financial Corporation:

We have audited the accompanying consolidated balance sheets of Peekskill Financial Corporation and subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of Peekskill Financial Corporation and subsidiary as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996 in conformity with generally accepted accounting principles.

As discussed in notes 1, 2, 6 and 7 to the consolidated financial statements, the Company changed its method of accounting for certain postretirement benefits in fiscal 1996, securities in fiscal 1995, and income taxes in fiscal 1994.


Stamford, Connecticut
July  19, 1996

CONSOLIDATED BALANCE SHEETS
==============================================================================
(In thousands, except share data)

ASSETS                                                         JUNE 30,
                                                        ---------------------
                                                          1996         1995
                                                        --------     --------
Cash and due from banks                                  $ 1,020      $ 1,381
Interest-bearing deposits                                 16,300        3,300
Securities (note 2)
Held-to-maturity (fair value of $128,089 in 1996
and $105,659 in 1995)                                    129,200      105,421
Available-for-sale (amortized cost of $2,500
in 1996 and $1,998 in 1995)                                2,459        1,976
                                                        --------     --------
Total Securities                                         131,659      107,397
Loans, net (note 3):
Loans                                                     40,076       41,534
Allowance for loan losses                                   (519)        (474)
                                                        --------     --------
Total loans, net                                          39,557       41,060
Federal Home Loan Bank stock                               1,319        1,319
Accrued interest receivable                                1,111          848
Office properties and equipment (note 4)                     184          227
Prepaid expenses and other assets                            173          184
                                                        --------     --------
    Total Assets                                        $191,323     $155,716
                                                        ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Depositor accounts (note 5)                             $128,304     $130,933
Mortgage escrow                                            2,031        3,190
Accrued interest payable and other liabilities (note 9)    1,144          221
Deferred income taxes, net (note 6)                           70          194
                                                        --------     --------
    Total liabilities                                    131,549      134,538

STOCKHOLDERS' EQUITY (note 8):
Preferred stock (par value $0.01 per share; 100,000
shares authorized; none issued or outstanding)               ---          ---
Common stock (par value $0.01 per share; 4,900,000
shares authorized; 4,099,750 issued and outstanding)          41          ---
Additional paid-in capital                                39,972          ---
Unallocated common stock (319,780 shares) held by
employee stockownership plan ("ESOP")                     (3,198)         ---
Retained earnings, substantially restricted               22,984       21,191
Net unrealized loss on available-for-sale
securities, net of taxes (note 2)                            (25)         (13)
                                                        --------     --------
Total stockholders' equity                                59,774       21,178
                                                        --------     --------
Total liabilities and stockholders' equity              $191,323     $155,716
                                                        ========     ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
==============================================================================
(In thousands, except per share data)


                                                         YEAR ENDED JUNE 30,
                                                ---------------------------------------
                                                  1996           1995           1994
                                                --------       --------       --------
INTEREST AND DIVIDEND INCOME:
  Loans                                          $ 3,363        $ 3,522        $ 3,604
  Securities                                       7,548          7,063          7,125
  Interest-bearing deposits and other                883            137            129
                                                --------       --------       --------
  Total interest and dividend income              11,794         10,722         10,858
INTEREST EXPENSE:
  Depositor accounts and mortgage escrow
  deposits (note 5)                                5,390          4,671          4,171
  Federal Home Loan Bank advances                     11            114             45
                                                --------       --------       --------
  Total interest expense                           5,401          4,785          4,216
                                                --------       --------       --------
  Net interest income                              6,393          5,937          6,642
Provision for loan losses (note 3)                    45            160             60
                                                --------       --------       --------
  Net interest income after provision
  for loan losses                                  6,348          5,777          6,582
                                                --------       --------       --------

NON-INTEREST INCOME:
  Loan fees and service charges                      207            201            227
  Gain on sale of real estate owned                   24            ---            ---
  Other                                               77             76             88
                                                --------       --------       --------
  Total non-interest income                          308            277            315
                                                --------       --------       --------

NON-INTEREST EXPENSE:
  Compensation and benefits (note 7)               1,383          1,229          1,133
  Federal deposit insurance premiums                 354            355            319
  Occupancy costs                                    328            301            307
  Computer service fees                              179            171            165
  Safekeeping and custodial services                  93             88             97
  Other                                              470            346            294
                                                --------       --------       --------
  Total non-interest expense                       2,807          2,490          2,315
                                                --------       --------       --------
  Income before income tax expense and
  cumulative effect of
  change in accounting principles                  3,849          3,564          4,582
Income tax expense (note 6)                        1,628          1,640          2,040
                                                --------       --------       --------
  Income before cumulative effect of
  change in accounting principles                  2,221          1,924          2,542
Cumulative effect of change in
accounting principles:
  Income taxes (note 6)                              ---            ---           (205)
  Postretirement health care benefits,
  net of taxes (note 1)                              (59)           ---            ---
                                                --------       --------       --------
  Net income                                    $  2,162       $  1,924       $  2,337
                                                ========       ========       ========
Earnings per share, from date of conversion     $   0.36
                                                ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
==============================================================================
(Dollars in thousands, except share data)

                                             COMMON STOCK
                                       ----------------------  ADDITIONAL     COMMON               NET UNREALIZED      TOTAL
                                         SHARES                 PAID-IN     STOCK HELD     RETAINED   LOSS ON       STOCKHOLDERS'
                                       OUTSTANDING    AMOUNT    CAPITAL      BY ESOP       EARNINGS  SECURITIES        EQUITY
                                      ------------   --------- ----------   ----------    ---------- ----------     -------------
Balance at June 30, 1993                              $   ---   $   ---      $   ---        $16,930   $   ---         $ 16,930

Net Income                                                ---       ---          ---          2,337       ---            2,337
                                                      -------   --------     --------      --------   -------         --------
Balance at June 30, 1994                                  ---       ---          ---         19,267       ---           19,267

Net income                                                ---       ---          ---          1,924       ---            1,924
Net unrealized loss on securities
available-for-sale, net of taxes:
As of July 1, 1994                                        ---       ---          ---            ---       (28)             (28)
Net change during the year                                ---       ---          ---            ---        15               15
                                                      -------   --------     --------      --------   -------         --------

Balance at June 30, 1995                     ---          ---       ---          ---         21,191       (13)          21,178

Net income                                   ---          ---       ---          ---          2,162       ---            2,162
  Dividends paid ($0.09 per share)           ---          ---       ---          ---           (369)      ---             (369)
  Issuance of common stock             4,099,750           41    39,959          ---            ---       ---           40,000
  Shares purchased by ESOP                   ---          ---       ---       (3,280)           ---       ---           (3,280)
  ESOP shares committed
  to be released                             ---          ---        13           82            ---       ---               95
  Increase in net unrealized loss
  on available-for-sale securities,
  net of taxes                               ---          ---       ---          ---            ---       (12)             (12)
                                       ---------      -------   --------     --------      --------   -------         --------
Balance at June 30, 1996               4,099,750       $   41  $ 39,972     $ (3,198)      $ 22,984   $   (25)        $ 59,774
                                       =========       ======  ========     ========       ========   =======         ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
===============================================================================
(In thousands)

                                                                                  YEAR ENDED JUNE 30,
                                                                         --------------------------------------
                                                                           1996           1995           1994
                                                                         --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                              $ 2,162        $ 1,924        $ 2,337
  Adjustments to reconcile net income to net cash provided
  by operating activities:
  Cumulative effect of change in accounting principle                          59            ---            205
  Provision for loan losses                                                    45            160             60
  Gain on sale of real estate owned                                           (24)           ---            ---
  Depreciation and amortization expense                                        66             67             78
  ESOP expense                                                                 95            ---            ---
  Net amortization and accretion of deferred fees, discounts
  and premiums                                                               (186)          (138)          (142)
  Net (increase) decrease in accrued interest receivable                     (263)            35           (116)
  Net decrease (increase) in prepaid and other assets                          11            (48)           (24)
  Change in deferred taxes                                                   (117)           (45)            34
  Net increase (decrease) in accrued interest payable and
  other liabilities                                                           423             17            116
                                                                         --------       --------       --------
  Net cash provided by operating activities                                 2,271          1,972          2,548
                                                                         --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities:
  Held-to-maturity                                                       (44,722)         (7,500)           ---
  Available-for-sale                                                      (1,500)            ---            ---
  Held-for-investment                                                        ---             ---        (37,580)
  Proceeds from principal payments, maturities and calls of securities:
  Held-to-maturity                                                        21,068          14,143            ---
  Available-for-sale                                                       1,000             ---            ---
  Held-for-investment                                                        ---             ---         26,431
  Principal collection on loans, net of originations                       1,319          (1,208)         2,860
  (Purchases) redemption of Federal Home Loan Bank stock                     ---             (55)            69
  Proceeds from sale of real estate owned                                    163             ---            ---
  Purchases of office properties and equipment                               (23)             (9)           (13)
                                                                         --------       --------       --------
  Net cash (used in) provided by investing activities                    (22,695)          5,371         (8,233)
                                                                         --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in depositor accounts                           (2,629)         (2,958)         4,307
  Net (decrease) increase in mortgage escrow deposits                     (1,159)            139            (31)
  Proceeds from Federal Home Loan Bank advances                            7,630          14,100         11,000
  Repayments of Federal Home Loan Bank advances                           (7,130)        (14,100)       (11,000)
  Net proceeds from issuance of common stock                              40,000             ---            ---
  Common stock purchased by ESOP                                          (3,280)            ---            ---
  Dividends paid                                                            (369)            ---            ---
                                                                         --------       --------       --------
  Net cash provided by (used in) financing activities                     33,063          (2,819)         4,276
                                                                         --------       --------       --------
Net increase (decrease) in cash and cash equivalents                      12,639           4,524         (1,409)
Cash and cash equivalents at beginning of year                             4,681             157          1,566
                                                                         --------       --------       --------
Cash and cash equivalents at end of year                                 $17,320        $  4,681          $ 157
                                                                         ========       ========       ========
SUPPLEMENTAL DISCLOSURES:
  Interest paid                                                          $ 5,366        $  4,791        $ 4,241
  Income taxes paid                                                        1,722           1,559          1,919
  Mortgage loans transferred to real estate owned                            139             ---            ---


See accompanying notes to consolidated financial statements.

==============================================================================
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As discussed in note 8, on December 29, 1995 Peekskill Financial Corporation (the "Holding Company," or collectively with its wholly-owned subsidiary, the "Company") became the holding company for First Federal Savings Bank (the "Bank"), formerly First Federal Savings and Loan Association of Peekskill, upon the completion of the conversion of the Bank from a mutual savings bank to a stock savings bank (the "Conversion").

The primary market area of the Company, with three full service branches, consists of northern Westchester, Putnam and Dutchess counties. The Bank is engaged principally in the business of attracting deposits from the general public and investing those funds in residential mortgage loans and mortgage-backed and other securities. Deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

The following is a summary of the significant accounting policies followed by the Company in the preparation of the consolidated financial statements.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Prior to Conversion, the Holding Company had no operations other than those of an organizational nature. Subsequent thereto, the Holding Company's only significant business activity is the ownership of the Bank. All financial information included herein for periods prior to the Conversion refers to the Bank.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to near-term change include the allowance for loan losses and the valuation allowance for deferred tax assets. The Company's accounting policies with respect to these estimates are discussed below.

For purposes of reporting cash flows, cash equivalents are defined as cash and interest-bearing deposits.

Certain reclassifications have been made to prior years amounts to conform to the current year presentation.

SECURITIES

The securities portfolio includes mortgage-backed securities, consisting of collateralized mortgage obligations ("CMOs") and pass-through securities issued by United States government-sponsored entities or government agencies (the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and the Government National Mortgage Association).

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", prospectively on July 1, 1994. SFAS No. 115 requires that individual securities be classified as held-to maturity securities, trading securities, or available-for-sale securities. Securities classified as held-to-maturity are limited to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available-for-sale.

Securities held-to-maturity are carried at amortized cost under SFAS No. 115. Available-for-sale securities are carried at fair value, with unrealized gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of equity. The Company has no trading securities. Federal Home Loan Bank stock is a restricted security held in accordance with certain regulatory requirements and, accordingly, is carried at cost.

Premiums and discounts are amortized to interest income on a level yield basis over the term of the security. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold. Unrealized losses on held-to-maturity and available-for-sale securities are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

==============================================================================
ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level deemed adequate by management based on an evaluation of the known and inherent risk in the portfolio, past loan loss experience, estimated value of underlying collateral, and current and prospective economic conditions. In management's judgment, the allowance for loan losses is adequate to absorb probable losses in the existing portfolio. The allowance is increased by the provision for loan losses charged to operations and decreased by charge-offs (net of recoveries).

Establishing the allowance for loan losses involves significant judgments utilizing the best information available at the time of review. Those judgments are subject to further review by various sources, including the Company's regulators. Further adjustments to the allowance may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

Effective July 1, 1995, the Company prospectively adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Under these statements a loan is considered to be impaired when, based on current information and events, it is probable that the creditor will be unable to collect all principal and interest contractually due. Creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses. SFAS No. 114 generally does not apply to large groups of smaller-balance homogeneous loans, such as residential mortgages, that are collectively evaluated for impairment. The Company had no impaired loans at June 30, 1996 or during fiscal 1996 under SFAS No. 114.

INTEREST AND FEES ON LOANS

Interest income is accrued monthly on outstanding loan principal balances unless management considers collection to be uncertain. Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the level-yield method over the contractual life of the related loan. Net deferred fees and costs applicable to prepaid loans are recognized in interest income at the time of prepayment.

OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are comprised of land (carried at cost) and buildings, furniture, fixtures, equipment, and leasehold improvements (carried at cost less accumulated depreciation and amortization). Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease or the estimated useful life of the improvement. Repairs and maintenance, as well as renewals and replacements of a routine nature, are charged to expense, while costs incurred to improve or extend the life of existing assets are capitalized.

INCOME TAXES

Effective July 1, 1993 the Company changed its method of accounting for income taxes upon adoption of SFAS No. 109, "Accounting for Income Taxes," and reported the cumulative effect of the accounting change in the fiscal 1994 statement of income. Under the asset and liability method required by SFAS No. 109, deferred taxes are recognized for the estimated future tax effects attributable to temporary differences and tax loss carryforwards. Temporary differences are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions and for all unused tax loss carryforwards, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

=============================================================================
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income in the period that includes the enactment date of the change.

POSTRETIREMENT BENEFIT PLANS

Effective July 1, 1995, the Company changed its method of accounting for postretirement benefits upon adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and reported the cumulative effect of the accounting change in the fiscal 1996 consolidated statement of income. The cumulative effect of the accounting change ($59,000) represented the full amount of the Company's accumulated benefit obligation at July 1, 1995, net of related income taxes. Under SFAS No. 106, the cost of postretirement health care benefits is recognized on an accrual basis as such benefits are earned by active employees. Prior to fiscal 1996, the Company recognized the cost of these benefits on a pay-as-you-go (cash) basis.

EMPLOYEE STOCK OWNERSHIP PLAN

Compensation expense is recognized equal to the average fair value, as defined, of ESOP shares that are committed to be released for allocation to participant accounts. To the extent that the fair value of these shares differs from the original cost, the difference is charged or credited to stockholders' equity (additional paid-in capital). The cost of unallocated ESOP shares not yet committed to be released is reflected as a reduction of stockholders' equity.

EARNINGS PER SHARE

Earnings per share is computed based on net income for the period following the Conversion divided by the weighted average number of common shares outstanding. Unallocated ESOP shares that have not been committed to be released to participants are excluded from outstanding shares in computing earnings per share. For the six-month period ended June 30, 1996 the Company had 3,776,387 weighted average shares outstanding.

==============================================================================
2.  SECURITIES

The Company prospectively adopted SFAS No. 115 effective July 1, 1994 and classified securities with a carrying value of $2.0 million as available-for-sale and $112.0 million as held-to-maturity. As a result of adoption, equity at July 1, 1994 was decreased by $28,000, representing the net unrealized loss on securities available-for-sale less applicable income taxes. At June 30, 1996 the net unrealized loss on the available-for-sale portfolio was $41,000 ($25,000 net of taxes) compared to a net loss of $22,000 ($13,000 net of taxes) at June 30, 1995.

A summary of the Company's securities at June 30 follows:

                                                                 GROSS UNREALIZED
                                            AMORTIZED         ---------------------         FAIR
                                              COST              GAINS        LOSSES         VALUE
                                           ----------         -------        -------       --------
                           1996                                   (IN THOUSANDS)
HELD-TO-MATURITY SECURITIES
Mortgage-backed securities:
  GNMA certificates                         $ 36,240           $145          $ (448)        $ 35,937
  FNMA certificates                            7,096              4            (144)           6,956
  FHLMC certificates                          64,437            184            (400)          64,221
  Collateralized mortgage obligations         10,448             18            (205)          10,261
                                            --------          -----        --------         --------
  Total                                      118,221            351          (1,197)         117,375
US Agency and other debt securities           10,979              3            (268)          10,714
                                            --------          -----        --------         --------
  Total                                     $129,200           $354         $(1,465)        $128,089
                                            ========          =====        ========         ========
AVAILABLE-FOR-SALE
US Agency and other debt securities          $ 2,500            $ 4           $ (45)         $ 2,459

                           1995

HELD-TO-MATURITY SECURITIES
Mortgage-backed securities:
  GNMA certificates                         $ 19,190           $251           $ (41)        $ 19,400
  FNMA certificates                            3,135             22              (3)           3,154
  FHLMC certificates                          64,597            249            (127)          64,719
  Collateralized mortgage obligations         13,025             39             (79)          12,985
                                            --------          -----        --------         --------
  Total                                       99,947            561            (250)         100,258
US Agency and other debt securities            5,474             14             (87)           5,401
                                            --------          -----        --------         --------
  Total                                     $105,421           $575          $ (337)        $105,659
                                            ========          =====        ========         ========
AVAILABLE-FOR-SALE
US Agency and other debt securities          $ 1,998            $ 7           $ (29)         $ 1,976
                                            ========          =====        ========         ========

The Company did not sell any securities during fiscal 1996, 1995 and 1994.

Amortized cost of securities at June 30, 1996 consisted of approximately $89.8 million of fixed rate securities and $41.9 million of adjustable rate securities. Collateralized Mortgage Obligations at June 30, 1996 consisted of approximately $10.0 million and $475,000 of government agency and private label CMO's, respectively.

The amortized cost and fair value of debt securities, other than mortgage-backed securities, are shown below by remaining term to contractual maturity as of June 30, 1996. Actual maturities may differ from these amounts because certain issuers have the right to call or prepay obligations.

                                       HELD-TO-MATURITY             AVAILABLE-FOR-SALE
                                      AMORTIZED     FAIR            AMORTIZED    FAIR
                                     ---------------------        ----------------------
                                       COST          VALUE          COST         VALUE
                                     --------       -------       --------      --------
                                                         (In thousands)
One year or less                      $ 1,500       $ 1,503          $    -      $     -
More than one year to five years        4,494         4,369              500          478
More than five years to ten years       3,486         3,362            1,500        1,487
More than ten years                     1,499         1,480              500          494
                                      -------       -------          -------      -------
Total                                 $10,979       $10,714          $ 2,500      $ 2,459
                                      =======       =======          =======      =======

==============================================================================
3.  LOANS

Loans at December 31 consist of the following:

                                        1996                1995
                                      --------            --------
MORTGAGE LOANS:                               (IN THOUSANDS)
One-to-four family                     $38,644             $40,112
  Multi-family                             394                 426
  Commercial                               285                 308
  Construction                             579                 725
  Loans in process                        (114)               (273)
                                      --------            --------
                                        39,788              41,298
                                      --------            --------
Other loans:
  Passbook loans and other                 404                 356
  Student loans                            143                 215
                                      --------            --------
                                           547                 571
                                      --------            --------
  Total Loans                           40,335              41,869
Net deferred loan origination fees        (259)               (335)
Allowance for loan losses                 (519)               (474)
                                      --------            --------
  Total loans, net                     $39,557             $41,060
                                      ========            ========

Total loans (net of loans in process) consisted of approximately $39.2 million of fixed rate and $1.1 million of adjustable rate loans at June 30, 1996.

Conventional mortgage loans delinquent 90 days or more or in process of foreclosure amounted to $1.3 million (26 loans) and $2.1 million (39 loans) at June 30, 1996 and 1995, respectively. There were no loans on non-accrual status at June 30, 1996 and 1995.

However, at June 30, 1996 there were participation loans being serviced by the FDIC in the amount of $1.1 million for which payments from the FDIC were 60 days past due. The FDIC is disputing its obligation under the applicable agreements to pass through principal and interest payments on the loans whether or not the same is collected from the borrowers. The Bank has placed the loans on non-accrual status subsequent to June 30, 1996. No resolution of this matter has been reached and no assurance can be made at this time as to whether and when payments under the participation loans will resume.

Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                       1996           1995           1994
                                       ----           ----           ----
                                                 (IN THOUSANDS)
Balance at beginning of year           $474           $336           $276
Provision for losses                     45            160             60
Charge-offs                               -            (22)             -
                                       ----           ----           ----
Balance at end of year                 $519           $474           $336
                                       ====           ====           ====

4.  OFFICE PROPERTIES AND EQUIPMENT

A summary of office properties and equipment at June 30 follows:

                                                 1996           1995
                                                -----           -----
                                                  (IN THOUSANDS)
Land                                             $ 55           $ 55
Buildings                                         638            638
Leasehold improvements                            216            216
Furniture, fixtures and equipment                 313            290
                                               ------          -----
  Total office properties and equipment         1,222          1,199
Less accumulated depreciation and accretion    (1,038)          (972)
                                               ------          -----
  Office properties and equipment, net          $ 184          $ 227
                                               ------          -----

Depreciation and amortization expense was $66,000, $67,000 and $78,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

==============================================================================
5.  DEPOSITOR ACCOUNTS

Depositor accounts at June 30 are summarized below:

                                                               1996                          1995
                                                      ------------------------      ----------------------
                                                                      AVERAGE                      AVERAGE
                                                       AMOUNT           RATE          AMOUNT         RATE
                                                      --------        -------        --------      -------
                                                                       (DOLLARS IN THOUSANDS)
Money market demand/NOW                                $ 12,090         2.45%         $ 12,914       2.45%
Regular Savings                                          57,664         3.00            64,142       3.00
Club                                                        725         3.00               733       3.00
                                                       --------                       --------
                                                         70,479         2.91%           77,789       2.91%

Savings certificates by remaining period to maturity:
  Under one year                                         48,026         5.38%           39,012       5.56%
  One year to under three years                           5,464         5.54             8,391       6.35
  Three years and over                                    4,335         6.94             5,741       6.40
                                                       --------                       --------
                                                         57,825         5.51            53,144       5.77
                                                       --------                       --------
  Total                                                $128,304         4.08%         $130,933       4.07%
                                                       ========                       ========


The aggregate amount of savings certificates in denominations of $100,000 or more was $7.3 million and $6.3 million at June 30, 1996 and 1995, respectively.

6.  INCOME TAXES

As discussed in note 1, the Company adopted SFAS No. 109 effective July 1, 1993. The cumulative effect of the change in accounting principle, in the amont of $205,000, has been reported as a separate charge to earnings in the fiscal 1994 statement of income.

Income tax expense for the years ended June 30 consists of the following components:

                             1996            1995           1994
                            -------         ------         -------
                                        (IN THOUSANDS)
FEDERAL:
  Current                    $1,235         $1,184         $1,374
  Deferred                      (88)           (34)            36
                             ------         ------         ------
  Total                       1,147          1,150          1,410
                             ------         ------         ------
NEW YORK STATE:
  Current                       510            501            627
  Deferred                      (29)           (11)             3
                             ------         ------         ------
  Total                         481            490            630
                             ------         ------         ------
TOTAL:
  Current                     1,745          1,685          2,001
  Deferred                     (117)           (45)            39
                             ------         ------         ------
  Total                      $1,628         $1,640         $2,040
                             ======         ======         ======

Total income tax expense differs from the amounts computed by applying the applicable statutory Federal income tax rate of 34% to income before income taxes. A reconciliation of tax expense at the statutory rate to the Company's actual tax expense follows for the years ended June 30:

                                           1996           1995           1994
                                           ----           ----           ----
                                                      (IN THOUSANDS)
Tax at Federal statutory rate              $1,309         $1,212         $1,558
State taxes, net of Federal tax benefit       317            323            416
Other, net                                      2            105             66
                                           ------         ------         ------
                                           $1,628         $1,640         $2,040
                                           ------         ------         ------

==============================================================================
The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities at June 30 are as follows:

                                            1996           1995
                                            ----           ----
                                              (IN THOUSANDS)
DEFERRED TAX LIABILITIES:
  Tax bad debt reserve in excess of base-
    year amount                             $ 506          $ 572
  Other taxable temporary differences           7             13
                                            -----          -----
    Total gross deferred tax liabilities      513            585
                                            -----          -----
DEFERRED TAX ASSETS:
  Allowance for loan losses                   213            196
  Loan origination fees                       107            139
  Depreciation                                 37             53
  Capital loss carryforward                   428            431
  Other deductible temporary differences       86              3
                                            -----          -----
    Total gross deferred tax assets           871            822
Less valuation allowance                     (428)          (431)
                                            -----          -----
    Deferred tax assets, net                  443            391
                                            -----          -----
  Net deferred tax liabilities               $ 70          $ 194
                                            =====          =====

Based on the Company's historical and anticipated future pre-tax earnings, management believes that it is more likely than not that the Company's net deferred tax assets will be realized.

A capital loss carryforward of approximately $1.0 million is available at June 30, 1996 to reduce future capital gains, if any, through 1998. The valuation allowance for deferred tax assets relates to this unused carryforward.

If certain definition tests and other conditions were met, the Bank is allowed a special bad debt deduction in determining its federal taxable income, through December 31, 1995 based upon either a specified experience formula or a percentage of its taxable income. For income tax purposes, bad debt reserves are maintained equal to the excess of tax bad debt deductions over actual losses. At June 30, 1996, the Bank's federal tax bad debt reserve was approximately $5.7 million, which exceeded the "base-year" reserves by approximately $787,000. In August 1996, the federal tax law was amended to (1) require recapture (over a six-year period) of bad debt reserves in excess of the base-year amount and (2) eliminate the bad debt deduction based on a percentage of taxable income for tax years beginning after December 31, 1995. Since the bank has established a deferred tax liability of $268,000 at June 30, 1996 for the reserves in excess of the base-year amount, enactment of the new recapture provisions did not result in an adjustment to the Bank's deferred tax accounts. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the base-year tax reserves, since the Bank does not expect that these amounts will become taxable in the future. Events that would result in taxation of these reserves include certain capital distributions by the Bank to the Holding Company. The unrecognized federal deferred tax liability applicable to the base-year tax reserves was approximately $787,000 at June 30, 1996.

In August 1996, the New York State tax law was amended to prevent a recapture of the bank's bad debt reserve, and to permit continued future use of the bad debt reserve method for the purpose of determining the bank's New York State tax liability. The Bank has established a deferred tax liability of $238,000 for the excess of its current level of state tax bad debt reserves over the base-year tax reserves, as defined in the prior law. Due to the foregoing amendment on the New York State laws, the Company will eliminate this deferred tax liability (with a corresponding reduction in income tax expense) during the quarter ending September 30, 1996. After such adjustment the unrecognized state deferred tax liability applicable to the base-year tax reserve, as defined in the new law, is approximately $642,000.

7.  EMPLOYEE BENEFIT AND STOCK OPTION PLANS

PENSION PLANS

All eligible employees are included in a non-contributory, defined benefit pension plan. Benefits are based on credited service and final earnings, as defined. The Company's policy is to fund the consulting actuary's maximum recommended contribution, which includes the amortization of unfunded liabilities over 30 years from their date of establishment.

The following is a reconciliation of the funded status of the plan and the amount of accrued pension cost at June 30:

                                                            1996           1995
                                                          --------       --------
                                                               (IN THOUSANDS)
Accumulated benefit obligation:
  Vested                                                   $(1,846)       $(1,809)
  Non-vested                                                   (46)           (30)
                                                           -------        -------
    Total accumulated benefit obligation                    (1,892)        (1,839)
  Effect of future salary increases                           (234)          (217)
                                                           -------        -------
Projected benefit obligation for service rendered to date   (2,126)        (2,056)
Plan assets at fair value, primarily cash
  and short-term investments                                 1,690          1,473
                                                           -------        -------
Projected benefit obligation in excess or plan assets         (436)          (583)

Unrecognized net loss                                           84            239
Unrecognized prior service cost                                 74             51
Unrecognized net transition obligation                          39            105
                                                           -------        -------
  Accrued pension cost (included in other liabilities)     $  (239)       $  (188)
                                                           =======        =======

The unrecognized net transition obligation is being amortized over a period of approximately 15 years.


The components of net pension expense follow for the years ended June 30:

                                            1996            1995           1994
                                           -----           -----         ------
                                                      (IN THOUSANDS)
Service cost                                $ 60           $ 62           $ 57
Interest cost                                149            165            139
Return on plan assets                       (149)          (132)          (130)
Net amortization and deferral                 22             25             22
                                            ----           ----           ----
  Net pension expense                       $ 82          $ 120           $ 88
                                            ====          =====           ====

A discount rate of 7.0% and a rate of increase in future compensation levels of 5.0% were used in determining the actuarial present value of the projected benefit obligation at June 30, 1996; 8.25% and 6.0%, respectively at June 30, 1995 and 7.25% and 4.5%, respectively, at June 30, 1994. The expected long-term rate of return on plan assets was 9% for 1996, 1995 and 1994.

POSTRETIREMENT HEALTH CARE BENEFITS

Substantially all employees who retired prior to October 19, 1995 were eligible for postretirement health care benefits (medical and dental) if they met certain age and length of service requirements. As discussed in note 1, effective July 1, 1995 the Company changed its method of accounting for the cost of these benefits to adopt SFAS No. 106, and reported the cumulative effect of the accounting change in the fiscal 1996 statement of income.
Under SFAS No. 106, the cost of postretirement health care benefits is recognized on an accrual basis as such benefits are earned by active employees.

The Company recognized the full amount of its accumulated postretirement benefit obligation as of July 1, 1995, in the amount of $97,000, as a charge to earnings. The after-tax charge of $59,000 has been reported in the fiscal 1996 statement of income as the cumulative effect of a change in accounting principle. The accumulated postretirement benefit obli-gation as of June 30, 1996 was $95,000 and the fiscal 1996 expense was approximately $3,000.

The accumulated postretirement benefit obligation was determined using a discount rate of 8.25%, and the assumed rate of increase in future health care costs was 10.5% for fiscal 1997, gradually decreasing to 5.5% in the fiscal year 2006 and remaining at that level thereafter.

===============================================================================
EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the Conversion, the Company established an employee stock ownership plan ("ESOP") for eligible employees. The ESOP borrowed approximately $3.3 million from the Holding Company and used the funds to purchase 327,980 shares of the Holding Company's common stock sold in the offering. The ESOP will repay the loan primarily from the Bank's contributions to the ESOP over a twenty-year period. The Bank makes semi-annual contributions equal to the debt service requirements less all dividends received by the ESOP.

Shares purchased by the ESOP are held in a suspense account by the plan trustee for future allocation to participants on June 30, the plan year-end, of each year. Shares released from the suspense account are allocated to participants on the basis of their relative compensation. Participants become vested in the shares allocated to their respective accounts over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions. A total of 8,200 shares were allocated to participants as of June 30, 1996. Expense recognized in fiscal 1996 with respect to these 8,200 shares amounted to $95,000, based on the average fair value, as defined, of the Holding Company's common stock for the period. The cost of the 319,780 shares which have not yet been committed to be released to participant accounts ($3.2 million at June 30, 1996) is reflected as a reduction to stockholders' equity. The fair value of these shares was approximately $3.8 million at that date.

STOCK OPTION PLAN

On July 3, 1996, stockholders approved The Peekskill Financial Corporation 1996 Stock Option Plan ("Stock Option Plan"). Under the Stock Option Plan, 409,975 shares of authorized but unissued Holding Company stock would be reserved for issuance upon option exercises. Options under this plan may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price of $11.81, the fair market value on the date of the grant. These options vest ratably over five years from the date of grant. As of July 3, 1996 approximately 297,000 options have been granted.

RECOGNITION AND RETENTION PLAN

On July 3, 1996 stockholders approved The Peekskill Financial Corporation 1996 Recognition and Retention Plan ("RRP"). The purpose of this plan is to provide officers and non-employee directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. Awards granted under this plan vest ratably over five years from the date of grant. On July 16, 1996 the Company completed the funding of the RRP by purchasing 163,990 shares of common stock in the open market for approximately $2.0 million. The cost of the shares will be reflected as a reduction to stockholders equity; shares granted will be amortized to compensation expense over the related vesting period. As of July 3, 1996 approximately 120,000 shares have been granted.

SAVINGS AND INVESTMENT PLAN

The Company maintains a Savings and Investment Plan for the benefit of its employees (the "401(k) Plan"). The Plan and its related Trust comply with the applicable provisions of Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. This Plan was frozen in December of 1995, not allowing employees to make salary reduction contributions. It is anticipated that the Company will allow salary reduction contributions in the future, but without an employer match.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS

The Company has entered into non-qualified Supplemental Executive Retirement Agreements ("SERA") with certain executives during fiscal 1996 to provide them with supplemental retirement benefits in addition to the benefits provided by the pension plan. The expense related to these agreements amounted to $29,000 during fiscal 1996. The SERA expense was determined using a discount rate of 8.25% and an expected long-term rate of 9.0%.

==============================================================================
8.  STOCKHOLDERS' EQUITY

STOCK CONVERSION

Concurrent with the Conversion, on December 29, 1995, the Holding Company sold 4,099,750 shares of its common stock in a subscription offering at a price of $10 per share, for net proceeds of $40.0 million. The Holding Company used $20.0 million of the net proceeds to acquire all of the common stock issued by the Bank in the Conversion.

In accordance with regulatory requirements, the Bank established a liquidation account at the time of Conversion in the amount of $21.2 million, equal to its equity at June 30, 1995. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at the bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

CAPITAL DISTRIBUTIONS

The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital requirements or the amount required to be maintained for the liquidation account. The OTS capital distribution regulations applicable to savings institutions (such as the Bank) that meet their regulatory capital requirements, generally limit dividend payments in any one year to the greater of (i) 100% of year-to-date net income plus an amount that would reduce surplus capital by one-half or (ii) 75% of net income for the most recent four quarters. Surplus capital is the excess of actual capital at the beginning of the year over the institution's minimum regulatory capital requirement. The Bank did not pay any dividends to the Holding Company during fiscal 1996.

Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders. The Holding Company is subject, however, to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of the net assets of the Holding Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

REGULATORY CAPITAL REQUIREMENTS

The regulations of the OTS require that savings institutions, such as the Bank, maintain minimum levels of regulatory capital. Under the regulations in effect at June 30, 1996, the Bank was required to maintain (i) a minimum tangible capital ratio of 1.5% of total adjusted assets, (ii) a minimum leverage (core capital) ratio of 3.0% of total adjusted assets and (iii) minimum tier I and total risk-based capital ratios of 4.0% and 8.0%, respectively.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to undercapitalized institutions. These regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage, core capital, ratio of at least 5.0%, a Tier I risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

At June 30, 1996 the bank was in compliance with the OTS regulatory capital requirements and was classified as a well-capitalized institution, with tangible and leverage capital ratios of 24.7%, and Tier I and total risk-based capital ratios of 103.2% and 104.4%, respectively.

===============================================================================
9.  COMMITMENTS AND CONTINGENCIES

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Company's financial instruments with off-balance sheet risk at June 30, 1996 and 1995 were limited to fixed-rate mortgage loan origination commitments of $4.4 million and $373,000, respectively. These instruments involve elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated balance sheets. The contractual amounts represent the Company's maximum potential exposure to credit loss, but do not necessarily represent future cash requirements since certain commitments may expire without being funded. Loan commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee by the customer. Commitments are subject to the same credit approval process applied in the Company's general lending activities, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements.

FEDERAL HOME LOAN BANK ("FHLB") OF NEW YORK ADVANCES

The Bank may borrow funds from the FHLB of New York subject to certain limitations. Based on the level of qualifying collateral available to secure advances at June 30, 1996 the Bank's borrowing capacity was $15.5 million, of which the Bank had borrowed $500,000 at that date (included in other liabilities on the balance sheet). The borrowings at June 30, 1996 have a maturity of July 1, 1996 and a rate of 5.625%. Advances are secured by the Bank's investment in FHLB stock, $1.3 million, and by a blanket security agreement. Under the blanket security agreement the Bank has pledged securities with a market value of $1.5 million at June 30, 1996. There were no borrowings outstanding at the end of fiscal 1995.

The Company can also borrow from the FHLB up to 25% of the Bank's assets, which amounted to $43.6 million at June 30, 1996. At June 30, 1996 and 1995 there were no such borrowings outstanding.

LEASE COMMITMENTS

At June 30, 1996, the Company was obligated under a number of noncancellable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals and renewal options. Rent expense under operating leases was approximately $63,000, $57,000 and $52,000 for the years ended June 30, 1996, 1995 and 1994, respectively. The future minimum lease payments under operating leases at June 30, 1996 were $26,000, $27,000, $29,000, $29,000 and $29,000 for the years ended June 30, 1997, 1998, 1999,
2000 and 2001, respectively, and $43,000 for the year ended June 30, 2002 and thereafter.

LEGAL PROCEEDINGS

In the normal course of business, the Company is involved in various outstanding legal proceedings. Management has discussed the nature of these proceedings with legal counsel. In the opinion of management, the financial position of the company will not be affected materially as a result of the outcome of such legal proceedings.

OTHER

A recapitalization plan for the Savings Association Insurance Fund (the "SAIF") under consideration by Congress reportedly provides for a one-time special assessment of 0.66% of deposits to be imposed on all SAIF insured institutions to enable the SAIF to achieve its required level of reserves.
If the proposed assessment of 0.66% was effected based on deposits as of March 31, 1995 (as proposed), the Bank's special assessment would amount to approximately $880,000, before taxes. No assurance can be given, however, as to whether the recapitalization plan will be implemented as proposed or as to the nature or extent of any competitive disadvantage which may be experienced by SAIF member institutions.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 requires disclosures about the fair value of financial instruments for which it is practicable to estimate fair value, whether or not such financial instruments are recognized on the balance sheet. Fair value is defined by SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

===============================================================================
Quoted market prices are used to estimate fair value when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made at a certain point in time, they are susceptible to material near-term changes.

Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or transaction costs. In addition, these fair values are not necessarily indicative of the amounts at which financial assets will be recovered or financial liabilities will be settled by the Company in the ordinary course of business. The following is a summary of the carrying amounts and fair values of the Company's financial assets and liabilities (none of which are held for trading purposes) at June 30, 1996:

                                                 CARRYING       ESTIMATED
                                                  VALUE         FAIR VALUE
                                                ---------------------------
                                                       (IN THOUSANDS)
Financial assets:
  Cash and due from banks                        $ 1,020        $ 1,020
  Interest-bearing deposits                       16,300         16,300
  Securities                                     131,659        130,548
  Loans                                           39,557         39,527
  FHLB Stock                                       1,319          1,319

Financial liabilities:
  Savings certificates                            57,825         57,899
  Other deposit accounts                          70,479         70,479

The following paragraphs describe the valuation methods used by the Company to estimate the fair values of its financial instruments:

SECURITIES

The fair values of securities were based on market prices or securities dealers' estimated prices.

LOANS

Fair values were estimated by portfolio, for loans with similar financial characteristics. Loans were segregated by type, such as one- to four-family residential, multi-family residential, commercial loans and other loans.
Each loan category was further segmented into fixed and adjustable-rate categories, and by performing and non-performing categories. The pricing methodology for performing one- to four-family residential mortgage loans was determined based on the zero-coupon yield curve plus the option adjusted spread for fixed-rate mortgages. The fair values for performing loans in other portfolio categories were estimated by discounting the expected cash flows using current market rates for loans with similar terms to borrowers of similar credit quality. The fair values of non-performing loans were based on management's analysis of estimated cash flows discounted at rates commensurate with the credit risk involved.

DEPOSIT LIABILITIES

The fair value of saving certificates represents contractual cash flows discounted using interest rates currently offered on accounts with similar characteristics and remaining maturities. In accordance with SFAS No. 107, the fair values of other deposit accounts (those with no stated maturity, such as savings accounts) are equal to the carrying amounts payable on demand. In accordance with SFAS No. 107, these fair values do not include the value of core deposit relationships which comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial intangible value separate from the deposit balances.

===============================================================================
OTHER FINANCIAL INSTRUMENTS

The other financial assets and liabilities shown in the preceding table have fair values which approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments described in note 9 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At June 30, 1996 and 1995, the fair values of these financial instruments approximated the related carrying values which were not significant.

11.  RECENT ACCOUNTING PRONOUNCEMENTS

In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for reviewing and measuring the impairment of long-lived assets and certain identifiable intangible assets. Various assets are excluded from the scope of SFAS No. 121, including financial instruments which constitute most of the Company's assets. For assets included in the scope of SFAS No. 121, such as office property and equipment, an impairment loss must be recognized when the estimate of total undiscounted future cash flows attributable to the asset is less than the asset's carrying value. Measurement of the impairment loss is based on the fair value of the asset. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company's prospective adoption of SFAS No. 121 in fiscal year 1997 is expected to have no impact on the results of operations or financial position.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which addresses accounting for stock-based compensation arrangements such as the stock option plans and the recognition and retention plans described in note 7. Under SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either (i) the approach set forth in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", or (ii) the fair value based method introduced in SFAS No. 123. Under APB Opinion No. 25, compensation expense equals the option's intrinsic value, or the excess (if any) of the market price of the underlying stock at the measurement date over the amount the employee is required to pay. Under the fair value based method introduced in SFAS No. 123, compensation expense is based on the option's fair value at grant date.

The Company will adopt the provisions of APB Opinion No. 25 in accounting for the stock option plans and the recognition and retention plans. No compensation expense will be recognized for the stock option plans since the exercise price will equal the market price at the grant date. The fair value of the shares granted by the recognition and retention plans will be recognized as an expense on a straight-line basis over the five-year vesting period. In accordance with SFAS No. 123, beginning in fiscal 1997 the Company will make pro forma disclosures of net income and earnings per share as if it had adopted the fair value method of accounting.

12.  SUBSEQUENT EVENTS

On July 16, 1996 the Company announced it had filed for a regulatory waiver with the OTS to repurchase up to 5% of its outstanding common stock. The Company completed the repurchase of 204,987 shares between July 31, 1996 and August 15, 1996 for $2.5 million.

On September 4, 1996 the Company received approval from the OTS to repurchase an additional 5% of its outstanding common stock.

===============================================================================
13.  PARENT COMPANY CONDENSED FINANCIAL INFORMATION

The condensed balance sheet of Peekskill Financial Corporation as of June 30, 1996, and its condensed statements of income and cash flows for the period from December 29, 1995 (the Conversion date) to June 30, 1996 are presented below:


                                                  JUNE 30,
                                                    1996
                                              --------------
CONDENSED BALANCE SHEET
                                              (IN THOUSANDS)
Assets:
  Cash                                             $ 433
  Interest-bearing deposits                       16,300
  Investment in subsidiary                        43,094
  Other assets                                         3
                                                 -------
  Total assets                                   $59,830
                                                 =======

Liabilities and Stockholders' Equity
  Accrued expenses and other liabilities            $ 56
  Stockholders' equity                            59,774
                                                 -------
 Total liabilities and stockholders' equity      $59,830
                                                 =======

                                              FROM DECEMBER 29, 1995
                                                 TO JUNE 30, 1996
                                              ----------------------
CONDENSED STATEMENT OF INCOME
                                               (IN THOUSANDS)
Interest income                                    $ 534
Non-interest expense                                  85
                                                 -------
  Income before income tax expense and equity
  in undistributed earnings of subsidiary            449
Income tax expense                                   215
                                                 -------
  Income before equity in undistributed earnings
  of subsidiary                                      234
Equity in undistributed earnings of subsidiary     1,140
                                                 -------
  Net income                                     $ 1,374
                                                 =======

CONDENSED STATEMENT OF CASH FLOW
Cash flows from operating activities:
  Net income                                     $ 1,374
  Adjustments to reconcile net income to net
  cash provided by operating activities:
  Equity in undistributed earnings of subsidiary  (1,140)
  Other assets                                        (3)
  Accrued expenses                                    56
  Other                                               53
                                                 -------
  Net cash provided by operating activities          340
                                                 -------

Cash flows from investing activities:
  Purchase of subsidiary's common stock          (20,000)
                                                 -------
Cash flows from financing activities:
  Net proceeds from sale of common stock          40,000
  Loan to ESOP                                    (3,280)
  Principal collection on ESOP loan                   42
  Dividends paid                                    (369)
                                                 -------
  Net cash provided by financing activities       36,393
                                                 -------

Increase in cash and cash equivalents             16,733
Cash and cash equivalents at beginning of period     ---
                                                 -------
Cash and cash equivalents at end of period       $16,733
                                                 =======

==============================================================================
14.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                    THREE MONTHS ENDED
                                                   SEPTEMBER 30   DECEMBER 31    MARCH 31         JUNE 30
                                                   ------------   -----------    ---------        -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL 1996
Interest income                                       $2,687         $2,789         $3,136          $3,182
Interest expense                                       1,365          1,407          1,316           1,313
                                                     -------        -------        -------         -------
  Net interest income                                  1,322          1,382          1,820           1,869
Provision for loan losses                                 15             15              5              10
Non-interest income                                       80             69             68              91
Non-interest expense                                     640            736            680             751
                                                     -------        -------        -------         -------
  Income before income tax expense and cumulative
  effect of change in accounting principle               747            700          1,203           1,199
Income tax expense                                       285            315            532             496
                                                     -------        -------        -------         -------
  Income before cumulative effect of change in
  accounting principle                                   462            385            671             703
Cumulative effect of change in accounting principle      (59)           ---            ---             ---
                                                     -------        -------        -------         -------
  Net income                                         $   403        $   385        $   671         $   703
                                                     =======        =======        =======         =======
  Earnings per share                                                               $  0.18         $  0.18
                                                                                   =======         =======
FISCAL 1995
Interest income                                       $2,698         $2,695         $2,646          $2,683
Interest expense                                       1,116          1,151          1,218           1,300
                                                     -------        -------        -------         -------
  Net interest income                                  1,582          1,544          1,428           1,383
Provision for loan losses                                 15             15             15             115
Non-interest income                                       75             68             65              69
Non-interest expense                                     620            627            628             615
                                                     -------        -------        -------         -------
  Income before income tax expense                     1,022            970            850             722
Income tax expense                                       470            430            380             360
                                                     -------        -------        -------         -------
  Net income                                         $   552        $   540        $   470         $   362
                                                     =======        =======        =======         =======

==============================================================================
CORPORATE INFORMATION

DIRECTORS
Eldorus Maynard, Chairman of the Board
Dominick Bertoline
Edward H. Dwyer
John Patrick Fay
Robert E. Flower
William J. LaCalamito

OFFICERS
Eldorus Maynard
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

William J. LaCalamito
PRESIDENT AND CHIEF OPERATING OFFICER

CORPORATE OFFICES
Peekskill Financial Corporation
1019 Park Street
Peekskill, NY  10566
(914) 737-2777

ANNUAL MEETING
The annual meeting of stockholders will be held on October 23, 1996 at 3:45 p.m. at the Bank's offices at 1019 Park Street, Peekskill, New York.

FORM 10-K
For the 1996 fiscal year Peekskill Financial Corporation will file an Annual Report on Form 10-K with the Securities and Exchange Commission.
Stockholders wishing a copy may obtain one by writing to:
    William J. LaCalamito
    Secretary
    Peekskill Financial Corporation
    1019 Park Street
    Peekskill, New York  10566

TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
3001 Summer Street
Stamford, CT  06905

==============================================================================
GENERAL COUNSEL
Carl Olson
1019 Park Street
Peekskill, NY  10566

SPECIAL COUNSEL
Silver, Freedman & Taff, LLP
1100 New York Avenue, NW
Washington, DC 20005

COMMON STOCK
The common stock of Peekskill Financial Corporation is traded on the NASDAQ Stock Market under the symbol "PEEK." The approximate number of stockholders was 710 at June 30, 1996.

The high and low sales price of the Company's common stock in the Over-the-Counter market of the NASDAQ National Market System for the quarters indicated were as follows:

QUARTER ENDED                  HIGH       LOW
- -------------                 ------     ------
March 31, 1996                $12.50     $11.00
June 30, 1996                  12.12      11.12

These quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions.

A quarterly cash dividend of $.09 per common share was paid in the fourth quarter of fiscal 1996.