Form 10-K, Exhibit 13
period 1997-06-30
PEEKSKILL FINANCIAL CORP
filed 1997-09-29
CIK 1001802

SELECTED CONSOLIDATED FINANCIAL DATA
At or for the Fiscal Year ended June 30
(Dollars in thousands, except per share data)

                                                       1997           1996            1995           1994           1993
                                                     ----------     ----------      ----------     ----------     ----------
Selected Financial Condition Data:
Total assets                                          $182,560       $191,323        $155,716       $156,652       $149,684
Loans, net                                              45,507         39,557          41,060         39,961         42,895
Mortgage-backed securities                             116,465        118,221          99,947        104,503         95,669
Other securities                                        12,968         13,438           7,450          9,463          6,991
Cash and cash equivalents                                4,158         17,320           4,681            157          1,566
Depositor accounts                                     132,418        128,304         130,933        133,891        129,584
Equity                                                  46,966         59,774          21,178         19,267         16,930


Selected Operating Data:
Interest and dividend income                          $ 12,309       $ 11,794        $ 10,722       $ 10,858       $ 11,111
Interest expense                                         5,431          5,401           4,785          4,216          4,850
                                                     ----------     ----------      ----------     ----------     ----------
   Net interest income                                   6,878          6,393           5,937          6,642          6,261
Provision for loan losses                                  143             45             160             60             60
                                                     ----------     ----------      ----------     ----------     ----------
Net interest income after provision for loan losses      6,735          6,348           5,777          6,582          6,201
Loan fees and service charges                              149            207             201            227            194
Gain on sale of real estate owned                          ---             24             ---            ---            217
Net loss on securities held for investment                 ---            ---             ---            ---            807
Other non-interest income                                   87             77              76             88             84
Non-interest expense (excluding special assessment)      3,318          2,807           2,490          2,315          2,289
SAIF special assessment (1)                                884            ---             ---            ---            ---
                                                     ----------     ----------      ----------     ----------     ----------
   Income before income tax expense and cumulative
       effect of changes in accounting principles        2,769          3,849           3,564          4,582          3,600
Income tax expense (2)                                     957          1,628           1,640          2,040          1,709
Cumulative effect of changes in accounting
principles:
     Postretirement health care benefits, net              ---           (59)             ---            ---            ---
     Income taxes                                          ---            ---             ---          (205)            ---
                                                     ----------     ----------      ----------     ----------     ----------
Net income (3)                                       $   1,812      $   2,162       $   1,924      $   2,337      $   1,891
                                                     ==========     ==========      ==========     ==========     ==========
Earnings per share, from date of conversion (3)      $    0.56      $    0.36
                                                     ==========     ==========

Selected Statistical Data:
Return on average assets (3)                              0.98  %        1.23  %         1.22  %        1.52  %        1.27  %
Return on average equity (3)                              3.57           4.96            9.38          12.80          12.27
Net interest margin                                       3.76           3.66            3.82           4.38           4.29
Average interest rate spread                              2.57           2.57            3.32           3.98           3.87
Equity to total assets at end of period                  25.73          31.24           13.60          12.30          11.31
Efficiency ratio (4)                                     61.09          42.04           40.07          33.28          35.01
Non-interest expense to average assets (3)                2.27           1.59            1.58           1.50           1.54
Non-performing loans to total loans, net                  4.40           3.17            5.10           4.29           4.79
Allowance for loan losses to non-performing loans        31.04          41.45           22.61          19.58          13.32
Non-performing assets to total assets                     1.22           0.65            1.35           1.10           1.38
Book value per share                                 $   14.71      $   14.58
Cash dividends per share                                  0.36           0.09
Dividend payout ratio                                    62.25  %       26.86  %

(1) Represents the Bank's share of a special assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund ("SAIF"). After taxes, this assessment reduced net income by approximately $520,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of Recent Legislation - SAIF Recapitalization."
(2) Income tax expense for fiscal 1997 has been reduced by a tax benefit of $238,000 resulting from a change in New York state tax law. See Note 6 to Consolidated Financial Statements.
(3) Excluding the after-tax SAIF charge and the state tax benefit described in notes (1) and (2), net income for fiscal 1997 would have been $2,094,000, resulting in a return on average assets of 1.13%, a return on average equity of 4.13% and earnings per share of $0.65. The ratio of non-interest expense to average assets would have been 1.80%.
(4) The efficiency ratio is computed by dividing non-interest expense by the sum of net interest income and non-interest income (other than gains and losses on sales of securities and real estate owned). Excluding the SAIF special assessment, the efficiency ratio for fiscal 1997 would have been 48.24%.

To Our Stockholders:


Peekskill Financial Corporation's first full fiscal year operating as a public company has proven to be a challenging year and one resulting in the successful implementation of several strategies which improved our core business and enhanced stockholder value. First Federal Savings Bank, Peekskill Financial Corporation's wholly-owned subsidiary, continues to be a competitive, local community focused institution whose top priority is building customer relationships.
         In fiscal 1997, two legislative changes affected the Company's financial results. The first was the Deposit Insurance Funds Act of 1996, which reduced the disparity for deposit insurance costs between deposits insured by the Savings Association Insurance Fund ("SAIF"), such as the Bank's deposits, and those insured by the Bank Insurance Fund. The legislation also imposed a special assessment on SAIF-insured deposits to recapitalize the fund. The Bank's share of this assessment was $884,000, which reduced net income for fiscal 1997 by $520,000 after taxes. In the future, the Bank's annual deposit insurance costs are expected to be lower as a result of the legislation. The second legislative change was the enactment of certain amendments to New York state tax laws regarding bad debt deductions. The amendments effectively eliminated the excess New York state reserve for which the Company had recognized a deferred tax liability. As a result, during fiscal 1997, the Company eliminated the deferred tax liability and its income tax expense was reduced by $238,000.
         Net income for the year ended June 30, 1997 was $1.8 million, or $0.56 per share, as compared to $2.2 million for the year ended June 30, 1996. Earnings per share was $0.36 for the six-month period from the Company's initial public offering to June 30, 1996. Excluding the special SAIF assessment and the one-time benefit due to a change in New York state tax law, net income for fiscal 1997 would have been $2.1 million, or $0.65 per share. Net interest income increased $485,000, or 7.6%, to $6.9 million for the year ended June 30, 1997.
         During 1997, First Federal expanded its core business by introducing new mortgage products and enhancing existing products. As a result, net loans increased $6.0 million, or 15.0%, to $45.5 million at June 30, 1997. The ratio of net loans to total assets increased from 20.7% at June 30, 1996 to 24.9% at June 30, 1997. In addition, we continue to focus on better serving our customers; and in that regard we are constructing a full service branch with drive-up tellers and a 24 hour banking facility. This new location will replace our existing branch in Mohegan Lake, New York and is scheduled to open in our fiscal second quarter.
         Stockholders' equity decreased $12.8 million to $47.0 million at June 30, 1997 from $59.8 million at June 30, 1996. This decrease was due primarily to common stock purchases totaling $13.9 million for the Company's treasury and to fund the Recognition and Retention Plan, partially offset by net earnings retained for the year. The ratio of stockholders' equity to total assets decreased to 25.7% at June 30, 1997 from 31.2% at June 30, 1996. Book value per share increased from $14.58 at June 30, 1996 to $14.71 at June 30, 1997 due primarily to the stock purchases and retained earnings for the year.
         The Company continues to focus on enhancing stockholder value. In addition to the stock repurchase program, the Company has paid five consecutive quarterly cash dividends of $0.09 per share. The Company repurchased 906,629 shares for treasury, representing 22% of the total shares issued in the conversion. The Company's closing stock price increased from $11.75 at June 30, 1996 to $15.00 at June 30, 1997, an increase of $3.25 per share, or 27.7%. The total return on the Company's stock, including dividends, was in excess of 30% for the fiscal year ended June 30, 1997.
         On behalf of the Board of Directors, I wish to thank our customers, staff and stockholders for your continued support of Peekskill Financial Corporation.


Sincerely,



Eldorus Maynard
Chairman of the Board and
     Chief Executive Officer

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

   Peekskill Financial Corporation (the "Holding Company," or together with its wholly-owned subsidiary, the "Company") was incorporated in September 1995 and on December 29, 1995 became the holding company for First Federal Savings Bank (the "Bank") upon the completion of the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"). Concurrent with the Conversion, the Holding Company sold 4,099,750 shares of its common stock in a subscription offering at a price of $10 per share, resulting in net proceeds of $40.0 million (the "Stock Offering").

   The primary market area of the Company, with three full-service branches, consists of northern Westchester, Putnam and Dutchess counties. The Bank is a community-oriented savings institution engaged principally in the business of attracting deposits from customers within its market area and investing those funds in residential mortgage loans and mortgage-backed and other securities. The financial condition and operating results of the Company are primarily dependent upon the financial condition and operating results of the Bank. The operating results of the Company depend primarily on its net interest income, or the difference between interest income on earning assets (primarily loans and securities) and interest expense on deposits and borrowings. Net income is also affected by non-interest income, such as loan fees and service charges; non-interest expense, which includes salaries and employee benefits and other operating expenses; and Federal and state income taxes. The Holding Company's primary business activity has been limited to its ownership of the Bank.

   The Company's results of operations are significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies. Future changes in applicable laws, regulations or government policies may have a material impact on the Company. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market interest rates (including rates on non-deposit investment alternatives), account maturities, and the levels of personal income and savings in the Company's market area.

Impact of Recent Legislation

  SAIF Recapitalization. For the period from January 1 through September 30, 1996, there existed a disparity of 23 cents per $100 of deposits in the minimum deposit insurance assessment rates applicable to deposits insured by the Bank Insurance Fund ("BIF") and the higher assessment rates applicable to deposits insured by the Savings Association Insurance Fund ("SAIF"). In response to this disparity, on September 30, 1996 the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted into law. The Funds Act authorized the Federal Deposit Insurance Corporation ("FDIC") to impose a special assessment on all financial institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. Pursuant to such authority, the FDIC imposed a special assessment of 65.7 basis points per $100 of an institution's SAIF-assessable deposits held on March 31, 1995. The Company's special SAIF assessment of $884,000 before taxes ($520,000 net of taxes) was charged to expense in September 1996 and paid in November 1996. In view of the recapitalization of the SAIF, the FDIC reduced the assessment rates for

SAIF-assessable deposits. For the calendar year 1997, the SAIF assessment rates range from 0 to 27 basis points, which is the same range of rates applicable to the BIF. Prior to the SAIF recapitalization, all SAIF-insured institutions were subject to a minimum assessment of 23 basis points. The Funds Act also expanded the assessment base to include BIF-insured, as well as SAIF-insured, institutions to fund payments on the bonds issued by the Financial Corporation ("FICO bonds") to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. In order to fund such interest payments, a separate assessment of 1.3 basis points for BIF-assessable deposits and 6.48 basis points for SAIF-assessable deposits became effective on January 1, 1997. The Funds Act requires that, until December 31, 1999 or such earlier date on which the last savings association ceases to exist, the rates of assessment for FICO bond payments imposed on BIF-assessable deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. As a result of the lower overall assessment rates, the Bank's non-interest expense for the six months ended June 30, 1997 was reduced by $106,000 compared to the same period in 1996.

   The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, with such merger being conditioned upon the prior elimination of the thrift charter. The Funds Act required the Secretary of Treasury to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and the abolition of separate charters for banks and thrifts, and to report the Secretary's conclusions and the findings to Congress. The Secretary of the Treasury has recommended that the separate charter for thrifts be eliminated only if other legislation is adopted that permits bank holding companies to engage in certain non-financial activities. Absent legislation permitting such non-financial activity, the Secretary of the Treasury recommended retention of the thrift charter. Other proposed legislation has been introduced in Congress that would require thrift institutions to convert to bank charters. The Secretary of the Treasury also recommended that the BIF and the SAIF be merged irrespective of the elimination of the thrift charter.

   Tax Bad Debt Reserves. Federal tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to require thrifts to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. The Company previously established, and will continue to maintain, a deferred tax liability with respect to such excess Federal reserves. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. For example, such taxes would no longer be payable in the event that the thrift charter is eliminated and the Bank is required to convert to a bank charter.

   Amendments to the New York state tax law redesignate the Bank's state bad debt reserve at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage-of-taxable-income method. This change eliminated the excess New York state reserve for which the Company had recognized a deferred tax liability. Accordingly, the Company reduced its deferred tax liability in the quarter ended September 30, 1996 by $238,000, representing a state deferred tax benefit of $361,000 less related deferred Federal taxes of $123,000. Taxes associated with the recapture of the state base-year reserve would still become payable under various circumstances, including conversion to a bank charter or failure to meet various thrift definition tests.

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, deferred tax liabilities have not been recognized with respect to the base-year tax bad debt reserves, since the Company does not expect that these reserves will become taxable in the foreseeable future. The unrecognized deferred tax liabilities at June 30, 1997 with respect to the Federal and state base-year reserves were $1.7 million and $0.6 million, respectively. See
Note 6 to Consolidated Financial Statements for a further discussion of tax bad debt reserves.


Liquidity

   Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Company's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals and to make new loans and investments as opportunities arise. The Bank is required to maintain an average daily balance of liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings of at least 5.0%, as defined by the regulations of the Office of Thrift Supervision (the "OTS"). At June 30, 1997, the Bank's liquidity ratio of 42.0% was in compliance with the OTS regulations.

   The Company's cash flows are classified according to their source: operating activities, investing activities and financing activities. Cash flows from operating activities consist primarily of interest received on loans and securities, and payments for interest on deposits and operating expenses. Cash flows from investing activities include disbursements for purchases of securities and loan originations, as well as proceeds from principal payments, maturities and calls of securities and principal collections on loans. Changes in depositor accounts, proceeds and repayments of Federal Home Loan Bank ("FHLB") advances, dividend payments and capital stock transactions comprise the Company's principal cash flows from financing activities. While maturities and scheduled payments on loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions, and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing of these cash flows.

   For the three-year period ended June 30, 1997, the average annual net cash provided by operating activities was in excess of $2.1 million. Net cash used in investing activities during fiscal 1997 was approximately $3.7 million, primarily reflecting net disbursements of $6.3 million to fund loan growth less net collections of $2.8 million from securities transactions.

   An important source of funds is the Company's core deposit base. Management believes that a substantial portion of the Company's total deposits of $132.4 million at June 30, 1997 are core deposits. The deposit base increased by $4.1 million in fiscal 1997, reflecting the Company's increased advertising and more competitive rates for deposit products. Core deposits are generally considered to be a highly stable source of liquidity due to the long-term relationships with deposit customers. The Company also has the ability to borrow up to $43.6 million from the FHLB of New York at June 30, 1997, at which time the Company had no outstanding borrowings. Significant financing activities in fiscal 1997 also included disbursements of $12.5 million for treasury stock purchases; $1.4 million to purchase shares to fund the Recognition and Retention Plan ("RRP"); and $1.1 million for cash dividends. The Holding Company's future ability to pay dividends to stockholders could be dependent on dividends received from the Bank, which are subject to certain regulatory restrictions. See Note 8 to Consolidated Financial Statements.

   At June 30, 1997, the Company had outstanding loan commitments of $3.6 million and loans in process of $195,000. Since certain origination commitments may not be funded and loans in process may not be fully drawn upon, these amounts do not necessarily represent future cash outlays. At June 30, 1997, the Company had a commitment of approximately $700,000 for the construction of a full service branch facility to replace an existing office. The Company's liquidity sources described above are anticipated to be sufficient to fund outstanding loan commitments and other obligations.

Capital

   The OTS has established regulations which require savings associations, such as the Bank, to meet minimum capital requirements. These requirements include tangible capital of 1.5% of total adjusted assets; core capital of 3.0% of total adjusted assets; and risk-based capital of 8.0% of risk-weighted assets. The Bank satisfied these minimum capital standards at June 30, 1997 with tangible and core capital ratios of 24.9% and a total risk-based capital ratio of 96.8%. In determining the amount of risk-weighted assets, savings associations must classify all assets, and certain off-balance sheet items, into one of four risk-weighted categories. The amount of risk-weighted assets is determined by applying a specific percentage, ranging from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, to the amounts in each category. These capital requirements, which are applicable to the Bank only, do not consider additional capital held at the Holding Company level, and require certain adjustments to the Bank's total equity to arrive at the various regulatory capital amounts. See Note 8 to Consolidated Financial Statements for a further analysis of the Bank's actual and required regulatory capital.

   At the time of the Conversion, the Bank was required to establish a liquidation account equal to its capital as of June 30, 1995. This liquidation account is reduced to the extent that eligible account holders have reduced their qualifying deposits. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholder's equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements.

Interest Rate Risk Management

   The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

   In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Since 1991, management's asset/liability committee has met monthly to review the Company's interest rate risk position and profitability, and to recommend adjustments for consideration by the Board of Directors. Management also reviews the Bank's securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

   In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long- and short-term interest rates.

   Consistent with the asset/liability management philosophy described above, the Company has taken several steps to manage its interest rate risk. First, the Company has structured the security portfolio to shorten the lives of its interest-earning assets. The Company's recent purchases of mortgage-backed securities have had either short or medium terms to maturity or adjustable interest rates. At June 30, 1997, the Company had securities of $46.8 million with contractual maturities of five years or less and adjustable rate securities of $38.2 million. Mortgage-backed securities amortize and experience prepayments of principal; the Company has received average cash flows from principal paydowns, maturities and calls of securities of $19.5 million annually over the past three fiscal years. The Company also controls interest rate risk reduction by emphasizing non-certificate depositor accounts. The Board and management believe that such accounts carry a lower cost than certificate accounts, and that a material portion of such accounts may be more resistant to changes in interest rates than are certificate accounts. At June 30, 1997, the Company had $54.7 million of regular savings and club accounts, and $11.0 million of money market and NOW accounts, representing 49.6% of total depositor accounts.

   One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. The following table sets forth, at June 30, 1997, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+ or - 400 basis points, measured in 100 basis point increments).


                                     Estimated Increase
  Change in                           (Decrease) in NPV
  Interest          Estimated   ----------------------------
    Rates          NPV Amount       Amount        Percent
--------------   -------------- ------------- --------------
(Basis Points)                (Dollars in thousands)

   +400          $ 37,940      $  (12,271)          (24)  %
   +300            41,284          (8,927)          (18)
   +200            44,177          (6,034)          (12)
   +100            47,688          (2,523)           (5)
    ---            50,211              ---           ---
   -100            51,871            1,660             3
   -200            52,617            2,406             5
   -300            53,875            3,664             7
   -400            55,770            5,559            11

   Certain assumptions utilized by the OTS in assessing the interest rate risk of thrift institutions were employed in preparing data for the Bank included in the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

   The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.

   Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

Analysis of Net Interest Income

   The following table sets forth the Company's average consolidated balance sheets, interest income and expense, average yields and costs, and certain other information for the fiscal years ended June 30:

                                                   1997                          1996                           1995
                                      ------------------------------ ------------------------------ ------------------------------
                                       Average             Average    Average              Average   Average             Average
                                      Balance(1) Interest Yield/Rate Balance(1) Interest Yield/Rate Balance(1) Interest Yield/Rate
                                      ---------- -------- ---------- ---------- -------- ---------- ---------- -------- ----------
                                                                    (Dollars in thousands)
Interest-earning assets:
      Loans (2)                      $ 42,956   $ 3,402    7.92%    $ 39,171   $ 3,363     8.59%     $ 41,258   $ 3,522      8.54%
      Mortgage-backed securities (3)  116,546     7,440    6.38      109,740     6,959     6.34       103,325     6,527      6.32
      Other debt securities (3)        13,005       858    6.60        9,887       589     5.96         8,699       536      6.16
      Other interest-earning assets    10,346       609    5.89       16,290       883     5.42         2,047       137      6.69
                                     --------   -------             -------    -------               --------   -------
           Total interest-earning
           assets                     182,853   $12,309    6.73%     175,088   $11,794     6.73%     $155,329    10,722      6.90%
                                                =======                        =======                          =======
Non interest-earning assets             1,863                          1,384                            2,278
                                     --------                       --------                         --------
           Total assets              $184,716                       $176,472                         $157,607
                                     ========                       ========                         ========

Interest-bearing liabilities:
      Regular savings and club
      accounts                       $ 56,300   $ 1,696    3.01%    $ 62,029   $ 1,903     3.07%     $ 74,806   $ 2,255      3.01%
      Money market and NOW accounts                        2.53                            2.51                              2.48
                                       11,252       285               12,069       303                 14,814       368
      Savings certificates                                 5.48                            5.74                              4.91
                                       62,973     3,450               55,506     3,184                 41,735     2,048
      Borrowings                          ---       ---     ---          150        11     7.33         2,454       114      4.65
                                     --------   -------             --------   -------               --------   -------
           Total interest-bearing
           liabilities                130,525   $ 5,431    4.16%    $129,754     5,401     4.16%      133,809     4,785      3.58%
                                                =======                        =======                          =======
Non interest-bearing liabilities        3,495                          3,094                            3,397
                                     --------                       --------                         --------
           Total liabilities          134,020                        132,848                          137,206
Stockholders' equity                   50,696                         43,624                           20,401
                                     --------                       --------                         --------
           Total liabilities and
           stockholders' equity
                                     $184,716                       $176,472                         $157,607
                                     ========                       ========                         ========
Net interest income                             $ 6,878                        $ 6,393                          $ 5,937
                                                =======                        =======                          =======
Interest rate spread                                       2.57%                           2.57%                             3.32%
Net yield on interest-earning assets(4)                    3.76                            3.66                              3.82

Average interest-earning assets to
      average interest-bearing
      liabilities                        1.40                           1.35               1.16

(1) Average balances are calculated using end-of-month balances, producing results which are not materially different from average daily balances.
(2) Balances are net of deferred loan fees and loans in process. Non-accrual loans are included in the balances.
(3) Balances represent amortized cost. Yields are not stated on a tax-equivalent basis, as the Company does not invest in tax-exempt securities.
(4) Represents net interest income divided by average total interest-earning assets.

   The following table sets forth, for the years indicated, an analysis of changes in interest and dividend income, interest expense and net interest income resulting from changes in average balances ("volume") and changes in average rates ("rate"). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate.

                                                  Fiscal 1997 vs. 1996                  Fiscal 1996 vs. 1995
                                           ---------------------------------      ---------------------------------
                                            Increase (Decrease)                    Increase (Decrease)
                                                   Due to                                Due to
                                           --------------------        Net        --------------------        Net
                                            Volume        Rate        Change       Volume        Rate        Change
                                           -------      -------      -------      -------      -------      -------
                                                                       (In thousands)
Interest-earning assets:
     Loans                                 $   311      $  (272)     $    39      $  (179)     $    20      $  (159)
     Mortgage-backed securities                434           47          481          407           25          432
     Other debt securities                     201           68          269           73          (20)          53
     Other interest-earning asset             (345)          71         (274)         953         (207)         746
                                           -------      -------      -------      -------      -------      -------
          Total                                601          (86)         515        1,254         (182)       1,072
                                           -------      -------      -------      -------      -------      -------
Interest-bearing liabilities:
     Regular savings and club accounts        (174)         (33)        (207)        (432)          80         (352)
     Money market and NOW accounts             (21)           3          (18)         (69)           4          (65)
     Savings certificates                      416         (150)         266          596          540        1,136
     Borrowings                                (11)        --            (11)        (164)          61         (103)
                                           -------      -------      -------      -------      -------      -------
          Total                                210         (180)          30          (69)         685          616

                                           -------      -------      -------      -------      -------      -------
Net change in net interest income          $   391      $    94      $   485      $ 1,323      $  (867)     $   456
                                           =======      =======      =======      =======      =======      =======

Comparison of Financial Condition at June 30, 1997 and 1996

   Total assets were $182.6 million at June 30, 1997, as compared to $191.3 million at June 30, 1996. The $8.7 million decrease was primarily attributable to a $13.2 million decrease in cash and cash equivalents and a $2.2 million decrease in securities, partially offset by a $6.0 million or 15.0% increase in net loans. The decrease in cash and cash equivalents primarily reflects common stock purchases of $13.9 million, discussed below. The increase in net loans reflects growth in the one-to-four family residential mortgage portfolio, which was funded by a $4.1 million increase in depositor accounts and the $2.2 million decrease in securities. The decrease in securities consisted of a $2.7 million decrease in securities held-to-maturity, partially offset by a $524,000 increase in securities available-for-sale. The increase in depositor accounts reflects an $8.9 million increase in savings certificate accounts, partially offset by decreases of $3.7 million in regular savings accounts and $1.1 million in money market demand and NOW accounts.

   Stockholders' equity at June 30, 1997 was $47.0 million, a decrease of $12.8 million from $59.8 million at June 30, 1996. The decrease primarily reflects common stock purchases of $13.9 million, consisting of $12.5 million for repurchases of 906,629 treasury shares and $1.4 million to fund current-year awards of 117,290 shares under the RRP. These purchases were partially offset by net income of $1.8 million less dividends paid of $1.1 million. The ratio of stockholders' equity to total assets at June 30, 1997 was 25.73%, as compared to 31.24% at June 30, 1996. The Company's tangible book value per share was $14.71 at June 30, 1997 compared to $14.58 at June 30, 1996.

Comparison of Operating Results for the Fiscal Years Ended June 30, 1997 and
1996

   General. Net income for the fiscal year ended June 30, 1997 was $1.8 million, or $0.56 per share, as compared to $2.2 million for the year ended June 30, 1996. Earnings per share was $0.36 for the six-month period from the Stock Offering to June 30, 1996. The $350,000 decrease in net income was primarily the result of a one-time charge to earnings of $884,000 for a special Federal deposit insurance assessment, a $346,000 increase in compensation and benefits expense and a $269,000 increase in other non-interest expense, partially offset by a $485,000 increase in net interest income and a $671,000 decrease in income tax expense. The lower tax expense was partially attributable to a $238,000 tax benefit resulting from a change in New York state tax law. Excluding this tax benefit and the after-tax charge for the special deposit insurance assessment, net income for the year ended June 30, 1997 would have been $2.1 million, or $0.65 per share.

   Net Interest Income. Net interest income increased $485,000, or 7.6%, to $6.9 million for the year ended June 30, 1997 from $6.4 million for fiscal 1996. The components of net interest income are interest and dividend income, which increased $515,000, and interest expense, which increased $30,000. The Company's interest rate spread was unchanged at 2.57% in fiscal 1997, with no overall change in the average yield on interest-earning assets or average rate paid on interest-bearing liabilities. The net yield on interest-earning assets increased 10 basis points to 3.76% for fiscal 1997, reflecting a $7.0 million increase in average net earning assets.

   Total interest and dividend income increased $515,000 to $12.3 million for fiscal 1997, as compared to $11.8 million for fiscal 1996. This increase primarily reflects a $7.8 million increase in average interest-earning assets principally due to the investment of funds from the Stock Offering (net of subsequent stock purchases) for a full year in fiscal 1997 compared to six months in fiscal 1996. The overall increase in average interest-earning assets reflects increases of $3.8 million in the average loan portfolio and $9.9 million in the average securities portfolio, partially offset by a $5.9 million decrease in other interest-earning assets. The change in mix of interest-earning assets reflects the deployment of capital raised in the Stock Offering from short-term investments to higher-yielding loans and securities. Management intends to continue its current strategy of increasing the loan portfolio (primarily residential mortgage loans), as market conditions permit, by introducing new products and stimulating loan demand through advertising.

   The overall yield on average interest-earning assets was unchanged at 6.73% in fiscal 1997, as higher average yields on securities and other earning assets were offset by a 67 basis point decline in the average yield on loans. The lower yield in fiscal 1997 reflects the overall decline in interest rates, the origination of certain loans at lower introductory rates, and the effect of non-accrual loans. Interest income for the year ended June 30, 1997 was reduced by the reversal of $67,000 in interest previously received on the Company's participation interest in certain residential mortgage loans purchased from Thrift Association Service Corporation ("TASCO Loans"). Since these loans were placed on non-accrual status during the first quarter of fiscal 1997, interest income was further reduced by foregone interest of $74,000 for the year. The Company took these actions since the FDIC, as a servicer of these loans, is disputing its obligation to pass-through certain principal and interest payments on the loans whether or not such amounts are collected from the borrowers. Although the FDIC resumed making certain payments in the fourth quarter of fiscal 1997, the matter has not been resolved and the TASCO Loans of $1.1 million remained on non-accrual status at June 30, 1997. There were no other loans on non-accrual status at June 30, 1997 and 1996. See "Asset Quality" for further information.

   Interest expense of $5.4 million in fiscal 1997 reflected a $30,000 increase over fiscal 1996, primarily due to an increase of $771,000 in total average interest-bearing liabilities. Although the overall average cost of interest-bearing liabilities was unchanged at 4.16% in fiscal 1997, this rate reflects a continuing shift in the mix of interest-bearing deposits from generally lower rate savings and club accounts (the average of which decreased $5.7 million during fiscal 1997) to generally higher rate savings certificates (the average of which increased $7.5 million during fiscal 1997). This shift was offset by a 26 basis point decrease on the average rate paid on savings certificates to 5.48%.

   Provision for Loan Losses. The provision for loan losses is a charge against income which increases the allowance for loan losses. The adequacy of the allowance for loan losses is evaluated periodically and is determined based on management's judgment concerning the amount of risk and potential loss inherent in the portfolio. Management's judgment is based upon a number of factors including a review of non-performing and other classified loans, the value of collateral for such loans, historical loss experience, changes in the nature and volume of the loan portfolio, and current economic conditions. When doubt exists in the view of management as to the collectibility of the remaining balance of a loan, the Company will charge-off that portion deemed to be uncollectible. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

   The provision for loan losses was $143,000 in fiscal 1997 and $45,000 in fiscal 1996. The $98,000 increase is primarily due to the establishment of an $83,000 allowance for loan losses on the TASCO Loans. The overall allowance for loan losses was $622,000, or 31.04% of non-performing loans at June 30, 1997, as compared to $519,000, or 41.45% of non-performing loans at June 30, 1996. Charge-offs amounted to $40,000 in fiscal 1997 (none in fiscal 1996), partially due to the foreclosure of a residential mortgage loan. Non-performing loans at June 30, 1997 were $2.0 million compared to $1.3 million at June 30, 1996. The ratio of non-performing loans to net loans was 4.40% at June 30, 1997 compared to 3.17% at June 30, 1996. See "Asset Quality" for further information.

   Non-Interest Income. Non-interest income decreased $72,000 to $236,000 for fiscal 1997, as compared to $308,000 for the 1996 fiscal year. Non-interest income is primarily comprised of loan fees, service charges and rental income on the Company's office properties. The decrease reflects a $58,000 decrease in loan fees and service charges, as well as the inclusion in fiscal 1996 of a $24,000 gain on the sale of real estate owned.

   Non-Interest Expense. For the year ended June 30, 1997, non-interest expense increased $1.4 million to $4.2 million, as compared to $2.8 million for the year ended June 30, 1996. The increase is primarily the result of the $884,000 SAIF special assessment, a $346,000 increase in compensation and benefits expense and a $269,000 increase in other non-interest expense, partially offset by a $122,000 decrease in ongoing Federal deposit insurance costs. See "Impact of Recent Legislation - SAIF Recapitalization." The increase in compensation and benefits expense primarily reflects (i) a $129,000 increase in expense recognized for the Company's employee stock ownership plan ("ESOP") which was in effect for all of fiscal 1997 compared to six months in fiscal 1996, and (ii) recognition of $212,000 in RRP expense for the year ended June 30, 1997 (none in fiscal 1996). Other non-interest expense increased primarily from increased advertising expenses, printing and other costs associated with operations as a public company for a full year in fiscal 1997 compared to six months in fiscal 1996.

   Income Tax Expense. Income tax expense for the years ended June 30, 1997 and 1996 was $957,000 and $1.6 million, respectively. The reduction in tax expense reflects the lower pre-tax income in fiscal 1997, as well as a benefit of $238,000 due to the reduction of a deferred tax liability caused by an amendment to the New York State tax law enacted during the first quarter of fiscal 1997. The amendment changed the base-year for bad debt reserves to December 31, 1995 and eliminated the need for a deferred tax liability previously recognized for reserves in excess of the base-year amount. The effective tax rate for fiscal 1997 and 1996 was 34.6% and 42.3%, respectively. Excluding the $238,000 one-time benefit, the effective tax rate would have been 43.2% in fiscal 1997. See "Impact of Recent Legislation - Tax Bad Debt Reserves."

Comparison of Operating Results for the Fiscal Years Ended June 30, 1996 and
1995

   General. For the year ended June 30, 1996, the Company's net income was $2.2 million as compared to $1.9 million for 1995, an increase of $238,000, or 12.4%. The increase was caused by a $1.1 million increase in total interest and dividend income and a $115,000 decrease in the provision for loan losses, partially offset by a $616,000 increase in interest expense, a $317,000 increase in total non-interest expense and a $59,000 charge for the cumulative effect of a change in accounting for postretirement health care benefits.

   Net Interest Income. Net interest income increased $456,000, or 7.7%, to $6.4 million for the year ended June 30, 1996 compared to $5.9 million for fiscal 1995. The components of net interest income, interest and dividend income and interest expense, increased $1.1 million, or 10.0% and $616,000, or 12.9%, respectively. The Company's interest rate spread narrowed by 75 basis points to 2.57% for the year ended June 30, 1996 from 3.32% for the prior year, and the net yield on interest-earning assets narrowed by 16 basis points to 3.66% from 3.82%. The lower spread and net yield were primarily caused by a 58 basis point increase in the rate paid on average interest-bearing liabilities due to depositors shifting their accounts from generally lower rate regular savings accounts to generally higher rate savings certificates, as market interest rates gradually increased, and from the investment of a portion of the proceeds from the Stock Offering into shorter term investments.

   Interest Income. Total interest income increased $1.1 million, a 10.0% increase over the prior year. This increase is the result of a $19.8 million increase in average interest-earning assets, partially offset by a 17 basis point decrease in the yield on interest-earning assets. The increase in interest-earning assets was due to funds received in the Stock Offering, which were primarily invested in mortgage-backed securities and interest-bearing deposits. The decrease in the yield on interest-earning assets reflects the investment of a portion of the proceeds from the Stock Offering in shorter term, lower yielding investments.

   Interest Expense. Interest expense on deposits and FHLB advances totaled $5.4 million, a $616,000, or 12.9%, increase from the prior year. This increase is attributable to a 58 basis point increase in the average rate paid on deposits partially offset by a $4.1 million decrease in average interest-bearing liabilities. The increase in the average rate paid on deposits was due to the general rise in interest rates and the shift of deposits from savings accounts to higher yielding savings certificates. During fiscal 1996, the average balance of savings and club accounts (with an average rate of 3.07%) decreased $12.8 million, while savings certificates (with an average rate of 5.74%) increased $13.8 million.

   Provision for Loan Losses. The provision for loan losses decreased $115,000 to $45,000 for the year ended June 30, 1996 from $160,000 for fiscal 1995. The decrease is primarily attributable to an $844,000, or 40.3%, decrease in non-performing loans, from $2.1 million at June 30, 1995 to $1.3 million at June 30, 1996. The decrease in non-performing loans is due to several factors including collections and the stabilization in the local economy and residential real estate market. The ratio of the allowance for loan losses to non-performing loans was 41.45% at June 30, 1996 compared to 22.61% a year earlier. See "Asset Quality" for further information.

   Non-Interest Income. For the year ended June 30, 1996, non-interest income increased $31,000 to $308,000 from $277,000 for the year ended June 30, 1995. Non-interest income is primarily comprised of loan fees, service charges and rental income on the Company's office properties. The increase is primarily due to the Company recognizing a $24,000 gain on the sale of real estate owned during fiscal 1996.

   Non-Interest Expense. Non-interest expense increased $317,000, or 12.7%, to $2.8 million for the year ended June 30, 1996 from $2.5 million for the year ended June 30, 1995. The increase is primarily attributable to an increase in compensation and benefits of $154,000, and increases of $43,000 in professional fees and $81,000 in other expenses. The increase in compensation and benefits to $1.4 million for the year ended June 30, 1996 compared to $1.2 million for fiscal 1995 is primarily due to $95,000 of expense recognized for the ESOP in fiscal 1996, and the $100,000 payment made in fiscal 1996 to the estate of the Company's former Chief Executive Officer who died during the year. The increases in professional fees and other expenses are primarily due to costs associated with operations as a public company.

   Income Tax Expense. Income tax expense for each of the years ended June 30, 1996 and 1995 was $1.6 million, reflecting effective tax rates of 42.3% and 46.0%, respectively. The lower effective rate in fiscal 1996 is due primarily to a decrease in the New York state tax rate.


Asset Quality

   The following table sets forth information regarding non-performing loans and real estate owned at the dates indicated. The Company's prospective adoption of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective July 1, 1995, had no impact on the comparability of the information set forth in the table. See Notes 1 and 3 to Consolidated Financial Statements for further information concerning SFAS No. 114. There were no troubled debt restructurings at the dates set forth below.

                                                                                       At June 30,
                                                                    --------------------------------------------------
                                                                     1997       1996       1995       1994       1993
                                                                    ------     ------     ------     ------     ------
                                                                                  (Dollars in thousands)
Non-accrual (impaired) loans:
     Participation interest in one-to-four family mortgage loans    $1,074     $  --      $  --      $  --      $  --
Accruing loans past due more than 90 days:
     One-to-four fami1y mortgage loans                                 930      1,252      2,096      1,698      2,054
     Other loans                                                      --         --         --           18         18
                                                                    ------     ------     ------     ------     ------
          Total non-performing loans                                 2,004      1,252      2,096      1,716      2,072
 Real estate owned                                                     220       --         --         --         --
                                                                    ======     ======     ======     ======     ======
          Total non-performing assets                               $2,224     $1,252     $2,096     $1,716     $2,072
                                                                    ======     ======     ======     ======     ======

Ratios:
     Allowance for loan losses to:
          Non-perfoming loans                                        31.04%     41.45%     22.61%     19.58%     13.32%
          Total loans, net                                            1.37       1.31       1.15       0.84       0.64
     Non-performing loans to total loans, net                         4.40       3.17       5.10       4.29       4.79
     Non-performing assets to total assets                            1.22       0.65       1.35       1.10       1.38

   Non-performing loans are those loans past due for more than 90 days, or for a shorter period if management determines the ability of the borrower to make contractual payments is in doubt. When a borrower is more than 90 days past due, management evaluates the loan, the underlying collateral and the borrower's credit history to determine whether to place the loan on non-accrual status. Management and the Board of Directors perform a monthly review of all non-performing loans. The actions taken by the Company with respect to delinquencies (workout, settlement or foreclosure) vary depending on the nature of the loan, length of delinquency and the borrower's past credit history. The classification of a loan as non-performing does not necessarily indicate that the principal and interest ultimately will be uncollectible. Historical experience indicates that a portion of non-performing assets will eventually be recovered.

   At June 30, 1997, non-performing assets totaled $2.2 million, or 1.22% of total assets, compared to $1.3 million, or 0.65% of total assets, at June 30, 1996. The $752,000 increase in non-performing loans reflects a $1.1 million increase for the TASCO Loans which were on non-accrual status at June 30, 1997, less a $322,000 decrease in accruing one-to-four family mortgage loans past due more than 90 days. Real estate owned at June 30, 1997 represents a single-family residence acquired by foreclosure in fiscal 1997. For further information concerning the TASCO Loans, including their effect on interest income and the provision for loan losses for fiscal 1997, see "Comparison of Operating Results for the Fiscal Years Ended June 30, 1997 and 1996 - Net Interest Income" and "- Provision for Loan Losses". The allowance for loan losses as a percentage of non-performing loans was 31.04% in 1997 compared to 41.45% in 1996 and 22.61% in 1995. As a percentage of total loans, the allowance for loan losses increased to 1.37% in 1997 compared to 1.31% in 1996 and 1.15% in 1995.

   The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                                                          Year Ended June 30,
                                                         ----------------------------------------------------
                                                          1997         1996        1995       1994       1993
                                                         -----        -----       -----      -----      -----
                                                                         (Dollars in thousands)
Balance at beginning of year                             $ 519        $ 474       $ 336      $ 276      $ 216
Provision for loan losses                                  143           45         160         60         60
Charge-offs                                                (40)          --         (22)        --         --
                                                        ======       ======       =====      =====      =====
Balance at end of year                                   $ 622        $ 519       $ 474      $ 336      $ 276
                                                        ======       ======       =====      =====      =====

Ratio of charge-offs to average loans outstanding         0.09%          --%       0.10%        --%        --%

Ratio of charge-offs to average non-performing loans      2.00           --        1.20         --         --


Recent Accounting Pronouncements

   See Note 11 to Consolidated Financial Statements for a discussion of recently issued accounting standards concerning earnings per share, comprehensive income and segment reporting.

Impact of Inflation

   The consolidated financial statements and other financial information presented in this annual report have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

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

     The independent auditors conduct an annual audit of the Company's consolidated financial statements to enable them to express an opinion as to the fair presentation of the statements. In connection with the audit, the independent auditors consider the Company's internal control to the extent they consider necessary to determine the nature, timing and extent of their auditing procedures.




Eldorus Maynard                                         William J. LaCalamito
Chairman and Chief Executive Officer                    President



Independent Auditors' Report

The Board of Directors and Stockholders
Peekskill Financial Corporation:

     We have audited the accompanying consolidated balance sheets of Peekskill Financial Corporation and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of Peekskill Financial Corporation and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles.

     As discussed in notes 1, 2 and 7 to the consolidated financial statements, the Company changed its methods of accounting for certain postretirement benefits in fiscal 1996 and securities in fiscal 1995.




Stamford, Connecticut
July 23, 1997

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

                                                                                                     June 30,
                                                                                             -----------------------
                                                                                                1997          1996
                                                                                             ---------     ---------
Assets
Cash and due from banks                                                                      $     478     $   1,020
Interest-bearing deposits                                                                        3,680        16,300
Securities (note 2):
 Held-to-maturity, at amortized cost (fair value of $127,348 in 1997 and $128,089 in 1996)     126,450       129,200
 Available-for-sale, at fair value (amortized cost of $2,999 in 1997 and $2,500 in 1996)         2,983         2,459
                                                                                             ---------     ---------
   Total securities                                                                            129,433       131,659
Loans, net of allowance for loan losses of $622 in 1997 and $519 in 1996 (note 3)               45,507        39,557
Federal Home Loan Bank stock                                                                     1,463         1,319
Accrued interest receivable                                                                      1,064         1,111
Office properties and equipment, net (note 4)                                                      240           184
Real estate owned                                                                                  220            --
Deferred income taxes, net (note 6)                                                                304            --
Other assets                                                                                       171           173
                                                                                             ---------     ---------
   Total assets                                                                              $ 182,560     $ 191,323
                                                                                             =========     =========


Liabilities and Stockholders' Equity

Liabilities:
 Depositor accounts (note 5)                                                                 $ 132,418     $ 128,304
 Mortgage escrow deposits                                                                        1,943         2,031
 Deferred income taxes, net (note 6)                                                              --              70
 Other liabilities (notes 7 and 9)                                                               1,233         1,144
                                                                                             ---------     ---------
   Total liabilities                                                                           135,594       131,549
                                                                                             ---------     ---------

Stockholders' equity (notes 7 and 8):
 Preferred stock (par value $0.01 per share; 100,000 shares authorized; none
  issued or outstanding)                                                                            --            --
 Common stock (par value $0.01 per share; 4,900,000 shares authorized;
  4,099,750 shares issued)                                                                          41            41
 Additional paid-in capital                                                                     40,032        39,972
 Unallocated common stock held by employee stock ownership plan ("ESOP")                        (3,034)       (3,198)
 Unamortized awards of common stock under recognition and retention plan ("RRP")                (1,188)           --
 Treasury stock, at cost (906,629 shares)                                                      (12,543)           --
 Retained earnings, substantially restricted                                                    23,668        22,984
 Net unrealized loss on available-for-sale securities, net of taxes (note 2)                       (10)          (25)
                                                                                             ---------     ---------
   Total stockholders' equity                                                                   46,966        59,774
                                                                                             ---------     ---------
   Total liabilities and stockholders' equity                                                $ 182,560     $ 191,323
                                                                                             =========     =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

                                                                                              Year ended June 30,
                                                                                      ---------------------------------
                                                                                        1997        1996         1995
                                                                                      --------    --------     --------
Interest and dividend income:
      Loans                                                                           $  3,402    $  3,363     $  3,522
      Securities                                                                         8,298       7,548        7,063
      Interest-bearing deposits and other                                                  609         883          137
                                                                                      --------    --------     --------
         Total interest and dividend income                                             12,309      11,794       10,722
                                                                                      --------    --------     --------
Interest expense:
      Depositor accounts and mortgage escrow deposits                                    5,431       5,390        4,671
      Federal Home Loan Bank advances                                                     --            11          114
                                                                                      --------    --------     --------
         Total interest expense                                                          5,431       5,401        4,785
                                                                                      --------    --------     --------
         Net interest income                                                             6,878       6,393        5,937
Provision for loan losses (note 3)                                                         143          45          160
                                                                                      --------    --------     --------
         Net interest income after provision for loan losses                             6,735       6,348        5,777
                                                                                      --------    --------     --------

Non-interest income:
      Loan fees and service charges                                                        149         207          201
      Other                                                                                 87         101           76
                                                                                      --------    --------     --------
         Total non-interest income                                                         236         308          277
                                                                                      --------    --------     --------

Non-interest expense:
      Compensation and benefits (note 7)                                                 1,729       1,383        1,229
      Federal deposit insurance:
         Regular premiums                                                                  185         307          308
         Special assessment (note 5)                                                       884        --           --
      Occupancy costs (note 9)                                                             341         328          301
      Computer service fees                                                                180         179          171
      Professional fees                                                                    140         137           94
      Safekeeping and custodial services                                                    94          93           88
      Other                                                                                649         380          299
                                                                                      --------    --------     --------
         Total non-interest expense                                                      4,202       2,807        2,490
                                                                                      --------    --------     --------
         Income before income tax expense and cumulative effect of
             change in accounting principle                                              2,769       3,849        3,564
Income tax expense (note 6)                                                                957       1,628        1,640
                                                                                      --------    --------     --------
         Income before cumulative effect of change in accounting principle               1,812       2,221        1,924
Cumulative effect of change in accounting for postretirement health care benefits,
      net of taxes (note 7)                                                               --           (59)        --
                                                                                      --------    --------     --------
         Net income                                                                   $  1,812    $  2,162     $  1,924
                                                                                      ========    ========     ========
Earnings per share, from date of conversion (note 8)                                  $   0.56    $   0.36
                                                                                      ========    ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except share data)

                                                              Unallocated Unamortized
                                                                Common     Awards of                          Net
                                                    Additional  Stock       Common                        Unrealized   Total
                                            Common    Paid-in    Held       Stock    Treasury   Retained    Loss on  Stockholders'
                                             Stock    Capital   By ESOP   Under RRP    Stock    Earnings  Securities   Equity
                                           --------  --------  --------   --------   --------   --------   --------   --------

Balance at June 30, 1994                  $   --    $   --    $   --     $   --     $   --     $ 19,267   $   --     $ 19,267

    Net income                                --        --        --         --         --        1,924       --        1,924
    Net unrealized loss on
        available-for-sale securities,
        net of taxes:
            As of July 1, 1994                --        --        --         --         --         --          (28)       (28)
            Net decrease during the year      --        --        --         --         --         --           15         15
                                          --------  --------  --------   --------   --------   --------   --------   --------

Balance at June 30, 1995                      --        --        --         --         --       21,191        (13)    21,178

    Net income                                --        --        --         --         --        2,162       --        2,162
    Dividends paid ($0.09 per share)          --        --        --         --         --         (369)      --         (369)
    Issuance of 4,099,750 common
        shares                                  41    39,959      --         --         --         --         --       40,000
    Shares purchased by ESOP
        (327,980 shares)                      --        --      (3,280)      --         --         --         --       (3,280)
    ESOP shares allocated (8,200
        shares)                               --          13        82       --         --         --         --           95
    Increase in net unrealized loss on
        available-for-sale securities,
         net of taxes                         --        --        --         --         --         --          (12)       (12)
                                          --------  --------  --------   --------   --------   --------   --------   --------

Balance at June 30, 1996                        41    39,972    (3,198)      --         --       22,984        (25)    59,774

    Net income                                --        --        --         --         --        1,812       --        1,812
    Dividends paid ($0.36 per share)          --        --        --         --         --       (1,128)      --       (1,128)
    Purchase of 859,929 treasury
        shares                                --        --        --         --      (11,985)      --         --      (11,985)
    Purchase of 163,990 shares to fund
        the RRP:
            Awarded to participants
               (117,290 shares)               --        --        --       (1,400)      --         --         --       (1,400)
            Treasury stock available for
               future awards (46,700
               shares)                        --        --        --         --         (558)      --         --         (558)
    Amortization of RRP awards                --        --        --          212       --         --         --          212
    ESOP shares allocated (16,399
        shares)                               --          60       164       --         --         --         --          224
    Decrease in net unrealized loss on
        available-for-sale securities,
        net of taxes                          --        --        --         --         --         --           15         15
                                          --------  --------  --------   --------   --------   --------   --------   --------

Balance at June 30, 1997                  $     41  $ 40,032  $ (3,034)  $ (1,188)  $(12,543)  $ 23,668   $    (10)  $ 46,966
                                          ========  ========  ========   ========   ========   ========   ========   ========




See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                                Year ended June 30,
                                                                                       --------------------------------------
                                                                                         1997           1996           1995
                                                                                       --------       --------       --------
Cash flows from operating activities:
     Net income                                                                        $  1,812       $  2,162       $  1,924
     Adjustments to reconcile net income to net cash provided
        by operating activities:

          Provision for loan losses                                                         143             45            160
          Depreciation and amortization expense                                              66             66             67
          ESOP and RRP expense                                                              436             95           --
          Net amortization and accretion of deferred fees, discounts and premiums          (122)          (186)          (138)
          Net decrease (increase) in accrued interest receivable                             47           (263)            35
          Net decrease (increase) in other assets                                             2             11            (48)
          Deferred tax benefit                                                             (384)          (117)           (45)
          Net increase in other liabilities                                                  90            423             17
          Other adjustments, net                                                             10             35           --
                                                                                       --------       --------       --------
               Net cash provided by operating activities                                  2,100          2,271          1,972
                                                                                       --------       --------       --------

Cash flows from investing activities:
     Purchases of securities:
          Held-to-maturity                                                              (18,422)       (44,722)        (7,500)
          Available-for-sale                                                             (1,000)        (1,500)          --
     Proceeds from principal payments, maturities and calls of securities:
          Held-to-maturity                                                               21,232         21,068         14,143
          Available-for-sale                                                              1,000          1,000           --
     Net (disbursements) receipts for loan originations and principal collections        (6,261)         1,319         (1,208)
     Purchases of Federal Home Loan Bank stock                                             (144)          --              (55)
     Proceeds from sale of real estate owned                                               --              163           --
     Purchases of office properties and equipment                                          (122)           (23)            (9)
                                                                                       --------       --------       --------
          Net cash (used in) provided by investing activities                            (3,717)       (22,695)         5,371
                                                                                       --------       --------       --------

Cash flows from financing activities:
     Net increase (decrease) in depositor accounts                                        4,114         (2,629)        (2,958)
     Net (decrease) increase in mortgage escrow deposits                                    (88)        (1,159)           139
     Proceeds from Federal Home Loan Bank advances                                         --            7,630         14,100
     Repayments of Federal Home Loan Bank advances                                         (500)        (7,130)       (14,100)
     Treasury stock purchases                                                           (12,543)          --             --
     Purchase of shares to fund current-year RRP awards                                  (1,400)          --             --
     Net proceeds from issuance of common stock, exclusive of ESOP shares                  --           36,720           --
     Dividends paid                                                                      (1,128)          (369)          --
                                                                                       --------       --------       --------
          Net cash (used in) provided by financing activities                           (11,545)        33,063         (2,819)
                                                                                       --------       --------       --------
Net (decrease) increase in cash and cash equivalents                                    (13,162)        12,639          4,524
Cash and cash equivalents at beginning of year                                           17,320          4,681            157
                                                                                       --------       --------       --------
Cash and cash equivalents at end of year                                               $  4,158       $ 17,320       $  4,681
                                                                                       ========       ========       ========

Supplemental information:
     Interest paid                                                                     $  5,468       $  5,366       $  4,791
     Income taxes paid                                                                    1,105          1,722          1,559
     Securities purchased, not yet settled                                                  499           --             --
     Mortgage loans transferred to real estate owned                                        220            139           --

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements




1.  Summary of Significant Accounting Policies

On December 29, 1995, Peekskill Financial Corporation (the "Holding Company," or together with its wholly-owned subsidiary, the "Company") became the holding company for First Federal Savings Bank (the "Bank"), formerly First Federal Savings and Loan Association of Peekskill, upon the completion of the conversion of the Bank from a mutual savings bank to a stock savings bank (the "Conversion").

The Company operates three full-service branches, and serves northern Westchester, Putnam and Dutchess counties as its primary market area. The Bank is engaged principally in the business of attracting deposits from customers in its market area and investing those funds in residential mortgage loans and mortgage-backed and other securities. Deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. The Company's primary regulator is the Office of Thrift Supervision ("OTS").

The following is a summary of the significant accounting policies followed by the Company in the preparation of the consolidated financial statements.

Basis of Presentation

The consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior to the Conversion, the Holding Company had no operations other than those of an organizational nature. Subsequent thereto, the Holding Company's only significant business activity is the ownership of the Bank. All financial information included herein for periods prior to the Conversion refers to the Bank.

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

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. For purposes of reporting cash flows, cash and cash equivalents represent cash and due from banks and interest-bearing deposits.

Securities

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", prospectively on July 1, 1994. Individual securities are classified as held-to-maturity securities, trading securities, or available-for-sale securities. SFAS No. 115 limits the held-to-maturity category to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available-for-sale.

Held-to-maturity securities are carried at amortized cost. Available-for-sale securities are carried at fair value, with unrealized gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of stockholders' equity. The Company has no trading securities. Federal Home Loan Bank stock is a non-marketable security held in accordance with certain regulatory requirements and, accordingly, is carried at cost.

Premiums and discounts on debt securities are amortized to interest income on a level-yield basis over the expected term of the security. Purchases and sales of securities are recorded on the trade date. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold. Unrealized losses are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

Allowance for Loan Losses

The allowance for loan losses is increased by provisions for losses charged to income. Losses on loans (including impaired loans) are charged to the allowance for loan losses when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance when realized. Management estimates the allowance for loan losses based on an evaluation of the Company's past loan loss experience, known and inherent risks in the portfolio, estimated value of underlying collateral, and current economic conditions. In management's judgment, the allowance for loan losses is adequate to absorb probable losses in the existing portfolio.

Establishing the allowance for loan losses involves significant management judgments utilizing the best information available at the time. Those judgments are subject to further review by various sources, including the Company's regulators. Adjustments to the allowance for loan losses may be necessary in the future based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

Effective July 1, 1995, the Company prospectively adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No.
118. Under SFAS No. 114, a loan is considered to be impaired when, based on current information and events, it is probable that the creditor will be unable to collect all principal and interest contractually due. Creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses. SFAS No. 118 allows creditors to continue to use existing methods for recognizing interest income on impaired loans. The Company's adoption of these statements did not affect its overall allowance for loan losses or income recognition policy.

Interest and Fees on Loans

Interest income is accrued monthly on outstanding loan principal balances unless management considers collection to be uncertain. Interest collections on non-accrual loans are either deferred or reported as interest income, depending on management's judgment as to the likelihood of further collections. Loans are returned to accrual status when collectibility is no longer considered uncertain.

Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the level-yield method over the contractual term of the related loan. Net deferred fees and costs applicable to prepaid loans are recognized in interest income at the time of prepayment.

Office Properties and Equipment

Office properties and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvement. Repairs and maintenance, as well as renewals and replacements of a routine nature, are charged to expense as incurred. Costs of significant improvements are capitalized.

Real Estate Owned

Property acquired through foreclosure is initially recorded at fair value less estimated sales costs, with any resulting writedown charged to the allowance for loan losses. Thereafter, an allowance for losses on real estate owned is established for any further declines in fair value less estimated sales costs. Fair value estimates are based on recent appraisals and other available information.

Income Taxes

In accordance with the asset and liability method required by SFAS No. 109, "Accounting for Income Taxes," deferred taxes are recognized for the estimated future tax effects attributable to temporary differences and tax loss carryforwards. Temporary differences are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions and for all unused tax loss carryforwards, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that a portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to future taxable income. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

Postretirement Benefit Plans

The Company maintains a non-contributory defined benefit pension plan which covers substantially all employees. Pension costs are funded on a current basis. Costs for this plan, as well as supplemental retirement agreements, are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

Effective July 1, 1995, the Company changed its method of accounting for postretirement health care benefits upon adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The full amount of the Company's accumulated benefit obligation at July 1, 1995 (net of related income taxes) was recognized as the cumulative effect of a change in accounting principle in the 1996 consolidated statement of income. Under SFAS No. 106, the cost of postretirement health care benefits is recognized on an accrual basis as such benefits are earned by active employees. Prior to fiscal 1996, the Company recognized the cost of these benefits on a pay-as-you-go
(cash) basis.

Stock-Based Compensation Plans

Compensation expense is recognized for the Company's employee stock ownership plan ("ESOP") equal to the fair value of shares committed to be released for allocation to participant accounts. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet committed to be released) is reflected as a reduction of stockholders' equity.

The Company accounts for its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards (measured on the grant date) as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied to awards granted in fiscal years beginning after December 15, 1994. The Company has elected to apply the provisions of APB Opinion No. 25 and provide these pro forma disclosures.

The Company's recognition and retention plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested.

Earnings Per Share

Earnings per share is reported for periods following the Conversion based on net income divided by the weighted average number of common shares outstanding and common stock equivalents. Unallocated ESOP shares that have not been committed to be released to participants are excluded from outstanding shares in computing earnings per share.

2.  Securities

A summary of the Company's securities follows:

                                                               Gross Unrealized
                                              Amortized     -----------------------        Fair
                                                Cost          Gains         Losses         Value
                                              --------      --------       --------      --------
June 30, 1997                                                   (In thousands)
-------------
Held-to-Maturity Securities
Mortgage-backed securities:
     Pass-through securities:
        Freddie Mac                           $ 57,834      $    185      $   (109)      $ 57,910
        Ginnie Mae                              32,526           834          --           33,360
        Fannie Mae                               8,056            36           (62)         8,030
     Collateralized mortgage obligations        18,049           159           (64)        18,144
                                              --------      --------       --------      --------
             Total                             116,465         1,214          (235)       117,444
US Agency and other debt securities              9,985             3           (84)         9,904
                                              --------      --------       --------      --------
             Total                            $126,450      $  1,217      $   (319)      $127,348
                                              ========      ========       ========      ========
Available-for-Sale Securities
US Agency and other debt securities           $  2,999      $      1      $    (17)      $  2,983
                                              ========      ========       ========      ========

June 30, 1996
-------------
Held-to-Maturity Securities
Mortgage-backed securities:

     Pass-through securities:
        Freddie Mac                           $ 64,437      $    184      $   (400)      $ 64,221
        Ginnie Mae                              36,240           145          (448)        35,937
        Fannie Mae                               7,096             4          (144)         6,956
     Collateralized mortgage obligations        10,448            18          (205)        10,261
                                              --------      --------       --------      --------
             Total                             118,221           351        (1,197)       117,375
US Agency and other debt securities             10,979             3          (268)        10,714
                                              --------      --------       --------      --------
             Total                            $129,200      $    354      $ (1,465)      $128,089
                                              ========      ========       ========      ========
Available-for-Sale Securities
US Agency and other debt securities           $  2,500      $      4      $    (45)      $  2,459
                                              ========      ========       ========      ========

Notes to Consolidated Financial Statements (continued)

The amortized cost of securities at June 30, 1997 consisted of approximately $91.2 million of fixed-rate securities and $38.2 million of adjustable-rate securities ($89.8 million and $41.9 million, respectively, at June 30, 1996). Collateralized mortgage obligations at June 30, 1997 consisted of government agency securities of $17.9 million and privately-issued securities of $124,000 ($10.0 million and $475,000, respectively, at June 30, 1996).

The net unrealized loss on available-for-sale securities was $16,000 ($10,000 after taxes) at June 30, 1997 and $41,000 ($25,000 after taxes) at June 30, 1996. Changes in unrealized holding gains and losses resulted in an after-tax increase (decrease) in stockholders' equity of $15,000 in fiscal 1997, ($12,000) in fiscal 1996 and $15,000 in fiscal 1995. These gains and losses will continue to fluctuate based on changes in the portfolio and market conditions.

The Company did not sell any securities during fiscal 1997, 1996 and 1995.

The amortized cost and fair value of debt securities, other than mortgage-backed securities, are shown below by remaining term to contractual maturity as of June 30, 1997. Actual maturities may differ from these amounts because certain issuers have the right to call or prepay their obligations.

                                                 Held-to-Maturity                  Available-for-Sale
                                            -------------------------          --------------------------
                                            Amortized           Fair           Amortized            Fair
                                              Cost              Value             Cost              Value
                                             ------            ------            ------            ------
                                                                   (In thousands)
More than one year to five years             $4,998            $4,956            $1,500            $1,484
More than five years to ten years             2,988             2,951              --                --
More than ten years                           1,999             1,997             1,499             1,499
                                             ------            ------            ------            ------
                                             $9,985            $9,904            $2,999            $2,983
                                             ======            ======            ======            ======

3.  Loans

Loans at June 30 consist of the following:

                                                 1997                 1996
                                               --------             --------
Mortgage loans:                                         (In thousands)
      One-to-four family                       $ 44,163             $ 38,644
      Multi-family                                  724                  394
      Commercial                                    531                  285
      Construction                                  670                  579
      Construction loans in process                (195)                (114)
                                               --------             --------
                                                 45,893               39,788
                                               --------             --------
Other loans:
      Passbook loans and other                      341                  404
      Student loans                                 102                  143
                                               --------             --------
                                                    443                  547
                                               --------             --------
           Total loans                           46,336               40,335
Allowance for loan losses                          (622)                (519)
Net deferred loan origination fees                 (207)                (259)
                                               --------             --------
           Total loans, net                    $ 45,507             $ 39,557
                                               ========             ========

Total loans (net of construction loans in process) consisted of approximately $45.2 million of fixed-rate loans and $1.1 million of adjustable-rate loans at June 30, 1997 ($39.2 million and $1.1 million, respectively, at June 30,
1996). One-to-four family mortgage loans include home equity loans of $2.4 million and $1.0 million at June 30, 1997 and 1996, respectively.

The Company primarily originates mortgage loans secured by existing single-family residential properties. The Company also originates multi-family and commercial real estate loans, and construction loans. A substantial portion of the loan portfolio is secured by real estate properties located in Westchester County, New York, and, to a lesser extent in Putnam and Dutchess Counties, New York. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

The Company applies SFAS No. 114 to loans (including participation interests) that are individually evaluated for collectibility; the standard is not applied to smaller-balance homogeneous loans (such as individual one-to-four family mortgage loans) that are collectively evaluated for impairment. The Company's impaired loans at June 30, 1997, as defined under SFAS No. 114, consisted of the $1.1 million participation interest described below (none at June 30, 1996). The allowance for loan losses at June 30, 1997 includes an impairment allowance of $83,000 established in fiscal 1997 with respect to this participation interest. The Company's average recorded investment in impaired loans was $1.1 million in fiscal 1997 (none in fiscal 1996).

The Company holds a $1.1 million participation interest in certain residential mortgage loans purchased from Thrift Association Service Corporation (the "TASCO Loans"). The Company placed this participation interest on non-accrual status during the first quarter of fiscal 1997, resulting in foregone interest income of approximately $74,000 for the year. Interest income for fiscal 1997 was also reduced by the reversal of $67,000 in interest previously received on the TASCO Loans. The Company took these actions since the FDIC, as a servicer of these loans, is disputing its obligation to pass-through certain principal and interest payments on the loans whether or not such amounts are collected from the borrowers. Although the FDIC resumed making certain payments in the fourth quarter of fiscal 1997, the matter has not been resolved; accordingly, the TASCO Loans remained on non-accrual status at June 30, 1997 and interest payments of $21,000 received in the fourth quarter have been deferred.

There were no other loans on non-accrual status at June 30, 1997 and 1996. One-to-four family mortgage loans past due more than 90 days but still accruing interest totaled $930,000 and $1.3 million at June 30, 1997 and 1996, respectively.

Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                       1997              1996             1995
                                      -----             -----            -----
                                                    (In thousands)
Balance at beginning of year          $ 519             $ 474            $ 336
Provision for losses                    143                45              160
Charge-offs                             (40)               --              (22)
                                      -----             -----            -----
Balance at end of year                $ 622             $ 519            $ 474
                                      =====             =====            =====

4.  Office Properties and Equipment

A summary of office properties and equipment at June 30 follows:

                                                               1997                1996
                                                             -------             -------
                                                                    (In thousands)
   Land                                                      $    55             $    55
   Buildings                                                     738                 638
   Furniture, fixtures and equipment                             335                 313
   Leasehold improvements                                        216                 216
                                                             -------             -------
                                                               1,344               1,222
   Less accumulated depreciation and amortization             (1,104)             (1,038)
                                                             -------             -------
Office properties and equipment, net                         $   240             $   184
                                                             =======             =======

5.  Depositor Accounts

Depositor accounts at June 30 are summarized below:

                                                                             1997                                1996
                                                                 ---------------------------          ----------------------------
                                                                                     Average                              Average
                                                                  Amount               Rate            Amount               Rate
                                                                 --------            -------          --------            --------
                                                                                     (Dollars in thousands)
Money market demand and NOW                                      $ 10,989               2.85%         $ 12,090               2.45%
Regular savings                                                    54,000               3.00            57,664               3.00
Club                                                                  717               3.00               725               3.00
                                                                 --------                             --------
                                                                   65,706               2.97            70,479               2.91
                                                                 --------                             --------
Savings certificates by remaining period to maturity:
Under one year                                                     53,825               5.53            48,026               5.38
One year to under three years                                       9,707               6.26             5,464               5.54
Three years and over                                                3,180               6.17             4,335               6.94
                                                                 --------                             --------
                                                                   66,712               5.66            57,825               5.51
                                                                 --------                             --------
             Total                                               $132,418               4.33%         $128,304               4.08%
                                                                 ========                             ========

Savings certificates issued in denominations of $100,000 or more totaled $8.8 million and $7.3 million at June 30, 1997 and 1996, respectively.

The Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996. Among other things, the Funds Act required depository institutions to pay a one-time special assessment of 65.7 basis points on their SAIF-assessable deposits held on March 31, 1995, in order to recapitalize the SAIF to the level required by law. The Bank's special assessment of $884,000 was accrued as a charge to non-interest expense for the quarter ended September 30, 1996. The assessment was paid in November 1996.

6.  Income Taxes

Income tax expense for the years ended June 30 consisted of the following components:


                                1997                1996                1995
                              -------             -------             -------
                                              (In thousands)
Federal:
      Current                 $   972             $ 1,235             $ 1,184
      Deferred                     31                 (88)                (34)
                              -------             -------             -------
                                1,003               1,147               1,150
                              -------             -------             -------
New York State:
      Current                     369                 510                 501
      Deferred                   (415)                (29)                (11)
                              -------             -------             -------
                                  (46)                481                 490
                              -------             -------             -------
Total:
      Current                   1,341               1,745               1,685
      Deferred                   (384)               (117)                (45)
                              -------             -------             -------
                              $   957             $ 1,628             $ 1,640
                              =======             =======             =======

Total income tax expense differs from the amounts computed by applying the applicable statutory Federal income tax rate of 34% to income before income taxes. A reconciliation of tax expense at the statutory rate to the Company's actual tax expense follows for the years ended June 30:

                                                    1997               1996              1995
                                                   ------             ------            ------

                                                                  (In thousands)
Tax at Federal statutory rate                      $  941             $1,309            $1,212
State taxes, net of Federal tax benefit               (30)               317               323
Other, net                                             46                  2               105
                                                   ------             ------            ------
Actual income tax expense                          $  957             $1,628            $1,640
                                                   ======             ======            ======

The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities at June 30 are as follows:

                                                                        1997                1996
                                                                      -------             -------
Deferred tax assets:                                                         (In thousands)
      Capital loss carryforward                                       $   428             $   428
      Allowance for loan losses                                           256                 213
      Loan origination fees                                                85                 107
      Other deductible temporary differences                              237                 123
                                                                      -------             -------
           Total gross deferred tax assets                              1,006                 871
      Less valuation allowance                                           (428)               (428)
                                                                      -------             -------
           Deferred tax assets, net                                       578                 443
                                                                      -------             -------
Deferred tax liabilities:
      Tax bad debt reserve in excess of base-year amounts:
           Federal                                                       (268)               (268)
           State                                                         --                  (238)
      Other taxable temporary differences                                  (6)                 (7)
                                                                      -------             -------
           Total gross deferred tax liabilities                          (274)               (513)
                                                                      -------             -------
Net deferred tax asset (liability)                                    $   304             $   (70)
                                                                      =======             =======

A capital loss carryforward of approximately $1.0 million is available at June 30, 1997 to reduce future capital gains, if any, through 1998. The valuation allowance for deferred tax assets relates to this unused carryforward. Based on the Company's historical and anticipated future pre-tax earnings, management believes that it is more likely than not that the Company's net deferred tax assets will be realized.

As a thrift institution, the Bank is subject to special provisions in the Federal and New York state tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

Certain amendments to the Federal and New York state tax laws regarding bad debt deductions were enacted in July and August 1996. The Federal amendments include elimination of the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposition of a requirement to recapture into taxable income (over a six-year period) the bad debt reserves in excess of the base-year amounts. At June 30, 1997, the Bank's tax bad debt reserve for Federal tax purposes exceeded the base-year reserve by $787,000. Since the Company had established a deferred tax liability of $268,000 with respect to this excess reserve, enactment of the recapture requirement did not result in an adjustment of the Bank's deferred tax accounts. The New York state amendments redesignate the Bank's state bad debt reserve at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage-of-taxable-income method. This change effectively eliminated the excess New York state reserve for which the Company had recognized a deferred tax liability. Accordingly, the Company reduced its deferred tax liability in the quarter ended September 30, 1996, by $238,000, representing a state deferred tax benefit of $361,000 less related deferred Federal taxes of $123,000.

At June 30, 1997, the Bank's base-year Federal and state tax bad debt reserves were $4.9 million and $8.6 million, respectively. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions to the Holding Company, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York state tax purposes. At June 30, 1997, the Bank's unrecognized deferred tax liabilities with respect to the Federal and state base-year reserves were $1.7 million and $0.6 million, respectively.

7.  Employee Benefit and Stock Compensation Plans

Pension Benefits

All eligible employees are included in a non-contributory, defined benefit pension plan. Benefits are based on credited service and final earnings, as defined. The Company's policy is to fund the consulting actuary's maximum recommended contribution, which includes the amortization of unfunded liabilities over 30 years from their date of establishment.

The following is a reconciliation of the funded status of the plan and the amount of accrued pension cost included in other liabilities at June 30:

                                                                                  1997                1996
                                                                                -------             -------
                                                                                      (In thousands)

Accumulated benefit obligation:
      Vested                                                                    $(1,947)            $(1,846)
      Non-vested                                                                    (13)                (46)
                                                                                -------             -------
           Total accumulated benefit obligation                                  (1,960)             (1,892)
      Effect of future salary increases                                            (265)               (234)
                                                                                -------             -------
Projected benefit obligation for service rendered to date                        (2,225)             (2,126)
Plan assets at fair value, primarily cash and short-term investments              1,987               1,690
                                                                                -------             -------
Projected benefit obligation in excess of plan assets                              (238)               (436)
Unrecognized net (gain) loss                                                        (84)                 74
Unrecognized prior service cost                                                      32                  39
Unrecognized net transition obligation                                               69                  84

                                                                                -------             -------
      Accrued pension cost                                                      $  (221)            $  (239)
                                                                                =======             =======

The unrecognized net transition obligation is being amortized over a period of approximately 15 years.

The components of net pension expense are as follows for the years ended June
30:

                                    1997        1996        1995
                                   -----       -----       -----
                                           (In thousands)

Service cost                       $  58       $  60       $  62
Interest cost                        155         149         165
Actual return on plan assets        (235)        (68)       (132)
Net amortization and deferral        110         (59)         25
                                   -----       -----       -----
     Net pension expense           $  88       $  82       $ 120
                                   =====       =====       =====

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.0% and 6.0%, respectively, at June 30, 1997; 7.0% and 5.0%, respectively, at June 30, 1996; and 8.25% and 6.0%, respectively, at June 30, 1995. The expected long-term rate of return on plan assets was 9.0% for each year.

The Company entered into non-qualified Supplemental Executive Retirement Agreements with certain executives during fiscal 1996 to provide them with supplemental retirement benefits in addition to the benefits provided by the pension plan. The expense related to these agreements amounted to $36,000 and $29,000 during fiscal 1997 and 1996, respectively. The accumulated benefit obligation was approximately $62,000 at June 30, 1997, all of which is unfunded. This amount was determined using a discount rate of 7.75% and a projected salary increase rate of 5.0%.

Postretirement Health Care Benefits

Substantially all employees who retired prior to October 19, 1995 are eligible for postretirement health care (medical and dental) benefits if they met certain age and length of service requirements. As discussed in note 1, effective July 1, 1995, the Company changed its method of accounting for these benefits to adopt SFAS No. 106 and recognize the costs on an accrual basis as such benefits are earned by active employees.

The Company recognized the full amount of its accumulated postretirement benefit obligation as of July 1, 1995, in the amount of $97,000, as a charge to earnings. The after-tax charge of $59,000 has been reported in the fiscal 1996 consolidated statement of income as the cumulative effect of a change in accounting principle. Postretirement benefit expense was $1,500 in fiscal 1997 and $3,000 in fiscal 1996.

The accumulated postretirement benefit obligation was approximately $100,000 and $95,000 at June 30, 1997 and 1996, respectively, all of which is unfunded. These amounts were determined using a discount rate of 8.0%. The assumed rate of increase in future health care costs was 7.5% for fiscal 1997, gradually decreasing to 5.0% in fiscal 2002 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rate would increase the accumulated benefit obligation by approximately $6,300 at June 30, 1997.

Savings and Investment Plan

The Company also maintains a Savings and Investment Plan for the benefit of its employees. This 401(k) plan was frozen in December 1995. Since that time, employees have not been permitted to make salary reduction contributions to the plan. The Company may allow salary reduction contributions in the future, but without an employer matching contribution. Plan expense was $55,000 in fiscal 1995 and $30,000 in fiscal 1996 prior to freezing the plan.

Employee Stock Ownership Plan

In connection with the Conversion, the Company established an ESOP for eligible employees. The ESOP borrowed approximately $3.3 million from the Holding Company and used the funds to purchase 327,980 shares of the Holding Company's common stock sold in the offering. The Bank makes semi-annual contributions to the ESOP equal to the debt service requirements less all dividends received by the ESOP on unallocated shares. The ESOP uses these contributions and dividends to repay principal and interest over the 20-year term of the loan.

Shares purchased by the ESOP are held in a suspense account by the plan trustee for allocation to participants on June 30 of each year. Shares released from the suspense account are allocated to participants on the basis of their relative compensation. Participants become vested in the shares allocated to their respective accounts over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions. A cumulative total of 24,599 shares have been allocated to participants through June 30, 1997. Expense recognized in fiscal 1997 and 1996 with respect to allocated shares amounted to $224,000 and $95,000, respectively, based on the average fair value of the Holding Company's common stock for each period. The cost of the 303,381 shares which have not yet been allocated to participant accounts ($3.0 million at June 30, 1997) is reflected as a reduction to stockholders' equity. The fair value of these shares was approximately $4.6 million at that date.

Stock Option Plan

On July 3, 1996, stockholders approved The Peekskill Financial Corporation 1996 Stock Option Plan ("Stock Option Plan"). Under the Stock Option Plan, 409,975 shares of authorized but unissued Holding Company stock are reserved for issuance upon option exercises. Options may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date. Options have a ten-year term and vest ratably over five years.

Effective July 3, 1996, initial option grants were made under the Stock Option Plan for 296,984 shares at an exercise price of $11.875 per share. All of these options were outstanding at June 30, 1997 with a remaining life of 9.0 years, although no options were exercisable at that date. At June 30, 1997, there were 112,991 reserved shares available for future option grants.

Options were granted at an exercise price equal to the fair value of the common stock at the grant date. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation expense is recognized with respect to options granted or exercised. Under the alternative fair-value-based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as expense over the vesting period. The estimated per-share fair value of options granted in July 1996 was $3.18, estimated using the Black-Scholes option-pricing model with assumptions approximately as follows: dividend yield of 2.75%; expected volatility rate of 20.2%; risk-free interest rate of 6.26%; and expected option life of 8 years. Had the Company applied the fair-value-based method to the options granted, net income and earnings per share for fiscal 1997 would have been $1.7 million and $0.51, respectively, compared to the reported amounts of $1.8 million and $0.56, respectively.

Recognition and Retention Plan

On July 3, 1996, stockholders also approved The Peekskill Financial Corporation 1996 Recognition and Retention Plan ("RRP"). The purpose of this plan is to provide officers and non-employee directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. Awards granted under this plan vest ratably over the respective vesting periods from the date of grant. On July 16, 1996, the Company completed the funding of the RRP by purchasing 163,990 shares of common stock in the open market for $2.0 million. RRP awards for 117,290 of these shares were made in fiscal 1997, with the remaining 46,700 purchased shares included in treasury stock at June 30, 1997 and available for future awards. Unearned compensation of $1.4 million was recorded with respect to the shares awarded and $212,000 of that amount was amortized to compensation expense in fiscal 1997.

8.  Stockholders' Equity

Conversion and Stock Offering

Concurrent with the Conversion on December 29, 1995, the Holding Company sold 4,099,750 shares of its common stock in a subscription offering at a price of $10 per share, for net proceeds of $40.0 million, after deducting conversion costs of approximately $1.0 million. The Holding Company used $20.0 million of the net proceeds to acquire all of the common stock issued by the Bank in the Conversion.

In accordance with regulatory requirements, the Bank established a liquidation account at the time of Conversion in the amount of $21.2 million, equal to its equity at June 30, 1995. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Earnings per Share

Earnings per share ("EPS") of $0.56 for fiscal 1997 and $0.36 for the six-month period ended June 30, 1996 were based on weighted-average common and common equivalent shares of 3,220,785 and 3,776,387, respectively. EPS data has not been presented for periods prior to the Conversion.

Capital Distributions

The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital requirements or the amount required to be maintained for the liquidation account. The OTS capital distribution regulations applicable to savings institutions (such as the Bank) that meet their regulatory capital requirements, generally limit dividend payments in any one year to the greater of (i) 100% of year-to-date net income plus an amount that would reduce surplus capital by one-half or (ii) 75% of net income for the most recent four quarters. Surplus capital is the excess of actual capital at the beginning of the year over the institution's minimum regulatory capital requirement. The Bank did not pay any dividends to the Holding Company during fiscal 1997 and 1996.

Unlike the Bank, the Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders. The Holding Company is subject, however, to Delaware law which generally limits dividends to an amount equal to the excess of the net assets of the Holding Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

During fiscal 1997, the Company received approvals from the OTS to repurchase an aggregate of 926,135 common shares for its treasury, in addition to shares purchased to fund the RRP. The repurchases were authorized in four separate programs, three involving 5% of outstanding shares and one involving 10%. Through June 30, 1997, the Holding Company repurchased 859,929 common shares, in open market transactions, at a total cost of $12.0 million or $13.94 per share. At June 30, 1997, an additional 66,206 shares were authorized for repurchase prior to December 1997.

Regulatory Capital Requirements

OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier I
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier I (core) capital ratio of at least 5.0%; a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements, which are applicable to the Bank only, do not consider additional capital at the Holding Company level.

Management believes that, as of June 30, 1997 and 1996, the Bank met all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of June 30, 1997 and 1996, compared to the OTS requirements for classification as a well-capitalized institution and for minimum capital adequacy:

                                                                 For Classification as            Minimum Capital
                                        Bank Actual                 Well Capitalized                  Adequacy
                                   ----------------------        ----------------------        ----------------------
                                      Amount        Ratio          Amount         Ratio         Amount         Ratio
                                   -----------      -----        ---------        -----        --------        -------
                                                           (Dollars in thousands)
June 30, 1997
Tangible capital                   $  44,697         24.9 %            N/A          N/A        $  2,696           1.5%
Tier I (core) capital                 44,697         24.9        $   8,986          5.0%          5,392           3.0
Risk-based capital:
      Tier I                          44,697         95.6            2,806          6.0             N/A           N/A
      Total                           45,278         96.8            4,677         10.0           3,742           8.0


June 30, 1996
Tangible capital                   $  43,119         24.7 %            N/A          N/A         $ 2,619           1.5%
Tier I (core) capital                 43,119         24.7        $   8,731          5.0%          5,239           3.0
Risk-based capital:
      Tier I                          43,119        103.2            2,508          6.0             N/A           N/A
      Total                           43,638        104.4            4,180         10.0           3,344           8.0


9.  Commitments and Contingencies

Off-Balance Sheet Financial Instruments

The Company's financial instruments with off-balance sheet risk were limited to fixed-rate mortgage loan origination commitments with total contractual amounts of $3.6 million and $4.4 million at June 30, 1997 and 1996, respectively. These instruments involve elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated balance sheets. The contractual amounts represent the Company's maximum potential exposure to credit loss, but do not necessarily represent future cash requirements since certain commitments may expire without being funded. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Commitments are subject to the Company's credit approval process, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements.

Federal Home Loan Bank ("FHLB") of New York Advances

The Bank may borrow funds from the FHLB of New York subject to an overall limitation of 25% of total assets or $43.6 million at June 30, 1997. Funds may be borrowed through a combination of FHLB advances and overnight borrowings under a $15.5 million line of credit. FHLB borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires maintenance of specified levels of qualifying assets (principally securities and residential mortgage loans) not otherwise pledged.

At June 30, 1996, outstanding FHLB borrowings of $500,000 are included in other liabilities in the consolidated balance sheet. These advances were repaid on July 1, 1996. There were no outstanding FHLB advances at June 30, 1997.

Lease Commitments

At June 30, 1997, the Company was obligated under two noncancellable operating leases for office space. These leases contain escalation clauses providing for increased rentals and renewal options. Rent expense under operating leases was approximately $60,000, $63,000 and $57,000 for the years ended June 30, 1997, 1996 and 1995, respectively. The future minimum lease payments under operating leases at June 30, 1997 were $85,000 for fiscal 1998; $99,000 annually for fiscal years 1999 - 2002; and an aggregate of $1.3 million for later years.

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

Quoted market prices are used to estimate fair value when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made at a certain point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or transaction costs.

The following is a summary of the carrying amounts and fair values of the Company's financial assets and liabilities (none of which are held for trading purposes) at June 30:


                                                           1997                                 1996
                                                ----------------------------         -----------------------------
                                                Carrying          Estimated          Carrying           Estimated
                                                  Value           Fair Value           Value            Fair Value
                                                --------          ----------         --------           ----------
                                                                      (In thousands)
    Financial assets:
         Cash and due from banks               $     478         $     478         $   1,020            $   1,020
         Interest-bearing deposits                 3,680             3,680            16,300               16,300
         Securities                              129,433           130,331           131,659              130,548
         Loans                                    45,507            45,717            39,557               39,527
         FHLB stock                                1,463             1,463             1,319                1,319
         Accrued interest receivable               1,064             1,064             1,111                1,111

    Financial liabilities:
         Savings certificates                     66,712            66,640            57,825               57,899
         Other deposit accounts                   65,706            65,706            70,479               70,479

The following paragraphs describe the valuation methods used by the Company to estimate the fair values of its financial instruments:

Securities
The fair values of securities were based on market prices or securities dealers' estimated prices.

Loans
Fair values were estimated by portfolio, for loans with similar financial characteristics. Loans were segregated by type, such as one-to-four family residential, multi-family residential, commercial and other loans. Each loan category was further segmented into fixed and adjustable-rate categories, and by performing and non-performing categories. The pricing methodology for performing one-to-four family residential mortgage loans was determined based on the zero-coupon yield curve plus the option adjusted spread for fixed-rate mortgages. The fair values for performing loans in other portfolio categories were estimated by discounting the expected cash flows using current market rates for loans with similar terms to borrowers of similar credit quality. The fair values of non-performing loans were based on management's analysis of estimated cash flows discounted at rates commensurate with the credit risk involved.

Deposit Liabilities
The fair value of savings certificates represents contractual cash flows discounted using interest rates currently offered on accounts with similar characteristics and remaining maturities. In accordance with SFAS No. 107, the fair values of other deposit accounts (those with no stated maturity, such as savings accounts) are equal to the carrying amounts payable on demand. In accordance with SFAS No. 107, these fair values do not include the value of core deposit relationships which comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial unrecognized value separate from the deposit balances.

Other Financial Instruments

The other financial assets and liabilities shown in the preceding table have fair values which approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments described in note 9 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At June 30, 1997 and 1996, the fair values of these financial instruments approximated the related carrying values which were not significant.

11.  Recent Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which requires presentation of both basic EPS and diluted EPS by all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution which could occur if securities or other contracts to issue common stock (such as the Company's stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As required, the Company will adopt SFAS No. 128 in its fiscal quarter ending December 31, 1997 and will restate all prior-period EPS data at that time.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. The standard does not, however, specify when to recognize or how to measure items that make up comprehensive income. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss on available-for-sale securities. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display an amount representing total comprehensive income for the period. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Among other things, SFAS No. 131 requires public companies to report (i) certain financial and descriptive information about its reportable operating segments (as defined), and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets. SFAS No. 131 is effective for periods beginning after December 15, 1997.

Management does not anticipate that the adoption of these standards will have a material impact on the Company's consolidated financial statements.

12.  Parent Company Condensed Financial Information

Set forth below are the condensed balance sheets of Peekskill Financial Corporation as of June 30,1997 and 1996, and its condensed statements of income and cash flows for the periods then ended:

                                                  June 30,
                                           --------------------
                                             1997         1996
                                           -------      -------
Condensed Balance Sheets                       (In thousands)

Assets:
    Cash                                   $   172      $   433
    Interest-bearing deposits                2,180       16,300
    Investment in subsidiary                44,687       43,094
    Other assets                                17            3
                                           -------      -------
         Total                             $47,056      $59,830
                                           =======      =======

Liabilities and Stockholders' Equity:
    Liabilities                            $     9      $    56
    Stockholders' equity                    46,966       59,774
                                           -------      -------
         Total                             $47,056      $59,830
                                           =======      =======


                                                                                             Year ended June 30,
                                                                                             -------------------
                                                                                              1997        1996*
                                                                                             ------       ------
Condensed Statements of Income                                                                 (In thousands)
Interest income                                                                              $  611      $  534
 Non-interest expense                                                                           187          85
                                                                                             ------       -----
    Income before income tax expense and equity in undistributed earnings of subsidiary         424         449
Income tax expense                                                                              195         215
                                                                                             ------       -----
    Income before equity in undistributed earnings of subsidiary                                229         234
Equity in undistributed earnings of subsidiary                                                1,583       1.140
                                                                                             ------       -----
    Net income                                                                               $1,812       1,374
                                                                                             ======      ======

*  From the date of Conversion, December 29, 1995.

                                                                                             Year ended June 30,
                                                                                           -----------------------
                                                                                             1997           1996*
                                                                                           --------       --------
Condensed Statements of Cash Flow                                                              (In thousands)
Cash flows from operating activities:

    Net income                                                                             $  1,812       $  1,374
    Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed earnings of subsidiary                                        (1,583)        (1,140)
       Other adjustments, net                                                                   461            148
                                                                                           --------       --------
         Net cash provided by operating activities                                              690            382
                                                                                           --------       --------

Cash flows from investing activities:
    Purchase of subsidiary's common stock                                                      --          (20,000)
                                                                                           --------       --------

Cash flows from financing activities:

    Treasury stock purchases                                                                (12,543)          --
    Purchase of shares to fund current-year RRP awards                                       (1,400)          --
    Net proceeds from issuance of common stock, exclusive of ESOP shares                       --           36,720
    Dividends paid                                                                           (1,128)          (369)
                                                                                           --------       --------
         Net cash (used in) provided by financing activities                                (15,071)        36,351
                                                                                           --------       --------

Net (decrease) increase in cash and cash equivalents                                        (14,381)        16,733
Cash and cash equivalents at beginning of period                                             16,733           --
                                                                                           --------       --------
Cash and cash equivalents at end of period                                                 $  2,352       $ 16,733
                                                                                           ========       ========

*  From the date of Conversion, December 29, 1995.

13.  Selected Quarterly Financial Data (Unaudited)

      Summarized quarterly financial data for fiscal 1997 and 1996 is shown below:

                                                                                   Three Months Ended
                                                              -------------------------------------------------------------
                                                              September 30      December 31       March 31          June 30
                                                              ------------      -----------       --------          -------
Fiscal 1997                                                                 (In thousands, except per share data)
Interest and dividend income                                    $ 3,056           $ 3,121          $ 3,045          $ 3,087
Interest expense                                                  1,322             1,339            1,361            1,409
                                                                -------           -------          -------          -------
     Net interest income                                          1,734             1,782            1,684            1,678
Provision for loan losses                                            98                15               15               15
Non-interest income                                                  60                64               52               60
Non-interest expense (1)                                          1,720               846              812              824
                                                                -------           -------          -------          -------
     (Loss) income before income tax (benefit) expense              (24)              985              909              899
Income tax (benefit) expense (1)                                   (233)              419              385              386
                                                                -------           -------          -------          -------
     Net income                                                 $   209           $   566          $   524          $   513
                                                                =======           =======          =======          =======
     Earnings per share                                         $  0.06           $  0.16          $  0.17          $  0.17
                                                                =======           =======          =======          =======

Fiscal 1996
Interest and dividend income                                    $ 2,687           $ 2,789          $ 3,136          $ 3,182
Interest expense                                                  1,365             1,407            1,316            1,313
                                                                -------           -------          -------          -------
     Net interest income                                          1,322             1,382            1,820            1,869
Provision for loan losses                                            15                15                5               10
Non-interest income                                                  80                69               68               91
Non-interest expense                                                640               736              680              751
                                                                -------           -------          -------          -------
     Income before income tax expense and cumulative
        effect of change in accounting principle                    747               700            1,203            1,199
Income tax expense                                                  285               315              532              496
                                                                -------           -------          -------          -------
     Income before cumulative effect of change in
        accounting principle                                        462               385              671              703
Cumulative effect of change in accounting principle                 (59)             --               --               --
                                                                -------           -------          -------          -------
     Net income                                                 $   403           $   385          $   671          $   703
                                                                =======           =======          =======          =======
     Earnings per share                                                                            $  0.18          $  0.18
                                                                                                   =======          =======

(1) For the quarter ended September 30, non-interest expense includes the SAIF special assessment of $884,000 and income tax benefit includes $238,000 attributable to a change in state tax law. See notes 5 and 6.

Corporate Information

Directors
Eldorus Maynard, Chairman of the Board
Dominick Bertoline
Edward H. Dwyer
John Patrick Fay
Robert E. Flower
William J. LaCalamito

Officers
Eldorus Maynard
Chairman of the Board and Chief Executive Officer

William LaCalamito
President and Chief Operating Officer

Corporate Offices
Peekskill Financial Corporation
1019 Park Street
Peekskill, NY  10566
(914) 737-2777

Annual Meeting
The annual meeting of stockholders will be held on October 22, 1997 at 3:30 p.m. at the Company's offices at 1019 Park Street, Peekskill, New York.

Form 10-K
For the 1997 fiscal year, Peekskill Financial Corporation will file an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders wishing a copy may obtain one by writing to:
     William J. LaCalamito
     Secretary
     Peekskill Financial Corporation
     1019 Park Street
     Peekskill, NY  10566

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016

Independent Auditors
KPMG Peat Marwick LLP
3001 Summer Street
Stamford, CT  06905

Corporate Information

General Counsel
Carl Olson
1019 Park Street
Peekskill, NY  10566

Special Counsel
Silver, Freedman & Taff, LLP
1100 New York Avenue, NW
Washington, DC  20005

Common Stock
The common stock of Peekskill Financial Corporation is traded on the NASDAQ Stock Market under the symbol "PEEK." The approximate number of stockholders was 637 at June 30, 1997.

The high and low sales price of the Company's common stock in the Over-the-Counter market of the NASDAQ National Market System for the quarters indicated were as follows:

                                                                                Closing Sale Price
                                         Cash                     --------------------------------------------------------------
                                       Dividends                                                                    End of
Quarter ended                          Declared                       High                   Low                    Period
-------------                        ------------                 ------------          -------------         ------------------
March 31, 1996                            ---                       $12.500                $11.000                    $11.625
June 30, 1996                           $0.09                        12.125                 11.125                     11.750
September 30, 1996                       0.09                        14.000                 11.250                     13.750
December 31, 1996                        0.09                        14.875                 13.250                     14.250
March 31, 1997                           0.09                        15.500                 13.500                     13.875
June 30, 1997                            0.09                        15.250                 13.375                     15.000

These quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions.