Form 10-K, Exhibit 13
period 1999-06-30
PEEKSKILL FINANCIAL CORP
filed 1999-09-28
CIK 1001802

SELECTED CONSOLIDATED FINANCIAL DATA At or for the Fiscal Year ended June 30 (Dollars in thousands, except per share data)

                                                         1999         1998       1997       1996       1995
                                                        --------   --------   --------   --------   --------
Selected Financial Condition Data:
Total assets                                            $206,932   $200,341   $182,560   $191,323   $155,716
Loans, net                                                63,436     47,631     45,507     39,557     41,060
Held-to-maturity securities                              119,122    135,446    126,450    129,200    105,421
Available-for-sale securities                             15,673      8,498      2,983      2,459      1,976
Cash and cash equivalents                                  4,157      4,626      4,158     17,320      4,681
Depositor accounts                                       148,693    139,858    132,418    128,304    130,933
Securities repurchase agreements and other borrowings     28,000     13,000        ---        ---        ---
Equity                                                    27,351     43,206     46,966     59,774     21,178

Selected Operating Data:
Interest and dividend income                            $ 13,299   $ 12,643   $ 12,309   $ 11,794   $ 10,722
Interest expense                                           6,967      6,034      5,431      5,401      4,785
                                                        --------   --------   --------   --------   --------
   Net interest income                                     6,332      6,609      6,878      6,393      5,937
Provision for loan losses                                     60         60        143         45        160
                                                        --------   --------   --------   --------   --------
   Net interest income after provision for loan            6,272      6,549      6,735      6,348      5,777
losses
Loan fees and service charges                                145        135        149        207        201
Other non-interest income                                    110         90         87        101         76
Non-interest expense (excluding special assessment)        3,806      3,474      3,318      2,807      2,490
SAIF special assessment (1)                                  ---        ---        884        ---        ---
                                                        --------   --------   --------   --------   --------
   Income before income tax expense and cumulative
       effect of change in accounting principle            2,721      3,300      2,769      3,849      3,564
Income tax expense (2)                                     1,198      1,446        957      1,628      1,640
Cumulative effect of change in accounting for
     postretirement health care benefits, net                ---        ---        ---       (59)        ---
                                                        --------   ========   ========   ========   ========
Net income (3)                                          $  1,523   $  1,854   $  1,812   $  2,162   $  1,924
                                                        ========   ========   ========   ========   ========
Earnings per share, from date of conversion (3) (4):
   Basic                                                $   0.71   $   0.68     $ 0.58     $ 0.36
   Diluted                                                  0.69       0.66       0.58       0.36
                                                        ========   ========   ========   ========
Selected Statistical Data:
Return on average assets (3)                                0.75%      0.98%      0.98%      1.23%      1.22%
Return on average equity (3)                                4.05       4.02       3.57       4.96       9.38
Net interest margin                                         3.15       3.55       3.76       3.66       3.82
Average interest rate spread                                2.39       2.52       2.57       2.57       3.32
Equity to total assets at end of period                    13.22      21.57      25.73      31.24      13.60
Efficiency ratio (5)                                       57.78      50.83      61.09      42.04      40.07
Non-interest expense to average assets (3)                  1.86       1.84       2.27       1.59       1.58
Non-performing loans to total loans, net                    1.78       3.13       4.40       3.17       5.10
Allowance for loan losses to non-performing loans          65.66      45.74      31.04      41.45      22.61
Non-performing assets to total assets                       0.55       0.79       1.22       0.65       1.35

Book value per share                                    $  14.49   $  14.92   $  14.71   $  14.58
Cash dividends per share                                    0.36       0.36       0.36       0.09
Dividend payout ratio                                      50.76%     54.69%     62.25%     26.86%

(1) Represents the Bank's share of a special assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund ("SAIF"). After taxes, this assessment reduced net income by approximately $520,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Fiscal Years Ended June 30, 1998 and 1997."
(2) Income tax expense for fiscal 1997 has been reduced by a tax benefit of $238,000 resulting from a change in New York state tax law. See Note 7 to Consolidated Financial Statements.
(3) Excluding the after-tax SAIF charge and the state tax benefit described in notes (1) and (2), net income for fiscal 1997 would have been $2,094,000, resulting in a return on average assets of 1.13%, a return on average equity of 4.13% and basic earnings per share of $0.68. The ratio of non-interest expense to average assets would have been 1.80%.
(4) Earnings per share for 1996 is for the six-month period following the conversion from mutual to stock form on December 29, 1995.
(5) The efficiency ratio is computed by dividing non-interest expense by the sum of net interest income and non-interest income (other than gains and losses on sales of securities and real estate owned). Excluding the SAIF special assessment, the efficiency ratio for fiscal 1997 would have been 48.24%.

To Our Stockholders:

         In 1999, we are proud to celebrate the 75th anniversary of our subsidiary, First Federal Savings Bank. Since its inception in 1924, First Federal Savings Bank has emphasized customer service in serving consumers in northern Westchester County and Putnam County. Over the years the Bank has changed and evolved along with the entire financial services industry and the changes continue.

         The Bank's growth strategy includes opening new brick and mortar branches or purchasing existing branches from consolidating competitors. The Bank is interested in areas contiguous to existing branches where there exists the potential of obtaining core deposits. In addition, the Bank will continue to expand its product selection by introducing new products, such as the introduction of free checking in fiscal 1999. This product enables the Bank to collect no interest cost deposits to invest in securities and originate mortgages. In May 1999, the Bank established a tax-advantaged subsidiary as a real estate investment trust ("REIT") to hold a portion of the Bank's mortgage-related assets. This strategy is expected to produce substantial state tax savings and a lower effective tax rate for the Company in fiscal year 2000 and beyond.

         Peekskill Financial Corporation went public in December 1995 by issuing 4,099,750 common shares, raising capital of over $36.7 million and increasing its equity to assets ratio to over 30.0%. Since that time the Company has stressed capital management to more effectively and profitably utilize its capital. During fiscal 1999, the Company repurchased 1,030,740 common shares, including 800,040 shares purchased in the Company's Modified Dutch Auction. At June 30, 1999, treasury stock totaled 2,211,922 common shares, almost 54.0% of the shares issued in the Company's public offering. This strategy reduced the equity to assets ratio from 31.24% at June 30, 1996 to 13.22% at June 30, 1999, and also was accretive to earnings per share.

         Diluted earnings per share increased to $0.69 for fiscal 1999 as compared to $0.66 for the previous year. Excluding the one-time costs incurred in fiscal 1999 for the establishment of the REIT, diluted earnings per share would have been $0.75, a 13.6% increase over fiscal 1998.

         Total assets increased $6.6 million to $206.9 million at June 30, 1999 from $200.3 million at June 30, 1998. During fiscal 1999, the Company followed a strategy of shifting funds from generally lower yielding securities (decreasing $9.1 million in fiscal 1999) to generally higher yielding loans (increasing $15.8 million during fiscal 1999), by originating mortgages using security principal payments. The Company originated $23.3 million in loans in fiscal 1999, which was a record level and over twice the dollar amount of originations in fiscal 1998. Changes in the Company's funding sources in fiscal 1999 included a $15.0 million increase in borrowings and an $8.8 million increase in depositor accounts, partially offset by a $15.9 million decrease in stockholders' equity. The decrease in stockholders' equity primarily reflects treasury stock purchases of $16.8 million and dividends of $773,000, partially offset by net income of $1.5 million. Book value per share was $14.49 at June 30, 1999 and $14.92 at June 30, 1998. The decrease was primarily due to the dilutive effect of stock repurchases made in the Company's Modified Dutch Auction.

         All of us at Peekskill Financial Corporation remain committed to serving our community by offering competitively priced products with exceptional customer service. We look forward to seeing you at the Annual Meeting of Stockholders of Peekskill Financial Corporation, to be held on October 20, 1999 at 3:30pm at our Peekskill, New York office.


Sincerely,


/s/ Eldorus Maynard
--------------------------
Eldorus Maynard
 Chairman of the Board and
 Chief Executive Officer

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

   Peekskill Financial Corporation (the "Holding Company" or, together with its wholly-owned subsidiary, the "Company") was incorporated in September 1995 and on December 29, 1995 became the holding company for First Federal Savings Bank (the "Bank") upon the completion of the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"). Concurrent with the Conversion, the Holding Company sold 4,099,750 shares of its common stock in a subscription offering at a price of $10 per share (the "Stock Offering").

   The primary market area of the Company, with three full-service branches, consists of northern Westchester County and Putnam County. The Bank is a community-oriented savings institution engaged principally in the business of attracting deposits from customers within its market area and investing those funds in residential mortgage loans and mortgage-backed and other securities. The financial condition and operating results of the Company are primarily dependent upon the financial condition and operating results of the Bank. The operating results of the Company depend primarily on its net interest income, or the difference between interest income on earning assets (primarily loans and securities) and interest expense on deposits and borrowings. Net income is also affected by non-interest income, such as loan fees and service charges; non-interest expense, which includes salaries and employee benefits and other operating expenses; and Federal and state income taxes. The Holding Company's primary business activity has been limited to its ownership of the Bank.

   The Company's results of operations are significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, and actions of regulatory agencies. Future changes in applicable laws, regulations or government policies may have a material impact on the Company. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market interest rates (including rates on non-deposit investment alternatives), account maturities, and the levels of personal income and savings in the Company's market area.

Forward-Looking Statements

   The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to June 30, 1999. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for subsequent periods are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

   In addition to those factors previously disclosed by the Company and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products; actions of competitors; changes in local and national economic conditions; customer deposit disintermediation; changes in customers' acceptance of the

Company's products and services; the extent and timing of legislative and regulatory actions and reforms; and Year 2000 related costs and issues substantially different from those now anticipated.

   The Company's forward-looking statements speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Liquidity

   Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Company's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals and to make new loans and investments as opportunities arise. The Bank is required to maintain an average daily balance of liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings of at least 5.0%, as defined by the regulations of the Office of Thrift Supervision (the "OTS"). At June 30, 1999, the Bank's liquidity ratio of 16.6% was in compliance with the OTS regulations.

   The Company's cash flows are classified according to their source: operating activities, investing activities and financing activities. Cash flows from operating activities consist primarily of interest received on loans and securities, and payments for interest on deposits and operating expenses. Cash flows from investing activities include disbursements for purchases of securities and loan originations, as well as proceeds from principal payments, maturities and calls of securities and principal collections on loans. Changes in depositor accounts, proceeds and repayments of borrowings such as securities repurchase agreements and Federal Home Loan Bank ("FHLB") advances, dividend payments and capital stock transactions comprise the Company's principal cash flows from financing activities. While maturities and scheduled payments on loans and securities provide an indication of the timing of the receipt of funds, external factors such as changes in interest rates, economic conditions, and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing of these cash flows.

   For the three-year period ended June 30, 1999, the average annual net cash provided by operating activities was in excess of $2.3 million. Net cash used in investing activities during fiscal 1999 was approximately $7.6 million, primarily reflecting net disbursements of $15.9 million to fund loan growth partially offset by a net decrease of $8.3 million from securities transactions.

   An important source of funds is the Company's core deposit base. Management believes that a substantial portion of the Company's total deposits of $148.7 million at June 30, 1999 are core deposits. The deposit base increased by $8.8 million in fiscal 1999, reflecting the Company's increased advertising and competitive rates for deposit products. Core deposits are generally considered to be a highly stable source of liquidity due to the long-term relationships with deposit customers. The Company also has the ability to borrow advances of up to $51.7 million from the FHLB of New York at June 30, 1999. Significant financing activities in fiscal 1999 also included borrowing $15.0 million from the FHLB; disbursing $18.2 million for treasury stock purchases, and paying $773,000 in cash dividends. The Holding Company's future ability to pay dividends to stockholders or to repurchase stock will be dependent on dividends received from the Bank, which are subject to certain regulatory restrictions and income tax considerations. See Notes 7 and 11 to Consolidated Financial Statements.

   At June 30, 1999, the Company had outstanding loan commitments of $6.7 million and loans in process of $651,000. Since certain origination commitments may not be funded and loans in process may not be fully drawn upon, these amounts do not necessarily represent future cash outlays. The Company's liquidity sources described above are anticipated to be sufficient to fund outstanding loan commitments and other obligations.

Capital

   The OTS has established regulations which require savings associations, such as the Bank, to meet minimum capital requirements. These requirements include tangible capital of 1.5% of total adjusted assets; core capital of 4.0% of total adjusted assets (effective April 1, 1999); and risk-based capital of 8.0% of risk-weighted assets. The Bank satisfied these minimum capital standards at June 30, 1999 with tangible and core capital ratios of 13.4% and a total risk-based capital ratio of 46.8%. In determining the amount of risk-weighted assets, savings associations must classify all assets, and certain off-balance sheet items, into one of four risk-weighted categories. The amount of risk-weighted assets is determined by applying a specific percentage (ranging from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans) to the amounts in each category. These capital requirements, which are applicable to the Bank only, do not consider additional capital held at the Holding Company level, and require certain adjustments to the Bank's total equity to arrive at the various regulatory capital amounts. See Note 11 to Consolidated Financial Statements for a further analysis of the Bank's actual and required regulatory capital.

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

Qualitative and Quantitative Disclosures About Market Risk

   The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.

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

   In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the general level of interest rates, the relationship between long and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long- and short-term interest rates.

   Consistent with the asset/liability management philosophy described above, the Company has taken several steps to manage its interest rate risk. First, the Company has structured the securities portfolio to shorten the lives of its interest-earning assets. For a number of years, the Company has purchased mortgage-backed securities that have either short or medium terms to maturity or adjustable interest rates. At June 30, 1999, the Company had securities of $19.7 million with contractual maturities of five years or less and adjustable-rate securities of $34.2 million. The Company has received average cash flows from principal paydowns, maturities and calls of mortgage-backed and other securities of $47.7 million annually over the past three fiscal years. The Company also controls interest rate risk by emphasizing non-certificate depositor accounts. The Board and management believe that such accounts carry a lower cost than certificate accounts, and that a material portion of such accounts may be more resistant to changes in interest rates than are certificate accounts. At June 30, 1999, the Company had $51.5 million of regular savings and club accounts, and $18.3 million of money market and NOW accounts, representing 46.9% of total depositor accounts.

   One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. The following table sets forth, at June 30, 1999, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+ or - 300 basis points, measured in 100 basis point increments).
                                    Estimated Increase
   Change in       Estimated         (Decrease) in NPV
                                ----------------------------
 Interest Rates    NPV Amount      Amount        Percent
----------------- ------------- -------------- -------------
 (Basis Points)              (Dollars in thousands)

     +300          $23,536      $(13,578)          (37)%
     +200           28,407        (8,707)          (23)
     +100           33,025        (4,089)          (11)
      ---           37,114           ---           ---
     -100           40,233         3,119             8
     -200           42,529         5,415            15
     -300           45,098         7,984            22

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

   The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the foreseeable future.

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

Analysis of Net Interest Income

   The following table sets forth the Company's average consolidated balance sheets, interest income and expense, average yields and costs, and certain other information for the fiscal years ended June 30:

                                                   1999                          1998                           1997
                                      ------------------------------ ------------------------------ ------------------------------
                                      Average              Average    Average             Average    Average             Average
                                      Balance(1) Interest Yield/Rate Balance(1) Interest Yield/Rate Balance(1) Interest Yield/Rate
                                      ---------- -------- ---------- ---------- -------- ---------- ---------- -------- ----------
                                                                        (Dollars in thousands)
Interest-earning assets:
      Loans (2)                        $  53,463 $  4,152      7.77%  $  46,559 $  3,720      7.99%  $  42,956 $  3,402      7.92%
      Mortgage-backed securities (3)     118,532    7,397      6.24     120,993    7,709      6.37     116,546    7,440      6.38
      Other debt securities (3)           21,040    1,334      6.34      12,904      852      6.60      13,005      858      6.60
      Other interest-earning assets        8,306      416      5.01       5,474      362      6.61      10,346      609      5.89
                                       --------- --------             --------- --------             --------- --------
            Total interest-earning
            assets                       201,341   13,299      6.61     185,930   12,643      6.80     182,853   12,309      6.73
                                                 --------                       --------                       --------
Non interest-earning assets                2,810                          2,382                          1,863
                                       ---------                      ---------                      ---------
            Total assets               $ 204,151                      $ 188,312                      $ 184,716
                                       =========                      =========                      =========
Interest-bearing liabilities:
      Regular savings and club
      accounts                         $  50,480 $  1,403      2.78%  $  52,922 $  1,541      2.91%  $  56,300 $  1,696      3.01%
      Money market and NOW accounts       15,702      418      2.66      11,909      329      2.76      11,252      285      2.53
      Savings certificates                78,973    4,145      5.25      71,717    3,919      5.46      62,973    3,450      5.48
      Borrowings                          19,750    1,001      5.07       4,567      245      5.36         ---      ---       ---
                                       --------- --------             --------- --------             --------- --------
            Total interest-bearing
            liabilities                  164,905    6,967      4.22     141,115    6,034      4.28     130,525    5,431      4.16
                                                 --------                       --------                       --------
Non interest-bearing liabilities           1,632                          1,100                          3,495
                                       ---------                      ---------                      ---------
            Total liabilities            166,537                        142,215                        134,020
Stockholders' equity                      37,614                         46,097                         50,696
                                       ---------                      ---------                      ---------
            Total liabilities and
            stockholders' equity       $ 204,151                      $ 188,312                      $ 184,716
                                       =========                      =========                      =========
Net interest income                              $  6,332                       $  6,609                       $  6,878
                                                 ========                       ========                       ========
Interest rate spread                                           2.39%                          2.52%                          2.57%
Net interest margin (4)                                        3.15                           3.55                           3.76
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                               1.22                           1.32                           1.40

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
                                  Fiscal 1999 vs. 1998    Fiscal 1998 vs. 1997
                                ------------------------ ----------------------
                                   Increase (Decrease)     Increase (Decrease)
                                      Due to                 Due to
                                   -------------     Net  -------------   Net
                                   Volume   Rate   Change Volume   Rate  Change
                                   ------  -----   ------ ------  -----  ------
                                                    (In thousands)
Interest-earning assets:
 Loans                             $  533  $(101)  $ 432   $ 287  $  31  $ 318
 Mortgage-backed securities          (156)  (156)   (312)    284    (15)   269
 Other debt securities                514    (32)    482      (7)     1     (6)
 Other interest-earning assets        102    (48)     54    (311)    64   (247)
                                   ------  -----   -----   -----  -----  -----
    Total                             993   (337)    656     253     81    334
                                   ------  -----   -----   -----  -----  -----
Interest-bearing liabilities:
 Regular savings and club accounts    (69)   (69)   (138)    (99)   (56)  (155)
 Money market and NOW accounts        100    (11)     89      18     26     44
 Savings certificates                 371   (145)    226     478     (9)   469
 Borrowings                           769    (13)    756     245    ---    245
                                   ------  -----   -----   -----  -----  -----
    Total                           1,171   (238)    933     642    (39)   603
                                   ======  =====   =====   =====  =====  =====
Net change in net interest income  $ (178) $ (99)  $(277)  $(389) $ 120  $(269)
                                   ======  =====   =====   =====  =====  =====

Comparison of Financial Condition at June 30, 1999 and 1998

   Total assets increased $6.6 million from $200.3 million at June 30, 1998 to $206.9 million at June 30, 1999. The increase primarily reflects a $15.8 million increase in net loans, partially offset by a $9.1 million decrease in total securities. Funding for the Company's asset growth in fiscal 1999 and its treasury share repurchases of $16.8 million was provided primarily by $15.0 million of additional borrowings and an $8.8 million increase in depositor accounts.

   The $15.8 million, or 33.2%, increase in net loans primarily reflects originations of $23.3 million, partially offset by $7.4 million of principal paydowns. The majority of the increase was in the Company's one-to-four family residential mortgage portfolio. The decrease in securities consisted of a $16.3 million decrease in held-to-maturity securities, partially offset by a $7.2 million  increase  in  available-for-sale  securities.  During  fiscal  1999 the
Company supplemented retail deposit growth by entering into $15.0 million of additional borrowings, increasing the balance of securities repurchase agreements and other borrowings to $28.0 million, or 13.5% of total assets, at June 30, 1999.

   Stockholders' equity decreased $15.9 million, or 36.7%, from $43.2 million at June 30, 1998 to $27.4 million at June 30, 1999. The decrease primarily reflects common stock purchases of $16.8 million for the treasury, dividends paid of $773,000 and a $495,000 increase in the net unrealized loss on available-for-sale securities, partially offset by net income of $1.5 million. The ratio of stockholders' equity to total assets decreased from 21.57% at June 30, 1998 to $13.22% at June 30, 1999. The Company's tangible book value per share was $14.49 at June 30, 1999 as compared to $14.92 at June 30, 1998.

Comparison  of  Operating  Results for the Fiscal  Years Ended June 30, 1999 and
1998

   General. Net income for the fiscal year ended June 30, 1999 was $1.5 million, or basic earnings per share ("EPS") of $0.71, as compared to net income of $1.9 million, or basic EPS of $0.68 for the fiscal year ended June 30, 1998. Diluted EPS for fiscal 1999 and 1998 was $0.69 and $0.66, respectively. Net income for fiscal 1999 was affected by a charge to earnings of $214,000 ($125,000 after-tax) for costs incurred to establish a Real Estate Investment Trust
("REIT") in the fourth quarter. Excluding the REIT expenses, basic and diluted EPS would have been $0.77 and $0.75, respectively.

   Net Interest Income. Net interest income decreased $277,000, or 4.2%, from $6.6 million for the year ended June 30, 1998 to $6.3 million for the current year. The Company's interest rate spread was 2.39% for fiscal 1999 as compared to 2.52% for fiscal 1998. The net interest margin decreased 40 basis points to 3.15% for the year ended June 30, 1999. The components of net interest income are interest and dividend income, which increased $656,000, and interest expense, which increased $933,000.

  Total interest and dividend income increased $656,000, or 5.2%, to $13.3 million for the year ended June 30, 1999 as compared to $12.6 million for the year ended June 30, 1998. The increase primarily reflects a $15.4 million, or 8.3%, increase in average interest-earning assets, partially offset by a 19 basis point decrease in the average yield on interest-earning assets. The $15.4 million increase in average interest-earning assets is comprised of increases of $6.9 million in the average loan portfolio, $5.7 million in the average securities portfolio and $2.8 million in other interest-earning assets. Management intends to continue its current strategy of increasing the loan portfolio (primarily residential mortgage loans), as market conditions permit by introducing new products and stimulating loan demand through advertising.

  The  $933,000  increase in total  interest  expense was caused  primarily by a
$23.8 million, or 16.9%, increase in average interest-bearing liabilities, partially offset by a 6 basis point decrease in the average rate paid on interest-bearing liabilities. The increase in average interest-bearing liabilities is comprised of increases of $3.8 million in money market and NOW accounts, $7.3 million in savings certificates and $15.2 million in borrowings, partially offset by a $2.4 million decrease in regular savings and club accounts. During fiscal 1999, the Company obtained additional borrowings (securities repurchase agreements and FHLB advances) of $15.0 million, at an average initial rate of 4.76%.

   Provision for Loan Losses. The provision for loan losses is a charge against income which increases the allowance for loan losses. The adequacy of the allowance for loan losses is evaluated periodically and is determined based on management's judgment concerning the amount of risk and probable loss inherent in the existing loan portfolio. The allowance for loan losses consists of amounts specifically allocated to non-performing loans (if any) as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgages and consumer loans are generally evaluated on an aggregate or "pool" basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the current economic conditions in the Company's market area. When doubt exists in the view of management as to the collectibility of the remaining balance of a loan, the Company will charge-off that portion deemed to be uncollectible. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

  The provision for loan losses was $60,000 for both fiscal 1999 and 1998. The allowance for loan losses was $742,000 or 65.66% of non-performing loans at June 30, 1999, compared to $682,000 or 45.74% of non-performing loans at June 30, 1998. The allowance represented 1.17% of total loans at June 30, 1999, compared to 1.43% a year earlier. The Company did not have any loan charge-offs or recoveries in fiscal 1999 and 1998. Non-performing loans at June 30, 1999 were $1.1 million as compared to $1.5 million at June 30, 1998. The ratio of non-performing loans to net loans was 1.78% at June 30, 1999 as compared to 3.13% at June 30, 1998. See "Asset Quality" for further information.

   Non-Interest Income. Non-interest income increased $30,000 to $255,000 for fiscal 1999 from $225,000 for fiscal 1998. Non-interest income is primarily comprised of loan fees, service charges and rental income on the Company's office properties. The increase reflects a $10,000 increase in loan fees and service charges and a $20,000 increase in other non-interest income.

   Non-Interest Expense. Non-interest expense increased $332,000 to $3.8 million for the year ended June 30, 1999 from $3.5 million for the prior year. The increase is primarily the result of increases of $50,000 in computer service fees, $248,000 in professional fees and $77,000 in other non-interest expenses, partially offset by a $74,000 decrease in compensation and benefits. The increase in computer service fees is due to upgrades being made by the Company and the service bureau in preparation for the Year 2000, as well as increased charges based on volume growth. The increase in professional fees is primarily due to costs of approximately $214,000 incurred to establish the REIT in the fourth quarter of fiscal 1999, as well as legal fees incurred in conjunction with a lawsuit filed in January 1999. The lawsuit, purporting to be on behalf of the Company's shareholders, was filed in response to the Company's decision not to pursue an unsolicited acquisition offer. The lawsuit was dismissed in May 1999 and resulted in no payment by the Company to the plaintiff. The $74,000 decrease in compensation and benefits primarily reflects a $64,000 charge in fiscal 1998 for the full vesting of certain shares under the Company's Recognition and Retention Plan ("RRP"), due to the death of one of the Company's Directors.

   Income Tax Expense. Income tax expense was $1.2 million and $1.4 million, respectively, for fiscal years 1999 and 1998. The $248,000 decrease in tax expense primarily reflects a $579,000 decrease in pre-tax income. The effective tax rates for the years ended June 30, 1999 and 1998 were 44.0% and 43.8%, respectively. The establishment of the REIT is expected to produce substantial state tax savings and a lower effective tax rate for the Company in fiscal 2000 and beyond. The Company anticipates that the amount of tax benefits realized within approximately the first year will match the after-tax costs incurred in fiscal 1999 to establish the REIT.

Comparison  of  Operating  Results for the Fiscal  Years Ended June 30, 1998 and
1997

   General. Net income for the fiscal year ended June 30, 1998 was $1.9 million, or basic EPS of $0.68, as compared to net income of $1.8 million, or basic EPS of $0.58 for the fiscal year ended June 30, 1997. Diluted EPS was $0.66 and $0.58, respectively, for fiscal years 1998 and 1997. Net income for the year ended June 30, 1998 was affected by a charge to earnings of $64,000 ($37,000 net of taxes) for the full vesting of certain shares under the Company's RRP, due to the death of one of the Company's Directors. Net income for the year ended June 30, 1997 was affected by a one-time charge to earnings for a Federal deposit insurance special assessment of $884,000 ($520,000 net of taxes) and a credit to earnings for the recognition of a $238,000 reduction to New York State tax expense due to a change in tax law. Excluding these events, net income would have been $1.9 million and $2.1 million for the years ended June 30, 1998 and 1997, respectively, and basic EPS would have been $0.70 and $0.68, respectively.

   Net Interest Income. Net interest income decreased $269,000, or 3.9%, from $6.9 million for the year ended June 30, 1997 to $6.6 million for the year ended June 30, 1998. The components of net interest income are interest and dividend income, which increased $334,000, and interest expense, which increased $603,000. The Company's interest rate spread decreased to 2.52% for fiscal 1998 from 2.57% for fiscal 1997. The net interest margin decreased 21 basis points to 3.55% for the year ended June 30, 1998, reflecting a $7.5 million decrease in average net earning assets.

   Total interest and dividend income increased $334,000, or 2.7%, to $12.6 million for fiscal 1998 from $12.3 million for fiscal 1997. The increase primarily reflects a $3.1 million increase in average interest-earning assets and a 7 basis point increase in the average yield on interest-earning assets. The overall increase in average interest-earning assets is comprised of increases of $3.6 million in the average loan portfolio and $4.3 million in the average securities portfolio, partially offset by a decrease of $4.9 million in other interest-earning assets. The change in mix of interest-earning assets reflects the use of generally lower yielding other interest-earning assets to purchase shares of the Company's common stock for the treasury.

   The $603,000 increase in total interest expense was caused primarily by a 12 basis point increase in the average rate paid on interest-bearing liabilities and a $10.6 million increase in average interest-bearing liabilities. The higher average rate in fiscal 1998 reflects a continuing shift in the mix of interest-bearing deposits from generally lower rate savings and club accounts (the average of which decreased $3.4 million during fiscal 1998) to generally higher rate savings certificates (the average of which increased $8.7 million during fiscal 1998). This shift was partially offset by a 10 basis point decrease in the average rate paid on regular savings and club accounts. During fiscal 1998, the Company entered into two securities repurchase agreements totaling $13.0 million at an average rate of 5.36%, for which the Company recorded $245,000 of interest expense.

   Provision for Loan Losses. The provision for loan losses was $60,000 in fiscal 1998 and $143,000 in fiscal 1997. The higher provision in fiscal 1997 was due to the establishment of an $83,000 allowance for loan losses on certain participation loans. The overall allowance for loan losses was $682,000, or 45.74% of non-performing loans at June 30, 1998, as compared to $622,000, or 31.04% of non-performing loans at June 30, 1997. The Company did not have any charge-offs in fiscal 1998 as compared to $40,000 in fiscal 1997. Non-performing loans at June 30, 1998 were $1.5 million compared to $2.0 million at June 30, 1997. The ratio of non-performing loans to net loans was 3.13% at June 30, 1998 compared to 4.40% at June 30, 1997. See "Asset Quality" for further information.

   Non-Interest Income. Non-interest income decreased $11,000 to $225,000 for fiscal 1998 from $236,000 for fiscal 1997. The decrease reflects a $14,000 decrease in loan fees and service charges, partially offset by a $3,000 increase in other non-interest income.

   Non-Interest Expense. Non-interest expense decreased $728,000 to $3.5 million for the year ended June 30, 1998 from $4.2 million for the prior year. The decrease is primarily the result of a $985,000 decrease in Federal deposit insurance costs, partially offset by a $155,000 increase in compensation and benefits expense and an $88,000 increase in occupancy costs. The decrease in deposit insurance costs reflects the absence in fiscal 1998 of the special assessment of $884,000 included in the fiscal 1997 amount, as well as lower ongoing costs subsequent to recapitalization of the Savings Association Insurance Fund ("SAIF"). Under legislation enacted on September 30, 1996, the Federal Deposit Insurance Corporation ("FDIC") imposed a special assessment on all financial institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. Pursuant to such authority, the FDIC imposed a special assessment of 65.7 basis points on each institution's SAIF-assessable deposits. The Company's special SAIF assessment of $884,000 was charged to expense in the first quarter of fiscal 1997. The increase in compensation and benefits expense in fiscal 1998 primarily reflects (i) a $64,000 charge for the full vesting of certain shares under the Company's RRP, due to the death of one of the Company's Directors, and (ii) a $53,000 increase in expense related to the Employee Stock Ownership Plan ("ESOP") due to increases in the Company's stock price. The increase in occupancy costs primarily reflects costs associated with the new building completed in fiscal 1998 for the Bank's Mohegan Lake branch.

   Income Tax Expense. Income tax expense was $1.4 million and $957,000, respectively, for fiscal years 1998 and 1997. The increase in tax expense reflects a $531,000 increase in pre-tax income, as well as the Company's recognition of a tax benefit of $238,000 in fiscal 1997 due to the reduction of a deferred tax liability caused by an amendment to the New York State tax law. As discussed in Note 7 to Consolidated Financial Statements, the amendment changed the base-year for tax bad debt reserves and eliminated the need for a deferred tax liability previously recognized for reserves in excess of the base-year amount. The effective tax rates for the years ended June 30, 1998 and 1997 were 43.8% and 34.6%, respectively. Excluding the one-time benefit of $238,000, the effective tax rate for fiscal 1997 would have been 43.2%.

Asset Quality

   The following table sets forth information regarding non-performing loans and real estate owned at the dates indicated. There were no troubled debt restructurings at the dates set forth below.

                                                       At June 30,
                                           -----------------------------------
                                            1999   1998   1997    1996   1995
                                           ------ ------ ------- ------ ------
                                                   (Dollars in thousands)
Non-accrual (impaired) loans:
 Participation interests in TASCO Loans    $  316 $  876 $ 1,074 $  --- $  ---
 One-to-four family mortgage loans            382
                                                     245     ---    ---    ---
                                           ------ ------ ------- ------ ------
     Total non-accrual loans                  698  1,121   1,074    ---    ---
Accruing loans past due more than 90 days:
 One-to-four family mortgage loans            432    370     930  1,252  2,096
                                           ------ ------ ------- ------ ------
     Total non-performing loans             1,130  1,491   2,004  1,252  2,096
 Real estate owned                            ---     94     220    ---    ---
                                           ====== ====== ======= ====== ======
     Total non-performing assets           $1,130 $1,585 $ 2,224 $1,252 $2,096
                                           ====== ====== ======= ====== ======

Ratios:
 Allowance for loan losses to:
    Non-performing loans                    65.66% 45.74%  31.04% 41.45% 22.61%
    Total loans, net                         1.17   1.43    1.37   1.31   1.15
 Non-performing loans to total loans, net    1.78   3.13    4.40   3.17   5.10
 Non-performing assets to total assets       0.55   0.79    1.22   0.65   1.35

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

   At June 30, 1999, non-performing assets totaled $1.1 million, or 0.55% of total assets, compared to $1.6 million, or 0.79% of total assets, at June 30, 1998. The $455,000 decrease reflects decreases of $560,000 in non-accrual TASCO Loans and $94,000 in real estate owned, partially offset by an increase of $199,000 in non-performing one-to-four family mortgage loans. As discussed in
Note 3 to Consolidated Financial Statements, the TASCO Loans are participation interests in loans originated by Thrift Association Service Corporation for which the FDIC, as servicer of these loans, disputed its obligation to pass-through certain principal and interest payments whether or not such amounts are collected from the borrowers. The FDIC suspended making payments beginning in 1996, but resumed making certain payments in 1997 and has continued to do so. The Company's participation interests in the TASCO Loans totaled $643,000 and $876,000 at June 30, 1999 and 1998, respectively. The decrease during fiscal 1999 reflects current year principal payments, as well as principal reductions from the reclassification of $143,000 in interest payments deferred in fiscal 1998 and 1997. Based on the present payment status of the loans underlying the participation interests, management has classified participation interests of $316,000 as non-performing at June 30, 1999. All participation interests were classified as non-performing at June 30, 1998.

   The allowance for loan losses as a percentage of non-performing loans was 65.66% at June 30, 1999 compared to 45.74% at June 30, 1998 and 31.04% at June
30, 1997. As a percentage of total loans, the allowance for loan losses decreased to 1.17% at June 30, 1999 compared to 1.43% at June 30, 1998 and 1.37% at June 30, 1997.

   The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                          Year ended June 30,
                               ----------------------------------------
                               1999     1998    1997      1996     1995
                               ----     ----    ----      ----     ----
                                        (Dollars in thousands)

Balance at beginning of year   $682     $622    $519      $474     $336
Provision for loan losses        60       60     143        45      160
Charge-offs                     ---      ---     (40)      ---      (22)
                               ====     ====    ====      ====     ====
Balance at end of year         $742     $682    $622      $519     $474
                               ====     ====    ====      ====     ====

Impact of Inflation

   The consolidated financial statements and related notes have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


Impact of Year 2000 Issue

   Like other financial institutions, the Company relies on computers for the daily conduct of its business, all its transaction processing and for general data processing. The "Year 2000 Issue" arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs may not properly recognize a year that begins with "20" instead of the familiar "19", causing the programs to fail or create erroneous results.

   The Company has initiated formal communications with all its significant suppliers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. The Company's data processing for its core banking applications is performed by a third party vendor. These core applications are the Company's mission-critical systems for purposes of its Year 2000 plan. At this time, the vendor has asserted that it is Year 2000 compliant and the Company, in conjunction with other customers of this vendor, has tested the remediated system. The testing of the Company's data processing vendor is complete and no significant problems were encountered. The Company currently believes that, with modifications to existing software and conversions to new software, the Year 2000 Issue will be mitigated without causing a material adverse impact on its operations.

   Contingency plans have been developed for all mission-critical areas of the Company's operations. The contingency plan for the Company's data processing function involves the manual processing of transactions by the Company's employees. Contingency plans for the other mission-critical areas involve having secondary providers ready if problems with primary providers are encountered.

   The Company utilizes both internal and external resources to reprogram, or replace, and test all software for Year 2000 modifications. Related costs are expensed as incurred, except for costs incurred in the purchase of new software or hardware, which are capitalized. At June 30, 1999, the cumulative costs incurred to address the Year 2000 Issue amounted to approximately $160,000. Costs incurred to date are primarily related to computer hardware purchases, and management does not expect that additional costs to be incurred in connection with the Year 2000 Issue will have a material impact on the Company's financial condition or results of operations. Since substantially all of the Company's loans are residential mortgages, the ability of the Company's borrowers to become Year 2000 compliant is not a significant concern.

   The estimated costs and timetable for the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors with respect to both the Company and its suppliers that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this field, the ability to locate and correct all relevant computer codes, testing complications and similar uncertainties. In addition, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

Management's Report

   Management is responsible for the preparation and integrity of the consolidated financial statements and the other information presented in this annual report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reflect management's judgments and estimates with respect to certain events and transactions.

   Management is responsible for maintaining a system of internal control. The purpose of this system is to provide reasonable assurance that transactions are recorded in accordance with management's authorization, assets are safeguarded against loss or unauthorized use, and underlying financial records support the preparation of financial statements. The system includes the communication of written policies and procedures, selection of qualified personnel, and appropriate segregation of responsibilities.

   The Board of Directors meets periodically with Company management and the independent auditors, KPMG LLP, to review matters related to the quality of financial reporting, internal control, and the nature, extent and result of the audit efforts.

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


Eldorus Maynard                                        William J. LaCalamito
Chairman and Chief Executive Officer                   President


Independent Auditors' Report

The Board of Directors and Stockholders
Peekskill Financial Corporation:

   We have audited the accompanying consolidated balance sheets of Peekskill Financial Corporation and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of Peekskill Financial Corporation and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999 in conformity with generally accepted accounting principles.


Stamford, Connecticut
July 27, 1999

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
                                                             June 30,
                                                     -------------------------
                                                        1999           1998
                                                     ----------     ----------
Assets
Cash and due from banks                              $      957     $    2,616
Interest-bearing deposits                                 3,200          2,010
Securities (note 2):
  Held-to-maturity, at amortized cost
    (fair value of $118,675 in 1999
     and $136,883 in 1998)                              119,122        135,446
  Available-for-sale, at fair value
    (amortized cost of $16,500 in
     1999 and $8,500 in 1998)                            15,673          8,498
                                                     ----------     ----------
     Total securities                                   134,795        143,944
Loans, net of allowance for loan losses
  of $742 in 1999 and $682 in 1998 (note 3)              63,436         47,631
Federal Home Loan Bank stock, at cost                     1,463          1,463
Accrued interest receivable                               1,094          1,050
Office properties and equipment, net (note 4)             1,114          1,043
Deferred income taxes, net (note 7)                         814            362
Real estate owned                                           ---             94
Other assets                                                 59            128
                                                     ----------     ----------
            Total assets                             $  206,932     $  200,341
                                                     ==========     ==========
Liabilities and Stockholders' Equity
Liabilities:
 Depositor accounts (note 5)                         $  148,693     $  139,858
 Securities repurchase agreements
   and other borrowings (note 6)                         28,000         13,000
 Mortgage escrow deposits                                 1,692          1,759
 Other liabilities (note 6)                               1,196          2,518
                                                     ----------     ----------
    Total liabilities                                   179,581        157,135
                                                     ----------     ----------
Commitments and contingencies (note 12)

Stockholders' equity (notes 8 and 11):
  Preferred stock (par value $0.01 per
    share; 100,000 shares authorized; none
    issued or outstanding)                                  ---            ---
  Common stock (par value $0.01 per share;
    4,900,000 shares authorized;
    4,099,750 shares issued)                                 41             41
  Additional paid-in capital                             40,305         40,181
  Unallocated common stock held by
    employee stock ownership plan ("ESOP")               (2,706)        (2,870)
  Unamortized awards of common stock
    under recognition and retention plan ("RRP")           (771)          (922)
  Treasury stock, at cost (2,211,922
    shares in 1999 and 1,204,181 shares in 1998)        (34,204)       (17,730)
  Retained earnings                                      25,183         24,508
  Accumulated other comprehensive loss (note 10)           (497)            (2)
                                                     ----------     ----------
     Total stockholders' equity                          27,351         43,206
                                                     ==========     ==========
        Total liabilities and stockholders' equity   $  206,932     $  200,341
                                                     ==========     ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
                                                     Year ended June 30,
                                                -------------------------
                                                  1999     1998     1997
                                                -------  -------  -------
Interest and dividend income:
      Loans                                     $ 4,152  $ 3,720  $ 3,402
      Securities                                  8,731    8,561    8,298
      Interest-bearing deposits and other           416      362      609
                                                -------  -------  -------
         Total interest and dividend income      13,299   12,643   12,309
                                                -------  -------  -------

Interest expense:
      Depositor accounts (note 5)                 5,966    5,789    5,431
      Securities repurchase agreements              993      245      ---
      Federal Home Loan Bank advances                 8      ---      ---
                                                -------  -------  -------
         Total interest expense                   6,967    6,034    5,431
                                                -------  -------  -------

         Net interest income                      6,332    6,609    6,878
Provision for loan losses (note 3)                   60       60      143
                                                -------  -------  -------
         Net interest income after
           provision for loan losses              6,272    6,549    6,735
                                                -------  -------  -------

Non-interest income:
      Loan fees and service charges                 145      135      149
      Other                                         110       90       87
                                                -------  -------  -------
         Total non-interest income                  255      225      236
                                                -------  -------  -------

Non-interest expense:
      Compensation and benefits (note 8)          1,810    1,884    1,729
      Occupancy costs                               451      429      341
      Computer service fees                         232      182      180
      Professional fees                             411      163      140
      Safekeeping and custodial services            107       98       94
      Federal deposit insurance costs,
         including a special assessment of
         $884 in 1997 (note 5)                       84       84    1,069
      Other                                         711      634      649
                                                -------  -------  -------
         Total non-interest expense               3,806    3,474    4,202
                                                -------  -------  -------
         Income before income tax expense         2,721    3,300    2,769
Income tax expense (note 7)                       1,198    1,446      957
                                                -------  -------  -------
         Net income                             $ 1,523  $ 1,854  $ 1,812
                                                =======  =======  =======

Earnings per share (note 9):
      Basic                                     $  0.71  $  0.68  $  0.58
      Diluted                                      0.69     0.66     0.58
                                                =======  =======  =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED   STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS'   EQUITY
(Dollars  in thousands, except share data)

                                                   Unallocated Unamortized
                                                     Common     Awards of                       Accumulated
                                          Additional  Stock      Common                            Other        Total
                                 Common    Paid-in     Held      Stock      Treasury   Retained Comprehensive Stockholders'
                                  Stock    Capital    By ESOP   Under RRP    Stock     Earnings     Loss        Equity
                                 -------   -------   --------    -------    --------    -------    -------    -------
 Balance at June 30, 1996        $    41   $39,972   $ (3,198)   $   ---    $    ---    $22,984    $   (25)   $59,774
 Net income                          ---       ---        ---        ---         ---      1,812        ---      1,812
 Other comprehensive income
    (note 10)                        ---       ---        ---        ---         ---        ---         15         15
                                                                                                              -------
    Total comprehensive income                                                                                  1,827
 Dividends paid ($0.36 per
  share)                             ---       ---        ---        ---         ---     (1,128)       ---     (1,128)
 Purchase of 859,929
  treasury shares                    ---       ---        ---        ---     (11,985)       ---        ---    (11,985)
 Purchase of 163,990
  shares to fund the RRP:
    Awarded to participants
       (117,290 shares)              ---       ---        ---     (1,400)        ---        ---        ---     (1,400)
    Treasury stock
       available for
       future awards
       (46,700 shares)               ---       ---        ---        ---        (558)       ---        ---       (558)
 Amortization of RRP awards          ---       ---        ---        212         ---        ---        ---        212
 ESOP shares allocated
  (16,399 shares)                    ---        60        164        ---         ---        ---        ---        224
                                 -------   -------   --------    -------    --------    -------    -------    -------
Balance at June 30, 1997              41    40,032     (3,034)    (1,188)    (12,543)    23,668        (10)    46,966
 Net income                          ---       ---        ---        ---         ---      1,854        ---      1,854
 Other comprehensive income
    (note 10)                        ---       ---        ---        ---         ---        ---          8          8
                                                                                                              -------
    Total comprehensive income                                                                                  1,862
 Dividends paid
    ($0.36 per share)                ---       ---        ---        ---         ---     (1,014)       ---     (1,014)
 Purchase of 297,552
    treasury shares                  ---       ---        ---        ---      (5,187)       ---        ---     (5,187)
 Amortization of RRP awards          ---       ---        ---        266         ---        ---        ---        266
 Tax benefit from vesting of
    RRP awards                       ---        36        ---        ---         ---        ---        ---         36
 ESOP shares allocated
    (16,399 shares)                  ---       113        164        ---         ---        ---        ---        277
                                 -------   -------   --------    -------    --------    -------    -------    -------
 Balance at June 30, 1998             41    40,181     (2,870)      (922)    (17,730)    24,508         (2)    43,206
    Net income                       ---       ---        ---        ---         ---      1,523        ---      1,523
    Other comprehensive loss
    (note 10)                        ---       ---        ---        ---         ---        ---       (495)      (495)
                                                                                                              -------
    Total comprehensive income                                                                                  1,028
 Dividends paid ($0.36 per
  share)                             ---       ---        ---        ---          ---      (773)       ---       (773)
 Purchase of 1,030,740
  treasury shares                    ---       ---        ---        ---      (16,822)      ---        ---    (16,822)
 RRP award (2,500 shares)
                                     ---        14        ---        (44)          30       ---        ---        ---
 Exercise of stock options
  (20,499 treasury shares)           ---       ---        ---        ---          318       (75)       ---        243
 Amortization of RRP awards
                                     ---       ---        ---        195          ---       ---        ---        195
 Tax benefit from vesting of
   RRP awards
                                     ---        36        ---        ---          ---       ---        ---         36
 ESOP shares allocated
   (16,399 shares)                   ---        74        164        ---          ---       ---        ---        238
                                 -------   -------   --------    -------    --------    -------    -------    -------
 Balance at June 30, 1999        $    41   $40,305   $ (2,706)   $  (771)   $(34,204)   $25,183    $  (497)   $27,351
                                 =======   =======   ========    =======    ========    =======    =======    =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
                                                          Year ended June 30,
                                                      -------------------------
                                                        1999    1998     1997
                                                      ------- -------- --------
Cash flows from operating activities:
 Net income                                           $ 1,523 $  1,854 $  1,812
 Adjustments to  reconcile  net income to
      net cash  provided by  operating activities:
   Provision for loan losses                               60       60      143
   Depreciation and amortization expense                  101       96       66
   ESOP and RRP expense                                   433      543      436
   Net amortization and accretion of deferred
      fees, discounts and premiums                         59      (61)    (122)
   Net (increase) decrease in accrued
      interest receivable                                 (44)      14       47
   Net decrease in other assets                            69       43        2
   Deferred tax benefit                                  (146)     (58)    (384)
   Net increase in other liabilities                       24      434       90
   Other adjustments, net                                  (1)      (1)      10
                                                      ------- -------- --------
   Net cash provided by operating activities            2,078    2,924    2,100
                                                      ------- -------- --------
Cash flows from investing activities:
 Purchases of securities:
   Held-to-maturity                                   (45,826) (52,950) (18,422)
   Available-for-sale                                 (17,500) (11,100)  (1,000)
 Proceeds from principal payments, maturities
 and calls of securities:
   Held-to-maturity                                    62,155   44,046   21,232
   Available-for-sale                                   9,500    5,100    1,000
 Disbursements for loan originations,
   net of principal collections                       (15,865)  (2,431)  (6,261)
 Purchase of Federal Home Loan Bank stock                 ---      ---     (144)
 Proceeds from sales of real estate owned                  94      373      ---
 Purchases of office properties and equipment            (171)    (899)    (122)
                                                      ------- -------- --------
   Net cash used in investing activities               (7,613) (17,861)  (3,717)
                                                      ------- -------- --------
Cash flows from financing activities:
  Net increase in depositor accounts                    8,835    7,440    4,114
  Proceeds from securities repurchase
    agreements and other borrowings                    15,000   13,000      ---
  Repayments of Federal Home Loan Bank advances           ---      ---     (500)
  Net decrease in mortgage escrow deposits                (67)    (184)     (88)
  Treasury stock purchases                            (18,172)  (3,837) (12,543)
  Purchase of shares to fund current-year
    RRP awards                                            ---      ---   (1,400)
  Proceeds from issuance of common stock                  243      ---      ---
  Dividends paid                                         (773)  (1,014)  (1,128)
                                                      ------- -------- --------
   Net cash provided by (used in) financing
     activities                                         5,066   15,405  (11,545)
                                                      ------- -------- --------
Net (decrease) increase in cash and cash equivalents     (469)     468  (13,162)
Cash and cash equivalents at beginning of year          4,626    4,158   17,320
                                                      ------- -------- --------
Cash and cash equivalents at end of year              $ 4,157 $  4,626 $  4,158
                                                      ======= ======== ========
Supplemental information:
  Interest paid                                       $ 6,940 $  5,918 $  5,468
  Income taxes paid                                     1,346    1,390    1,105
  (Decrease) increase in liability for
      treasury stock purchased, not yet settled        (1,350)   1,350      ---
  (Decrease) increase in liability for securities
      purchased, not yet settled                          ---     (499)     499
  Mortgage loans transferred to real estate owned         ---      247      220
                                                      ======= ======== ========

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Peekskill Financial Corporation (the "Holding Company") is a savings and loan holding company which owns all of the outstanding common stock of First Federal Savings Bank (the "Bank"), formerly First Federal Savings and Loan Association of Peekskill. The Holding Company and the Bank are collectively referred to herein as "the Company." The Bank operates three full-service branches, and serves northern Westchester County and Putnam County as its primary market area. The Bank is a community-oriented savings institution engaged principally in the business of attracting deposits from customers in its market area and investing those funds in residential mortgage loans and mortgage-backed and other securities. The Bank is a federally chartered stock savings bank with deposits insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. The Company's primary regulator is the Office of Thrift Supervision ("OTS").

Basis of Presentation

The consolidated financial statements include the accounts of the Holding Company, the Bank and First Federal REIT, Inc. (a wholly-owned subsidiary of the Bank formed in May 1999 as a real estate investment trust to hold a portion of the Company's mortgage-related assets). All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ significantly from those estimates. Significant estimates that are particularly susceptible to near-term change are the allowance for loan losses and deferred income taxes, which are discussed below.

For purposes of reporting cash flows, cash and cash equivalents represent cash and due from banks and interest-bearing deposits.

Securities

Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires the classification of individual securities as held-to-maturity, trading, or available-for-sale. SFAS No. 115 limits the held-to-maturity category to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available-for-sale. Management determines the appropriate classification of the Company's securities at the time of purchase.

Held-to-maturity securities are carried at amortized cost. Available-for-sale securities are carried at fair value, with unrealized gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of stockholders' equity (accumulated other comprehensive income or loss). The Company has no trading securities. Federal Home Loan Bank stock is a non-marketable security held in accordance with certain regulatory requirements and, accordingly, is carried at cost.

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

Allowance for Loan Losses

The allowance for loan losses is increased by provisions for loan losses charged to income. Losses on loans (including impaired loans) are charged to the allowance for loan losses when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance when realized. Management estimates the allowance for loan losses based on an evaluation of the Company's past loan loss experience, known and inherent risks in the portfolio, estimated value of underlying collateral, and current economic conditions. In management's judgment, the allowance for loan losses is adequate to absorb probable losses in the existing portfolio.

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

In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," a loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest contractually due. The Company applies SFAS No. 114 to loans (including participation interests) that are individually evaluated for collectibility. The standard generally does not apply to smaller-balance homogeneous loans (such as individual one-to-four family mortgage loans) that are collectively evaluated for impairment. Under SFAS No. 114, creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

Securities Repurchase Agreements

In  securities  repurchase  agreements,  the Company  transfers  securities to a counterparty  under an agreement to  repurchase  the  identical  securities at a fixed price in the future. These agreements are accounted for as secured financing transactions provided the Company maintains effective control over the transferred securities and meets the other criteria for such accounting as specified in SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Since all of the Company's agreements are accounted for as secured financings, the transaction proceeds are recorded as borrowed funds and the underlying securities continue to be carried in the Company's securities portfolio.

Income Taxes

Income taxes are accounted for under the asset and liability method. Accordingly, deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" and tax loss carryforwards. Temporary differences are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to future taxable income. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

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

Treasury Stock

Treasury stock is carried at cost and is presented as a deduction from stockholders' equity. Purchases of treasury shares are recorded on the trade date.

Pension Plans

The Company maintains a non-contributory defined benefit pension plan which covers substantially all employees. Pension costs are funded on a current basis. Costs for this plan, as well as supplemental retirement agreements, are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

Stock-Based Compensation Plans

Compensation expense is recognized for the Company's employee stock ownership plan ("ESOP") equal to the fair value of shares committed to be released for allocation to participant accounts. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet committed to be released) is deducted from stockholders' equity.

The Company accounts for its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards (measured on the grant date) as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide these pro forma disclosures.

The Company's recognition and retention plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested.

Earnings Per Share

In accordance with SFAS No. 128, "Earnings per Share," the Company has presented both basic earnings per share ("EPS") and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted number of common shares outstanding for the period. Shares outstanding for this purpose exclude unallocated ESOP shares that have not been committed to be released to participants. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period, plus common-equivalent shares computed using the treasury stock method.

Segment Information

During fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting.

2.  Securities

A summary of the Company's securities follows:

                                                                Gross Unrealized
                                                     Amortized  ----------------  Fair
                                                       Cost     Gains     Losses  Value
                                                     --------   -----   -------- --------
                                                                 (In thousands)
June 30, 1999
Held-to-Maturity Securities
Mortgage-backed securities:
     Pass-through securities:
        Freddie Mac                                  $ 27,642  $  406   $  (182)  $ 27,866
        Ginnie Mae                                     31,403     437        (4)    31,836
        Fannie Mae                                      9,269      27      (164)     9,132
     Collateralized mortgage obligations               42,389      25      (673)    41,741
                                                     --------  ------   -------   --------
                                                      110,703     895    (1,023)   110,575
U.S. Government Agency and other debt securities        8,419     ---      (319)     8,100
                                                     --------  ------   -------   --------
             Total                                   $119,122  $  895   $(1,342)  $118,675
                                                     ========  ======   =======   ========
Available-for-Sale Securities
U.S. Government Agency and other debt securities     $ 16,500  $  ---   $  (827)  $ 15,673
                                                     ========  ======   =======   ========

June 30, 1998
Held-to-Maturity Securities
Mortgage-backed securities:
     Pass-through securities:
        Freddie Mac                                  $ 43,258  $  684    $ (136)  $ 43,806
        Ginnie Mae                                     40,767     625       ---     41,392
        Fannie Mae                                      7,370      62        (3)     7,429
     Collateralized mortgage obligations               36,065     213       (11)    36,267
                                                     --------  ------   -------   --------
                                                      127,460   1,584      (150)   128,894
U.S. Government Agency and other debt securities        7,986      21       (18)     7,989
                                                     --------  ------   -------   --------
             Total                                   $135,446  $1,605   $  (168)  $136,883
                                                     ========  ======   =======   ========
Available-for-Sale Securities
U.S. Government Agency and other debt securities     $  8,500  $    5   $    (7)  $  8,498
                                                     ========  ======   =======   ========

The amortized cost of securities at June 30, 1999 consisted of approximately $101.4 million of fixed-rate securities and $34.2 million of adjustable-rate securities ($98.8 million and $45.1 million, respectively, at June 30, 1998). Substantially all collateralized mortgage obligations at June 30, 1999 and 1998 were Freddie Mac, Fannie Mae and Ginnie Mae securities.

The Company did not sell any securities during fiscal years 1999, 1998 and 1997.

The  following  is a  summary  of the  amortized  cost  and  fair  value of debt
securities,   other  than  mortgage-backed  securities,  by  remaining  term  to contractual maturity as of June 30, 1999. Actual maturities may differ from these amounts because certain issuers have the right to call or prepay their obligations.
                                     Held-to-Maturity   Available-for-Sale
                                     -----------------  ------------------
                                     Amortized  Fair    Amortized   Fair
                                       Cost     Value     Cost      Value
                                     -------  --------  --------  --------
                                                  (In thousands)

More than one year to five years $ 500 $ 495 $ --- $ --- More than five years to ten years 1,500 1,448 7,500 7,218
More than ten years                    6,419    6,157      9,000     8,455
                                     -------  --------  --------  --------
        Total                        $ 8,419  $ 8,100   $ 16,500  $ 15,673
                                     =======  ========  ========  ========
3.  Loans

Loans at June 30 consist of the following:
                                             1999       1998
                                          ---------   --------
                                              (In thousands)
Mortgage loans:
      One-to-four family                  $ 59,802    $ 46,271
      Multi-family                             619         674
      Commercial                             2,389         507
      Construction                           1,709         676
      Construction loans in process           (651)       (112)
                                          --------    --------
                                            63,868      48,016
                                          --------    --------
Other loans:
      Passbook loans and other                 465         460
      Student loans                             77          63
                                          --------    --------
                                               542         523
                                          --------    --------

           Total loans                      64,410      48,539
Allowance for loan losses                     (742)       (682)
Net deferred loan origination fees            (232)       (226)
                                          --------    --------
           Total loans, net               $ 63,436    $ 47,631
                                          ========    ========

Total loans (net of construction loans in process) consisted of approximately $63.8 million of fixed-rate loans and $643,000 of adjustable-rate loans at June 30, 1999 ($47.7 million and $876,000, respectively, at June 30, 1998).
One-to-four family mortgage loans include home equity loans of $1.7 million and $1.9 million at June 30, 1999 and 1998, respectively.

The  Company   primarily   originates   mortgage   loans   secured  by  existing
single-family residential properties. The Company also originates multi-family and commercial real estate loans, and construction loans. A substantial portion of the loan portfolio is secured by real estate properties located in northern Westchester County and Putnam County, New York. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

Activity in the allowance for loan losses is summarized as follows for the years ended June 30:
                                        1999       1998        1997
                                      -------    -------    --------
                                              (In thousands)

Balance at beginning of year          $   682    $   622    $    519
Provision for losses                       60         60         143
Charge-offs                               ---        ---         (40)
                                      -------    -------    --------
Balance at end of year                $   742    $   682    $    622
                                      =======    =======    ========

The Company's non-performing loans at June 30 are summarized as follows:

                                                     1999      1998
                                                   -------   -------
                                                     (In thousands)
Non-accrual loans:
      Participation interests (1)                  $   316   $   876
      One-to-four family mortgage loans                382       245
                                                   -------   -------
          Total non-accrual loans                      698     1,121

Accruing one-to-four family mortgage
      loans past due more than 90 days                 432       370
                                                   =======   =======
          Total non-performing loans               $ 1,130   $ 1,491
                                                   =======   =======

(1) Amounts represent the Company's recorded investment in impaired loans within the scope of SFAS No. 114. A related impairment allowance of $83,000 is included in the allowance for loan losses at both June 30, 1999 and 1998. The average recorded investment in impaired loans was $835,000, $965,000 and $1.1 million in fiscal 1999, 1998 and 1997, respectively.

Included in the Company's loan portfolio are certain participation interests in loans originated by Thrift Association Service Corporation ("TASCO Loans") for which the FDIC, as a servicer of these loans, disputed its obligation to pass-through certain principal and interest payments whether or not such amounts are collected from the borrowers. The FDIC suspended payments beginning in 1996, but resumed making certain payments in 1997 and has continued to do so. As a result, interest payments of $44,000 received in fiscal 1999 were recognized as income on a cash basis. Foregone interest income was approximately $22,000, $76,000 and $74,000 in fiscal 1999, 1998 and 1997, respectively. Interest income for fiscal 1997 was also reduced by the reversal of $67,000 in interest previously received on the TASCO Loans.

The Company's participation interests in the TASCO Loans totaled $643,000 and $876,000 at June 30, 1999 and 1998, respectively. The decrease during fiscal 1999 reflects current year principal payments, as well as principal reductions from the reclassification of $143,000 in interest payments deferred in fiscal 1998 and 1997. Based on the present payment status of the loans underlying the participation interests, management has classified participation interests of $316,000 as non-performing at June 30, 1999. All participation interests were classified as non-performing at June 30, 1998.

4.  Office Properties and Equipment

A summary of office properties and equipment at June 30 follows:

                                                        1999     1998
                                                     --------  --------
                                                        (In thousands)

Land                                                 $     55  $     55
Buildings                                               1,472     1,452
Furniture, fixtures and equipment                         488       456
Leasehold improvements                                    164       157
                                                     --------  --------
                                                        2,179     2,120
Less accumulated depreciation and amortization        (1,065)   (1,077)
                                                     --------  --------
       Office properties and equipment, net          $  1,114  $  1,043
                                                     ========  ========
5.  Depositor Accounts

Depositor accounts at June 30 are summarized below:

                                            1999               1998
                                      ----------------  ------------------
                                               Average             Average
                                        Amount   Rate     Amount     Rate
                                      --------- ------  --------- --------
                                              (Dollars in thousands)

Money market demand and NOW           $  18,264  2.80%  $  13,196    2.85%
Regular savings                          50,759  2.75      50,928    2.75
Club                                        751  2.75         710    2.75
                                      ---------         ---------
                                         69,774  2.76      64,834    2.77
                                      ---------         ---------
Savings certificates by remaining
  period to maturity:
    Under one year                       65,425  5.16      58,118    5.53
    One year to under three years         9,393  5.49      11,889    6.43
    Three years and over                  4,101  5.89       5,017    6.25
                                      ---------         ---------
                                         78,919  5.24      75,024    5.72
                                      ---------         ---------
        Total                         $ 148,693  4.08%  $ 139,858    4.35%
                                      =========         =========

Savings certificates issued in denominations greater than $100,000 totaled $12.3 million and $10.1 million at June 30, 1999 and 1998, respectively.

The following is a summary of interest expense on depositor accounts for the years ended June 30:

                                        1999            1998            1997
                                    ------------     -----------    -----------
                                                  (In thousands)

Money market demand and NOW              $   418         $   329        $   285
Regular savings and club                   1,403           1,541          1,696
Savings certificates                       4,145           3,919          3,450
                                         =======         =======        =======
       Total                             $ 5,966         $ 5,789        $ 5,431
                                         =======         =======        =======

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

6.       Securities Repurchase Agreements and Other Borrowings

The following is a summary of borrowings from the Federal Home Loan Bank ("FHLB") of New York at June 30:

                                                        1999          1998
                                                     ---------     ----------
                                                       (Dollars in thousands)
Securities repurchase agreements:

 Final maturity in June 2005,
    callable quarterly at the FHLB's
    option beginning in June 1999,
    and bearing interest at 5.20%                     $  3,000   $   3,000

 Final maturity in December 2008,
    callable quarterly at the FHLB's
    option beginning in November
    2000, and bearing interest at 4.56%                  5,000         ---

 Final maturity in December 2008,
    callable quarterly at the FHLB's
    option beginning in November 2001,
    and bearing interest at 4.72%                        5,000         ---

 Final maturity in January 2008,
    callable quarterly at the FHLB's
    option beginning in January 2003,
    and bearing interest at 5.42%                       10,000      10,000
                                                      --------   ---------
                                                        23,000      13,000
Other borrowings:
 FHLB advance  maturing in June 2000
    and  bearing  interest at an
    initial rate of 4.985% at June 30,
    1999, adjusting thereafter to
    three-month Libor minus 14 basis points              5,000         ---
                                                      ========   =========
 Total securities repurchase agreements
    and other borrowings                              $ 28,000   $  13,000
                                                      ========   =========
 Weighted average interest rate at June 30                5.04%       5.37%
                                                      ========   =========

Securities repurchase agreements were collateralized by securities with an amortized cost of $26.0 million and a fair value of $24.8 million at June 30, 1999. During the years ended June 30, 1999 and 1998, the average borrowings under securities repurchase agreements were $19.5 million and $4.6 million, respectively, and the maximum borrowings under securities repurchase agreements were $23.0 million and $13.0 million, respectively. The Company did not have any borrowings during the year ended June 30, 1997. Accrued interest payable of $139,000 and $110,000 on borrowings is included in other liabilities at June 30, 1999 and 1998, respectively.

The Bank may borrow funds from the FHLB of New York subject to an overall limitation of 25% of total assets or $51.7 million at June 30, 1999 (excluding securities repurchase agreements). Funds may be borrowed through a combination of FHLB advances and overnight borrowings under a line of credit. The FHLB advance at June 30, 1999 was collateralized by securities with an amortized cost and fair value of $7.1 million. FHLB borrowings may also be secured by the Bank's investment in FHLB stock and by a blanket security agreement which requires maintenance of specified levels of qualifying assets (principally securities and residential mortgage loans) not otherwise pledged.

7.  Income Taxes

Income tax expense for the years ended June 30 consisted of the following components:

                             1999           1998           1997
                          -----------    -----------    ------------
                                       (In thousands)
Federal:
      Current                 $  983        $ 1,086           $ 972
      Deferred                  (118)           (39)             31
                          ----------    -----------    ------------
                                 865          1,047           1,003
                          ----------    -----------    ------------
State:
      Current                    361            418             369
      Deferred                   (28)           (19)           (415)
                          ----------    -----------    ------------
                                 333            399             (46)
                          ----------    -----------    ------------
Total:
      Current                  1,344          1,504           1,341
      Deferred                  (146)           (58)           (384)
                          ----------    -----------    ------------
                             $ 1,198        $ 1,446           $ 957
                          ==========    ===========    ============

Total income tax expense differs from the amounts computed by applying the applicable statutory Federal income tax rate of 34% to income before income taxes. A reconciliation of tax expense at the statutory rate to the Company's actual tax expense follows for the years ended June 30:

                                                  1999        1998        1997
                                                ---------   --------    -------
                                                      (In thousands)

Tax at Federal statutory rate                       $ 925     $1,122      $ 941
State taxes, net of Federal tax benefit               220        263        (30)
Other, net                                             53         61         46
                                                ---------   --------    -------
Actual income tax expense                          $1,198     $1,446      $ 957
                                                =========   ========    =======

The tax effects of temporary differences and tax carryforwards that give rise to the Company's deferred tax assets and liabilities at June 30 are as follows:

                                                            1999    1998
                                                           -----    -----
                                                           (In thousands)
Deferred tax assets:
      Allowance for loan losses                            $ 274    $ 279
      Unrealized loss on available-for-sale securities       330      ---
      Loan origination fees                                   86       93
      Other deductible temporary differences                 355      259
      Capital loss carryforward                              ---       19
                                                           -----    -----
           Total gross deferred tax assets                 1,045      650
      Less valuation allowance                               ---      (19)
                                                           -----
                                                                    -----
           Deferred tax assets, net                        1,045      631
                                                           -----    -----
Deferred tax liabilities:
      Federal tax bad debt reserve
         in excess of base-year amount                      (231)    (268)
      Other taxable temporary differences                    ---       (1)
                                                           -----    -----
                                                                    -----
           Total gross deferred tax liabilities             (231)    (269)
                                                           -----    -----
           Net deferred tax asset                          $ 814    $ 362
                                                           =====    =====

Based on the Company's historical and anticipated future pre-tax earnings, management believes that it is more likely than not that the Company's net deferred tax assets will be realized.

As a thrift institution, the Bank is subject to special provisions in the Federal and New York state tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. Deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future.

Certain amendments to the Federal and New York state tax laws regarding bad debt deductions were enacted in the first quarter of fiscal 1997. The Federal amendments eliminated the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposed a requirement to recapture into taxable income (over a six-year period) the bad debt reserves in excess of the base-year amounts. The Company has recognized a deferred tax liability with respect to excess Federal reserves that have not yet been recaptured. The New York State amendments redesignated the state bad debt reserve as the base-year amount and permit future additions to the base-year reserve using the percentage-of-taxable-income method. These changes effectively eliminated the excess New York state reserve for which the Company had recognized a deferred tax liability. Accordingly, the Company reduced its deferred tax liability by $238,000, with a corresponding reduction in income tax expense, in the first quarter of fiscal 1997.

At June 30, 1999, the Bank's base-year Federal and state tax bad debt reserves were $4.5 million and $8.6 million, respectively. Deferred tax liabilities have not been recognized with respect to these reserves, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock, (ii) distributions to the Holding Company in excess of the Bank's accumulated earnings and profits calculated for Federal income tax purposes, as discussed in note 11, and (iii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York state tax purposes. At June 30, 1999, the Bank's unrecognized deferred tax liabilities with respect to the Federal and state base-year reserves totaled approximately $2.1 million.

8.  Employee Benefit and Stock Compensation Plans

Pension Benefits

All eligible employees are included in a non-contributory, defined benefit pension plan. Benefits are based on credited service and final earnings, as defined. The Company's policy is to fund the consulting actuary's maximum recommended contribution, which includes the amortization of unfunded liabilities over 30 years from their date of establishment.

The following is a summary of changes in the plan's projected benefit obligation and the fair value of plan assets, together with a reconciliation of the plan's funded status to the accrued pension costs recognized in the consolidated balance sheets at June 30:

                                                        1999          1998
                                                     -----------    ----------
                                                          (In thousands)
Change in benefit obligations:
      Beginning of year                              $    2,629   $   2,225
      Service cost                                           91          66
      Interest cost                                         181         175
      Actuarial loss                                         29         241
      Benefits paid                                        (111)        (78)
                                                     ----------   ---------
      End of year                                         2,819       2,629
                                                     ----------   ---------

Change in fair value of plan assets:
      Beginning of year                                   2,149       1,987
      Actual return on plan assets                          125         129
      Employer contributions                                162         111
      Benefits paid                                        (111)        (78)
                                                     ----------   ---------
      End of year                                         2,325       2,149
                                                     ----------   ---------

Funded status at end of year                               (494)       (480)
Unrecognized net actuarial loss                             300         204
Unrecognized prior service cost                              17          24
Unrecognized net transition obligation                       41          55
                                                     ----------   ---------

      Accrued pension cost                           $     (136)    $  (197)
                                                     ==========   =========

The  components  of net pension  expense are as follows for the years ended June
30:

                                                  1999    1998    1997
                                                ------  ------   ------
                                                       (In thousands)

Service cost (benefits earned during the year)  $   91  $   66   $   58
Interest cost on projected benefit obligation      181     175      155
Expected return on plan assets                    (190)   (177)    (146)
Amortization of prior service cost and net
  transition obligation                             21      21       21
                                                ------  ------   ------
      Net pension expense                       $  103  $   86   $   88
                                                ======  ======   ======

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 5.0%, respectively, at June 30, 1999 and 1998 (8.0% and 6.0%, respectively, at June 30, 1997). The expected long-term rate of return on plan assets was 9.0% for each year.

The Company entered into non-qualified Supplemental Executive Retirement Agreements with certain executives during fiscal 1996 to provide them with supplemental retirement benefits in addition to the benefits provided by the pension plan. The expense related to these agreements amounted to $84,000 in fiscal 1999, and $36,000 in both fiscal 1998 and 1997. The projected benefit obligation was approximately $428,000 at June 30, 1999 and $322,000 at June 30, 1998, all of which is unfunded. These amounts were determined using a discount rate of 7.0% and a projected salary increase rate of 5.0%.

Other Benefits

Substantially all employees who retired prior to October 19, 1995 are eligible for postretirement health care (medical and dental) benefits if they met certain age and length of service requirements. The periodic expense for these benefits was insignificant in fiscal 1999, 1998 and 1997.

The Company also maintains a Savings and Investment Plan for the benefit of its employees. This 401(k) plan was frozen in December 1995. Since that time, employees have not been permitted to make salary reduction contributions to the plan. The Company may allow salary reduction contributions in the future, but without an employer matching contribution.

Employee Stock Ownership Plan

The Company established an ESOP for eligible employees in connection with its initial public offering in December 1995. The ESOP borrowed approximately $3.3 million from the Holding Company and used the funds to purchase 327,980 shares of the Holding Company's common stock sold in the offering. The Bank makes semi-annual contributions to the ESOP equal to the debt service requirements less all dividends received by the ESOP on unallocated shares. The ESOP uses these contributions and dividends to repay principal and interest over the 20-year term of the loan.

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

Expense recognized in fiscal 1999, 1998 and 1997 with respect to allocated shares amounted to $238,000, $277,000 and $224,000, respectively, based on the average fair value of the Holding Company's common stock for each period. A cumulative total of 57,397 shares have been allocated to participants through June 30, 1999. The cost of the 270,583 shares which have not yet been allocated to participant accounts ($2.7 million at June 30, 1999) is deducted from stockholders' equity. The fair value of these shares was approximately $3.6 million at that date.

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

Effective July 3, 1996, initial option grants were made under the Stock Option Plan for 296,984 shares at an exercise price of $11.875 per share. During fiscal 1999, additional options were granted for 10,000 shares at an exercise price of $17.75 per share and options were exercised for 20,499 shares. Options outstanding at June 30, 1999 totaled 286,485, with a weighted average exercise price of $12.08 per share and a weighted average remaining term of approximately
7.0 years. A total of 110,596 options were exercisable at June 30, 1999, at a weighted average exercise price of $11.875 per share. There were 102,991 reserved shares available for future option grants at June 30, 1999.

All options have been granted at exercise prices equal to the fair value of the common stock at the grant dates. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation expense is recognized with respect to options granted or vested. Under the alternative fair-value-based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as expense over the vesting period. The estimated per-share fair value of options granted was $3.18 in fiscal 1997 and $4.32 in fiscal 1999, estimated using the Black-Scholes option-pricing model with assumptions approximately as follows: dividend yield of 2.75%; expected volatility rate of 20%; risk-free interest rates of 6.26% in fiscal 1997 and 5.25% in fiscal 1999; and expected option life of 8 years. Had the Company applied the fair-value-based method to the options granted, it would have reported net income, basic earnings per share and diluted earnings per share of $1.4 million, $0.66 and $0.64, respectively, in fiscal 1999; $1.7 million, $0.64 and $0.61, respectively, in fiscal 1998; and $1.7 million, $0.55 and $0.54, respectively, in fiscal 1997.

Recognition and Retention Plan

On July 3, 1996, stockholders also approved The Peekskill Financial Corporation 1996 Recognition and Retention Plan ("RRP"). The purpose of this plan is to provide officers and non-employee directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. Awards granted under this plan vest ratably over the respective vesting periods from the date of grant. On July 16, 1996, the Company completed the funding of the RRP by purchasing 163,990 shares of common stock in the open market for $2.0 million. RRP awards under this plan totaled 117,290 in fiscal 1997 and 2,500 in fiscal 1999, with the remaining 44,200 purchased shares included in treasury stock at June 30, 1999 and available for future awards. Unearned compensation of $1.4 million was recorded with respect to the shares awarded. Subsequent amortization, which is included in compensation and benefits expense, was $195,000 in fiscal 1999, $266,000 in fiscal 1998 and $212,000 in fiscal 1997.

9.  Earnings per Share

The following is an analysis of the number of shares utilized in the Company's EPS calculations for the years ended June 30, 1999, 1998 and 1997. For purposes of computing basic EPS, net income applicable to common stock equaled net income for each of the years presented.

                                                    1999        1998       1997
                                                  --------    -------    -------
                                                            (In thousands)
Weighted average common shares outstanding
    for computation of basic EPS (1)                 2,144      2,714      3,101
Common-equivalent shares due to the dilutive
    effect of stock  options  and RRP  awards (2)       54        111         48
                                                  --------    -------    -------

Weighted average common shares for
    computation of diluted EPS                       2,198      2,825      3,149
                                                  ========    =======    =======

(1) Excludes unvested RRP awards and unallocated ESOP shares that have not been committed to be released.
(2)  Computed using the treasury stock method.

10.  Comprehensive Income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents the sum of net income and items of "other comprehensive income" which are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available-for-sale. In accordance with SFAS No. 130, the Company has reported its comprehensive income for fiscal 1999, 1998 and 1997 in the consolidated statements of changes in stockholders' equity.

The Company's other comprehensive income or loss, which is attributable to gains and losses on securities available-for-sale, is summarized as follows for the years ended June 30:

                                       1999        1998       1997
                                      -------      -----     ------
                                             (In thousands)
Net unrealized  holding (loss)
gain arising during the  year          $ (825)     $  14       $ 25

Related income tax effect                 330         (6)       (10)
                                      -------      -----     ------

Other comprehensive (loss) income      $ (495)     $   8       $ 15
                                      =======      =====     ======

The Company's accumulated other comprehensive loss, which is included in stockholders' equity, represents the after-tax net unrealized loss on securities available-for-sale of $497,000 and $2,000 at June 30, 1999 and 1998, respectively.

11.  Regulatory Matters

Regulatory Capital Requirements

OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier I
(core) capital to total adjusted assets of 4.0% (effective April 1, 1999); and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

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

Management believes that, as of June 30, 1999 and 1998, the Bank met all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of June 30, 1999 and 1998, compared to the OTS requirements for classification as a well-capitalized institution and for minimum capital adequacy:

                                           Classification as    Minimum Capital
                           Bank Actual      Well Capitalized       Adequacy
                        -----------------  -----------------   ----------------
                         Amount     Ratio   Amount     Ratio    Amount    Ratio
                        -------     -----  -------    ------   -------    -----
                                               (Dollars in thousands)
June 30, 1999
Tangible capital        $27,652     13.4%      N/A      N/A     $3,107     1.5%
Tier I (core) capital    27,652     13.4   $10,358      5.0%     8,287     4.0
Risk-based capital:
      Tier I             27,652     45.6     3,640      6.0        N/A     N/A
      Total              28,394     46.8     6,067     10.0      4,854     8.0


June 30, 1998
Tangible capital        $43,493     21.8%      N/A      N/A     $2,992     1.5%
Tier I (core) capital    43,493     21.8   $ 9,975      5.0%     5,985     3.0
Risk-based capital:
      Tier I             43,493     87.4     2,986      6.0        N/A     N/A
      Total              44,116     88.6     4,977     10.0      3,982     8.0

Liquidation Account

In accordance with regulatory requirements, the Bank established a liquidation account at the time of its conversion to stock form, in the amount of $21.2 million representing its total equity at June 30, 1995. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Capital Distributions

Under OTS regulations which became effective April 1, 1999, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income of the current year plus retained net income for the preceeding two years. Dividends in excess of such amount require OTS approval. The Bank paid $17.5 million and $3.0 million of dividends to the Holding Company during fiscal 1999 and 1998, respectively. No dividends were paid by the Bank during fiscal 1997.

As discussed in note 7, distributions by the Bank to the Holding Company in excess of the Bank's accumulated earnings and profits (as calculated for Federal income tax purposes) would result in taxation of the Bank's tax bad debt reserves. All dividends paid to date by the Bank to the Holding Company have been paid from the Bank's current and accumulated earnings and profits. Since the Bank intends to limit future dividend payments to amounts which will not result in the recapture of tax bad debt reserves, the amount of additional funds which may be available for dividend payments to the Holding Company will generally be limited to the amount of the Bank's current and accumulated earnings and profits. At June 30, 1999, the Bank had approximately $3.4 million in current and accumulated earnings and profits from which it could pay dividends without causing the recapture of any portion of its tax bad debt reserves.

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

Treasury share purchases in fiscal 1999 include 800,040 shares purchased in a Modified Dutch Auction Tender Offer, which was completed on February 2, 1999 at a total cost of $13.4 million or an average of $16.75 per share.

12.  Commitments and Contingencies

Off-Balance Sheet Financial Instruments

The Company's financial instruments with off-balance sheet risk were limited to fixed-rate mortgage loan origination commitments with total contractual amounts of $6.7 million and $6.6 million at June 30, 1999 and 1998, respectively. Substantially all of these commitments carry fixed interest rates and have been issued to customers within the Company's primary lending area described in note
3. These instruments involve elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated balance sheets. The contractual amounts represent the Company's maximum potential exposure to credit loss, but do not necessarily represent future cash requirements since certain commitments may expire without being funded. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Commitments are subject to the Company's credit approval process, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements.

Lease Commitments

At June 30, 1999, the Company was obligated under two non-cancellable operating leases for office space. These leases contain escalation clauses providing for increased rentals and renewal options. Rent expense under operating leases was approximately $109,000, $97,000 and $60,000 for the years ended June 30, 1999, 1998 and 1997, respectively. The future minimum lease payments under operating leases at June 30, 1999 were $99,000 annually for fiscal years 2000 through 2002; $90,000 for fiscal 2003; $77,000 for fiscal 2004; and an aggregate of $1.1 million for later years.

Legal Proceedings

In the normal course of business, the Company is involved in various outstanding legal proceedings. Management has discussed the nature of these proceedings with legal counsel. In the opinion of management, the financial position of the Company will not be affected materially as a result of the outcome of such legal proceedings.

13.  Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures with respect to financial instruments for which it is practicable to estimate fair value, whether or not such financial instruments are recognized on the balance sheet. Fair value is defined by SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

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

The following is a summary of the carrying amounts and fair values of the Company's financial assets and liabilities (none of which are held for trading purposes) at June 30:


                                      1999                         1998
                               ------------------------   ----------------------
                               Carrying     Estimated     Carrying    Estimated
                               Amount       Fair Value     Amount     Fair Value
                               --------      --------     ---------   ----------
                                                  (In thousands)
Financial assets:
 Cash and due from banks       $    957      $    957     $   2,616     $  2,616
 Interest-bearing deposits        3,200         3,200         2,010        2,010
 Securities                     134,795       134,348       143,944      145,381
 Loans                           63,436        63,180        47,631       48,230
 FHLB stock                       1,463         1,463         1,463        1,463
 Accrued interest receivable      1,094         1,094         1,050        1,050

Financial liabilities:
 Savings certificates            78,919        78,812        75,024       75,386
 Other deposit accounts          69,774        69,774        64,834       64,834
 Securities repurchase
   agreements and other
   borrowings                    28,000        26,476        13,000       12,315
 Accrued interest payable           139           139           110          110

The following paragraphs describe the valuation methods used by the Company to estimate the fair values of its financial instruments:

Securities
The fair values of securities were based on market prices or securities dealers' estimated prices.

Loans
Fair values were estimated by portfolio, for loans with similar financial characteristics. Loans were segregated by type, such as one-to-four family residential, multi-family residential, commercial and other loans. Each loan category was further segmented into fixed and adjustable-rate categories, and by performing and non-performing categories. The fair values for performing loans were estimated by discounting the expected cash flows using current market rates for loans with similar terms to borrowers of similar credit quality. The fair values of non-performing loans were based on management's analysis of estimated cash flows discounted at rates commensurate with the credit risk involved.

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

Borrowings

Fair value represents contractual cash flows discounted using current interest rates available for borrowings with similar characteristics and remaining terms.

Other Financial Instruments

The other financial assets and liabilities shown in the preceding table have fair values which approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments described in note 12 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At June 30, 1999 and 1998, the fair values of these commitments approximated the related carrying amounts which were not significant.

14.  Recent Accounting Standard

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires entities to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. As recently amended, SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, although early adoption is permitted as of the beginning of any fiscal quarter prior to that time. The Company has not selected an adoption date or decided whether it will reclassify securities between categories. The Company does not presently engage in derivatives and hedging activities covered by the new standard and, accordingly, the related provisions of SFAS No. 133 are not expected to affect the Company's consolidated financial statements.

15.  Parent Company Condensed Financial Information

Set forth below are the condensed balance sheets of Peekskill Financial Corporation as of June 30, 1999 and 1998, and the related condensed statements of income and cash flows for the years ended June 30, 1999, 1998 and 1997:

                                                    June 30,
                                           -------------------------
                                               1999          1998
                                           -------------- ----------
Condensed Balance Sheets                           (In thousands)

  Assets:
      Cash                                    $    8        $   39
      Interest-bearing deposits                  400           810
      Investment in subsidiary                27,016        43,491
      Other assets                                53           345
                                            --------      --------
           Total                            $ 27,477      $ 44,685
                                            ========      ========
  Liabilities and Stockholders' Equity:
      Liabilities                            $   126      $  1,479
      Stockholders' equity                    27,351        43,206
                                            --------      --------
           Total                            $ 27,477      $ 44,685
                                            ========      ========


                                                  Year ended June 30,
                                          -------------------------------
                                            1999        1998       1997
                                          --------    -------     -------
Condensed Statements of Income                     (In thousands)

Dividends received from subsidiary        $ 17,500    $ 3,000     $   ---
Interest income                                241        271         611
Non-interest expense                          (195)      (127)       (187)
                                          --------    -------     -------
    Income before income tax expense
      and effect of subsidiary earnings     17,546      3,144         424

Income tax expense                             (42)       (87)       (195)
                                          --------    -------     -------
    Income before effect of subsidiary
      earnings                              17,504      3,057         229
Effect of subsidiary earnings:
    Excess of dividends over current
      earnings of subsidiary               (15,981)    (1,203)        ---
    Equity in undistributed earnings
      of subsidiary                            ---        ---       1,583
                                          --------    -------     -------
      Net income                          $  1,523    $ 1,854     $ 1,812
                                          ========    =======     =======



                                                                                   Year ended June 30,
                                                                            ---------------------------------
                                                                              1999         1998        1997
                                                                            ---------    -------     --------
Condensed Statements of Cash Flows                                                   (In thousands)
Cash flows from operating activities:
      Net income                                                            $   1,523    $ 1,854      $ 1,812
      Adjustments to reconcile net income to net cash provided by operating activities:
            Excess of dividends over current earnings of subsidiary            15,981      1,203          ---
            Equity in undistributed earnings of subsidiary                        ---        ---       (1,583)
            Other adjustments, net                                                757        291          461
                                                                            ---------    -------     --------
                Net cash provided by operating activities                      18,261      3,348          690
                                                                            ---------    -------     --------

Cash flows from financing activities:

      Treasury stock purchases                                                (18,172)    (3,837)     (12,543)
      Purchase of shares to fund current-year RRP awards                          ---        ---       (1,400)
      Proceeds from issuance of common stock                                      243        ---          ---
      Dividends paid                                                             (773)    (1,014)      (1,128)
                                                                            ---------    -------     --------
                Net cash used in financing activities                         (18,702)    (4,851)     (15,071)
                                                                            ---------    -------     --------

Net decrease in cash and cash equivalents                                        (441)    (1,503)     (14,381)
Cash and cash equivalents at beginning of year                                    849      2,352       16,733
                                                                            =========    =======     ========
Cash and cash equivalents at end of year                                    $     408    $   849     $  2,352
                                                                            =========    =======     ========
Supplemental information:
      (Decrease) increase in liability for treasury
      stock purchased, not yet settled                                      $  (1,350)   $ 1,350     $    ---
                                                                            =========    =======     ========


16.  Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for fiscal 1999 and 1998 is shown below:

                                                    Three Months Ended
                                      ------------------------------------------
                                      September 30 December 31 March 3   June 30
                                      ------------ ----------- -------   -------
                                           (In thousands, except per share data)
Fiscal 1999
Interest and dividend income             $ 3,355    $ 3,370    $ 3,326   $ 3,248
Interest expense                           1,695      1,730      1,760     1,782
                                         -------    -------    -------   -------
     Net interest income                   1,660      1,640      1,566     1,466
Provision for loan losses                     15         15         15        15
Non-interest income                           63         69         61        62
Non-interest expense                         885        900        916     1,105
                                         -------    -------    -------   -------
     Income before income tax expense        823        794        696       408
Income tax expense                           367        350        301       180
                                         -------    -------    -------   -------
     Net income                          $   456    $   444    $   395   $   228
                                         =======    =======    =======   =======
     Earnings per share:
          Basic                          $  0.18    $  0.18    $  0.20   $  0.14
          Diluted                           0.18       0.18       0.19      0.14
                                         =======    =======    =======   =======

Fiscal 1998
Interest and dividend income             $ 3,095    $ 3,059    $ 3,220   $ 3,269
Interest expense                           1,446      1,430      1,540     1,618
                                         -------    -------    -------   -------
     Net interest income                   1,649      1,629      1,680     1,651
Provision for loan losses                     15         15         15        15
Non-interest income                           57         55         54        59
Non-interest expense                         826        852        936       860
                                         -------    -------    -------   -------
     Income before income tax expense        865        817        783       835
Income tax expense                           370        356        346       374
                                         -------    -------    -------   -------
     Net income                          $   495    $   461    $   437   $   461
                                         =======    =======    =======   =======
     Earnings per share:
          Basic                          $  0.18    $  0.17    $  0.16   $  0.18
          Diluted                           0.17       0.16       0.16      0.17
                                         =======    =======    =======   =======

Corporate Information
Directors
Eldorus Maynard, Chairman of the Board
Dominick Bertoline
Edward H. Dwyer
Robert E. Flower
William J. LaCalamito
John A. McGurty, Jr.

Officers
Eldorus Maynard
Chairman of the Board and Chief Executive Officer

William J. LaCalamito
President and Chief Operating Officer

Scott D. Nogles
Vice President of Finance

Corporate Offices
Peekskill Financial Corporation
1019 Park Street
Peekskill, NY  10566
(914) 737-2777

Annual Meeting
The annual meeting of stockholders will be held on October 20, 1999 at 3:30 p.m. at the Company's offices at 1019 Park Street, Peekskill, New York.

Annual Report on Form 10-K
For the 1999 fiscal year, Peekskill Financial Corporation will file an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders wishing a copy may obtain one by writing to:
     William J. LaCalamito
     Secretary
     Peekskill Financial Corporation
     1019 Park Street
     Peekskill, NY  10566

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016

Independent Auditors
KPMG LLP
3001 Summer Street
Stamford, CT  06905

General Counsel
Carl Olson
1019 Park Street
Peekskill, NY  10566

Special Counsel
Silver, Freedman & Taff, LLP
1100 New York Avenue, NW
Washington, DC  20005

Common Stock
The common stock of Peekskill Financial Corporation is traded on the NASDAQ Stock Market under the symbol "PEEK." The approximate number of stockholders was 1,336 at June 30, 1999.

The cash dividends declared by the Company, and the high and low sales prices of the Company's common stock in the Over-the-Counter market of the NASDAQ National Market System, were as follows for the quarters indicated:

                                       Closing Sales Prices
                       Cash        ----------------------------
                     Dividends                           End of
   Quarter ended     Declared       High       Low       Period
   -------------     ---------     --------  -------    -------

   June 30, 1999     $ 0.09        $13.875   $12.375    $13.250
  March 31, 1999       0.09         16.875    13.250     13.500
 December 31, 1998     0.09         17.250    12.000     15.938
September 30, 1998     0.09         18.125    13.875     14.250

   June 30, 1998     $ 0.09        $18.063   $16.625    $17.875
  March 31, 1998       0.09         17.750    16.000     17.375
 December 31, 1997     0.09         18.250    16.500     16.750
September 30, 1997     0.09         18.250    15.125     16.750

These quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions.